Exhibit 2.1

EXECUTION VERSION

PURCHASE AND SALE AGREEMENT

by and between

WildHorse Resources II, LLC

(Seller)

and

Tanos Energy Holdings III, LLC

(Buyer)

Dated as of February 12, 2018

TABLE OF CONTENTS

ARTICLE I

DEFINITIONS

ARTICLE II

PROPERTIES

i

Exhibits and Schedules

Exhibit A-1	Leases
Exhibit A-2	Applicable Contracts
Exhibit A-3	[Reserved]
Exhibit A-4	Office Surface Deeds
Exhibit B	Wells
Exhibit C	Allocated Values
Exhibit D-1	Form of Deed, Assignment, Bill of Sale and Conveyance
Exhibit D-2	Form of Assignment of the Oakfield Interests
Exhibit D-3	Form of Surface Deed
Exhibit E	Form of Seller’s Officer’s Certificate
Exhibit F	Form of Buyer’s Officer’s Certificate
Exhibit G	Form of Letter-in-Lieu
Exhibit H	Form of Certification of Non-Foreign Status
Exhibit I	Form of Transition Services Agreement
Exhibit J-1	Oakfield Gathering System and Other Oakfield Assets
Exhibit J-2	Oakfield Applicable Contracts
Exhibit J-3	Oakfield Real Property Interests
Exhibit J-4	Oakfield Permits
Exhibit K	Spud Fee Provisions

Schedule I	Effective Time Net Working Capital
Schedule 1.1	Permitted Encumbrances
Schedule 2.2(e)	Excluded Assets
Schedule 4.1	Seller’s Knowledge Persons
Schedule 4.1(e)	Litigation
Schedule 4.1(f)	Taxes
Schedule 4.1(g)	Permits
Schedule 4.1(i)	Compliance with Law
Schedule 4.1(j)	Rights in Third Parties
Schedule 4.1(k)	Imbalances
Schedule 4.1(n)	Applicable Contracts
Schedule 4.1(o)	Outstanding Capital Commitments
Schedule 4.1(p)	Environmental Matters
Schedule 4.1(r)	Royalties; Suspense Funds
Schedule 4.1(s)	Payout Balances
Schedule 4.1(t)	Drilling Obligations
Schedule 4.1(u)(ii)	Oakfield Debt
Schedule 4.1(v)	Oakfield Gathering System
Schedule 5.1(b)	Planned Transactions
Schedule 5.2	Security Arrangements
Schedule 5.10(a)	Existing Hedging Agreements
Schedule 5.10(b)	Specified Hedging Agreement Parameters
Schedule 6.2(c)	Buyer Insurance

PURCHASE AND SALE AGREEMENT

This Purchase and Sale Agreement (“Agreement”) is entered into this 12th day of February, 2018 (the “Execution Date”) between WildHorse Resources II, LLC, a Delaware limited liability company (“Seller”), having an address of 9805 Katy Freeway, Suite 400, Houston, Texas 77024, and Tanos Energy Holdings III, LLC, a Delaware limited liability company (“Buyer”). Buyer and Seller are collectively referred to herein as the “Parties” and each individually referred to herein as a “Party.”

W I T N E S S E T H:

WHEREAS, Seller is willing to sell to Buyer, and Buyer is willing to purchase from Seller, all of Seller’s right, title and interest in and to the Properties (as defined in Section 2.1), upon the terms and conditions hereinafter set forth.

NOW, THEREFORE, in consideration of the mutual benefits derived and to be derived herefrom by each Party, and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, Seller and Buyer hereby agree as follows:

ARTICLE I

DEFINITIONS

In this Agreement, capitalized terms have the meanings provided in this Article I, unless defined elsewhere in this Agreement.

“12 Month Survival Period” has the meaning set forth in Section 4.3(a).

“1031 Exchange” has the meaning set forth in Section 7.6.

“AAA” has the meaning set forth in Section 12.1(b).

“Action” has the meaning set forth in Section 14.13(a).

“Agreement” has the meaning set forth in the introductory paragraph.

“Allocated Value” means, with respect to each Listed Interest and the Oakfield Assets, the amount of the Purchase Price allocated to that Listed Interest or to the Oakfield Assets as set forth on Exhibit C under the column “Allocated Value”.

“Applicable Consents” has the meaning set forth in Section 6.10(a).

“Applicable Contracts” has the meaning set forth in Section 2.1(d).

“Arbitrator” has the meaning set forth in Section 12.1(b).

“Assignment” has the meaning set forth in Section 9.2(a)(ii).

“Assignment of Oakfield Interests” has the meaning set forth in Section 9.2(a)(iii).

“Assumed Liabilities” has the meaning set forth in Section 2.4.

“Available Employees” means those Business Employees who are available for hire by Buyer, as designated by Seller on a schedule provided to Buyer prior to the Execution Date.

“Burdens” means the royalties (including lessor’s royalties), overriding royalties, production payments, net profits interests, non-participating royalties, payments out of production, reversionary interests, convertible interests, and all other similar interests burdening a Lease or a mineral fee interest, but excluding, for the avoidance of doubt, any Taxes or lessor’s reversionary interest in a Lease upon the termination of a Lease at the end of its term.

“Business Day” shall mean any day other than a Saturday, Sunday or a legal holiday on which commercial banks in Houston, Texas are authorized or required to be closed.

“Business Employees” means those employees of Seller or any of its affiliates whose jobs relate to the Conveyed Properties.

“Buyer” has the meaning set forth in the introductory paragraph hereto.

“Buyer Closing Breach” has the meaning set forth in Section 13.3(a).

“Buyer Deliverables” has the meaning set forth in Section 9.2(a).

“Buyer Indemnified Parties” has the meaning set forth in Section 11.2.

“Buyer Operated Properties” shall mean Subject Oil and Gas Interests operated by Buyer or its affiliate prior to the Execution Date.

“Buyer’s Environmental Review” has the meaning set forth in Section 6.2(a).

“Buyer’s Representatives” has the meaning set forth in Section 6.1(a).

“Casualty Loss” has the meaning set forth in Section 6.8.

“Closing” has the meaning set forth in Section 9.1(b).

“Closing Amount” means the Purchase Price (i) adjusted (upward or downward) as provided in Section 3.2, using for such adjustment amounts the best information then available, (ii) less the Performance Deposit (as provided in Section 3.1) and (iii) less all amounts deposited into the escrow pursuant to Section 6.4(b)(ii) or Section 6.6(b)(ii).

“Closing Date” has the meaning set forth in Section 9.1(b).

“Closing Deadline” has the meaning set forth in Section 13.1(a).

“Code” has the meaning set forth in Section 3.3(b).

“Company Parties” means Seller and Oakfield.

“Confidentiality Agreement” has the meaning set forth in Section 13.4.

“Consolidated Group” means any affiliated, combined, consolidated, unitary or similar group with respect to any Income Taxes, including any affiliated group within the meaning of Section 1504 of the Code electing to file consolidated federal income Tax Returns and any similar group under foreign, state or local Law.

“Controlled Group Liabilities” means any and all Liabilities of Seller or any of its ERISA Affiliates (i) under Title IV of ERISA, (ii) under Section 206(g), 302 or 303 of ERISA, (iii) under Section 412, 430, 431, 436 or 4971 of the Code, (iv) as a result of the failure to comply with the continuation of coverage requirements of Section 601 et seq. of ERISA and Section 4980B of the Code, and (v) under corresponding or similar provisions of any foreign Laws.

“Conveyed Hydrocarbons” has the meaning set forth in Section 2.1(c).

“Conveyed Property” or “Conveyed Properties” has the meaning set forth in the final clause of Section 2.1.

“Cooperating Party” has the meaning set forth in Section 7.6.

“Cotton Valley” means that certain geologic zone and formation occurring at the stratigraphic equivalent of the interval from the base of the Cotton Valley formation (being the stratigraphic equivalent of 12,570 feet measured depth) to the top of the Cotton Valley formation (being the stratigraphic equivalent of 9,685 feet measured depth), subsurface, each as found in the log of the Sonat Exploration Co. (formerly Franks Petroleum, Inc.) Rabb No. 1 Well (API# 170612018500), located in Section 29, Township 18 North, Range 2 West, Lincoln Parish, Louisiana, BUT EXCLUDING from the foregoing, for all purposes, the D Sand depths of the Cotton Valley formation, as defined in Office of Conservation Order No. 260, effective November 1, 1953, and the Davis Sand of the Cotton Valley formation, as defined in Order No. 260-F, effective November 1, 1977, which, in each case, shall not be part of the Cotton Valley for all purposes hereunder.

“Cure Period” has the meaning set forth in Section 6.4(c).

“Customary Post-Closing Consent” has the meaning set forth in Section 4.1(j)(ii).

“Data Room” means the electronic data room established by Seller or any of its affiliates or representatives and to which Buyer and its representatives had access in connection with the evaluation of the transactions contemplated by this Agreement.

“Debt” means, for any Person, without duplication: (a) indebtedness of such Person for borrowed money, including obligations under letters of credit and agreements relating to the issuance of letters of credit or acceptance financing; (b) obligations of such Person evidenced by bonds, debentures, notes, or other similar instruments; (c) obligations of such Person to pay the deferred purchase price of property or services (including obligations that are non-recourse to the credit of such Person but are secured by the assets of such Person, but excluding trade accounts payable); (d) obligations of such Person that are required to be classified and accounted for as a capital lease obligation under U.S. generally accepted accounting principles; and (e) obligations of such Person under guarantees in respect of indebtedness or obligations of others of the kinds referred to in clauses (a) through (d) above; provided that “Debt” shall not include the incurrence of trade debt or trade payables in the ordinary course of business.

“Defect Deadline” has the meaning set forth in Section 6.1(a).

“Defect Deductible” has the meaning set forth in Section 6.4(d).

“Defect Response Date” has the meaning set forth in Section 6.4(b).

“Disputed Accounting Matter” has the meaning set forth in Section 10.2(a).

“Disputed Environmental Matter” has the meaning set forth in Section 6.7.

“Disputed Matter” has the meaning set forth in Section 6.7.

“Disputed Title Matter” has the meaning set forth in Section 6.7.

“ED Purchase Price Adjustment Amount” has the meaning set forth in Section 6.6(c).

“Effective Time” has the meaning set forth in Section 2.3.

“Effective Time Net Working Capital” has the meaning set forth in Schedule I.

“Employee Benefit Plan” means any “employee benefit plan” (as defined in Section 3(3) of ERISA) or any other employee benefit plan, program or policy, including any pension, retirement, profit-sharing, bonus, incentive, stock option or other equity or equity-based compensation, deferred compensation, equity purchase, severance pay, change of control, vacation, disability, hospitalization, health or medical insurance, life insurance, fringe benefit, welfare benefit, flexible spending account program or policy, in each case, sponsored, maintained or contributed to by Seller or one of more of its affiliates, or with respect to which Seller or any of its ERISA Affiliates has, or could reasonably be expected to have, any direct or indirect Liability, and covering, or that has covered, at least one Available Employee.

“Environmental Cure Election” has the meaning set forth in Section 6.6(b).

“Environmental Defect” means any event, condition, or circumstance, including any release into the environment of any pollutant, contaminant, waste or hazardous substance, relating to a Conveyed Property (other than a Buyer Operated Property) which constitutes a violation of or non-compliance with, or which requires correction, remediation or any other response action pursuant to, any Environmental Law.

“Environmental Defect Amount” means, with respect to each Environmental Defect, the estimated Lowest Cost Response net to Company Parties’ interest of the costs of correction, removal or remediation for such Environmental Defect.

“Environmental Defect Property” has the meaning set forth in Section 6.6(b).

“Environmental Dispute Election” has the meaning set forth in Section 6.6(b).

“Environmental Laws” means all Laws pertaining to the prevention of pollution or protection of the environment as in effective as of the Execution Date (including natural environmental resources), including the federal Clean Air Act, as amended, the Comprehensive Environmental Response, Compensation and Liability Act, as amended, the Federal Water Pollution Control Act, as amended, the Occupational Safety and Health Act, as amended, the Resources Conservation and Recovery Act, as amended, the Safe Drinking Water Act, as amended, the Toxic Substances Control Act, as amended, the Superfund Amendment and Reauthorization Act of 1986, as amended, the Hazardous Materials Transportation Act, as amended, and comparable state and local Laws.

“Environmental Liabilities” means any Liabilities incurred or imposed pursuant to any (i) order, notice of responsibility, directive (including requirements embodied in Environmental Laws), injunction, judgment or similar ruling or act (including settlements) by any governmental authority to the extent arising out of any violation of, or remedial obligation under, any Environmental Law or (ii) claim or cause of action by a governmental authority or other Person for property damage, damage to natural resources, remediation or payment or reimbursement of response costs, or similar costs or expenses to the extent arising out of a release into the environment of any pollutant, contaminant or any hazardous or toxic material, substance or waste, or any violation of, or any remediation obligation under, any Environmental Laws.

“Environmental Notice” means a written notice with respect to any Environmental Defect that includes (i) a description and explanation of the matter constituting the alleged Environmental Defect and the Conveyed Property affected thereby, (ii) Buyer’s estimate of the Environmental Defect Amount with respect to such Environmental Defect (and the computations upon which Buyer’s belief is based) and (iii) supporting reports, data, analysis and conclusions (which shall be governed by the terms of the Confidentiality Agreement).

“Environmental Obligations and P&A Obligations” means (i) all obligations and Liabilities to restore the surface of the Lands and any other obligations relating to the failure of the Properties and/or the Oakfield Assets to comply with Environmental Laws, including any and all obligations to bring the Properties and/or Oakfield Assets into compliance with applicable Environmental Laws (including conducting any remediation activities that may be required on or otherwise in connection with activities on the Properties and/or Oakfield Assets) and (ii) all obligations and Liabilities with respect to the plugging, abandoning, closing or decommissioning wells, facilities, equipment, personal property, pits and/or fixtures located on or comprising part of the Properties and/or Oakfield Assets.

“Environmental Threshold” has the meaning set forth in Section 6.6(d).

“ERISA” means the Employee Retirement Income Security Act of 1974.

“ERISA Affiliate” means, with respect to any Person, any entity, trade or business that is a member of a group described in Section 414(b), (c), (m) or (o) of the Code.

“Escrow Account” means the account established by the Escrow Agent, Buyer and Seller into which certain funds, as described in this Agreement, will be deposited and held pursuant to the Escrow Agreement.

“Escrow Agent” means Wells Fargo Bank, National Association.

“Escrow Agreement” has the meaning set forth in Section 9.2(a)(ix).

“Exchange Party” has the meaning set forth in Section 7.6.

“Excluded Assets” has the meaning set forth in Section 2.2.

“Execution Date” has the meaning set forth in the introductory paragraph.

“Existing Hedging Agreements” has the meaning set forth in Section 5.11.

“FERC” means the Federal Energy Regulatory Commission.

“Final Settlement Date” has the meaning set forth in Section 10.2(a).

“Final Settlement Statement” has the meaning set forth in Section 10.2(a).

“Final Settlement Statement Cut-Off Date” has the meaning set forth in Section 10.2(a).

“Governing Documents” means (i) the articles or certificate of incorporation and bylaws of a corporation; (ii) the certificate of formation and limited liability company agreement of a limited liability company; (iii) the limited partnership agreement and a certificate of limited partnership of a limited partnership; (iv) any charter or similar document adopted or filed in connection with the creation, formation, or organization of any Person; and (v) any amendment to any of the foregoing.

“Hedge Proceeds” means, with respect to any Specified Hedging Agreement or Existing Hedging Agreement, as applicable, the remainder of (a) the amount to which Seller is entitled under the terms of such Specified Hedging Agreement or Existing Hedging Agreement, as applicable (without offset or netting of amounts under any other hedge transaction with the counterparty that is a party to such Specified Hedging Agreement or Existing Hedging Agreement, as applicable), including (i) any cash, and (ii) any net proceeds Seller would be entitled to under such Specified Hedging Agreement or Existing Hedge Agreement, as applicable, from the exercise by Seller of its rights to any letters of credit, guaranties or other credit support provided by such counterparty, minus (b) the amount by which (i) the amount which such counterparty fails to pay to Seller (without regard to any credit support), exceeds (ii) the net proceeds actually received by Seller under such Specified Hedging Agreement or Existing Hedge Agreement, as applicable, from the exercise by Seller of its rights to any letters of credit, guaranties or other credit support provided by such counterparty.

“Hydrocarbons” has the meaning set forth in Section 2.1(c).

“Hydrocarbon Inventory” has the meaning set forth in Section 3.2(a)(ii).

“Imbalance” means over-production or under-production or over-deliveries or under-deliveries, as applicable, on account of (a) any imbalance at the wellhead between the amount of Hydrocarbons produced from a Well and allocable to the interests of Seller therein and the shares of production from the relevant Well that are actually taken by or delivered to or for the account of Seller and (b) any imbalance between the amount of Hydrocarbons required to be delivered by or on behalf of a Company Party under any Applicable Contracts relating to the purchase and sale, gathering, transportation, storage, treating, processing, or marketing of Hydrocarbons and the Hydrocarbons actually delivered by or on behalf of such Company Party pursuant to any such Applicable Contracts.

“Included Environmental Defect Properties” has the meaning set forth in Section 6.6(b)(ii).

“Included Title Defect Properties” has the meaning set forth in Section 6.4(b)(ii).

“Income Taxes” means all Taxes based upon or measured by gross or net income, or gross or net receipts, including franchise, Taxes capital gains and similar Taxes.

“Indefinite Survival Period” has the meaning set forth in Section 4.3(a).

“Indemnity Deductible” has the meaning set forth in Section 11.3(a).

“Indemnity Threshold” has the meaning set forth in Section 11.3(a).

“Interim Period” has the meaning set forth in Section 5.1.

“Lands” has the meaning set forth in Section 2.1(a)

“Law” means any applicable statute, law, ordinance, regulation, rule or order of any federal, state or local government or any other governmental authority, or any judgment, decree or order of any court.

“Leases” has the meaning set forth in Section 2.1(a).

“Liabilities” has the meaning set forth in Section 11.1.

“Listed Interests” means each Well, Unit or Undeveloped Lease set forth on Exhibit C.

“Lowest Cost Response” means the response required or allowed under Environmental Laws that addresses the identified condition at the lowest cost (considered as a whole, taking into consideration any material negative impact such response may have on the operations of the relevant Conveyed Properties and any potential material additional costs or liabilities that may likely arise as a result of such response) as compared to any other response that is required or allowed under Environmental Laws, that allows for the operation of the affected Conveyed Property(ies) substantially in the manner currently conducted. The Lowest Cost Response may include taking no action, leaving the condition unaddressed, periodic monitoring or the recording of notices in lieu of remediation, if such responses are allowed under Environmental Laws. The Lowest Cost Response shall not include (i) the costs of Buyer’s and/or its affiliate’s employees, project manager(s) or attorneys, (ii) expenses for matters that are costs of doing business, e.g., those costs that would ordinarily be incurred in the day-to-day operations of the Conveyed Properties, or in connection with permit renewal/amendment activities, but not in addressing violations of Environmental Laws, (iii) costs and expenses that would not have been required under Environmental Laws as they exist on the Execution Date, (iv) costs or expenses incurred in connection with remedial or corrective action that (A) is designed to achieve standards that are more stringent than those required under applicable Environmental Laws for similar facilities or (B) that fails to reasonably take advantage of applicable risk reduction or risk assessment principles allowed under applicable Environmental Laws, and/or (v) any costs or expenses relating to the assessment, remediation, removal, abatement, transportation and disposal of any asbestos, asbestos containing materials or NORM that in each case does not currently require removal under Environmental Laws.

“Material Adverse Effect” means a change, event, circumstance, development, state of facts, or condition that has or would reasonably be expected to, individually or in the aggregate, (a) materially impair, prevent or delay Seller’s timely consummation of the transaction contemplated hereby or (b) have a material adverse effect on the Conveyed Properties or the ownership, use, operation or aggregate value thereof, taken as a whole; provided, however, that, for purposes of clause (b), Material Adverse Effect shall not include material adverse effects resulting from: (i) general changes in the prices of Hydrocarbons; (ii) any declines in Well performance that do not result from the gross negligence or willful misconduct of Company Parties or their affiliates; (iii) general changes in the industry in which Company Parties participate or are engaged that do not have a disproportionate effect on the Conveyed Properties as compared to similarly situated assets and properties; (iv) general changes in economic or political conditions, or financial markets in each case that do not have a disproportionate effect on the Conveyed Properties as compared to similarly situated assets and properties; (v) failure alone to meet internal or analyst projections or forecasts or estimates of revenues, earnings or other financial metrics for any period (provided, that the underlying reasons for such failure shall be taken into account in determining whether there has been a Material Adverse Effect); (vi) acts of God, including hurricanes and storms, acts or failures to act of governmental authorities applicable to the oil and gas industry as a whole where not caused by the willful or negligent acts of Company Parties or any of their affiliates and that do not have a disproportionate effect on the Conveyed Properties as compared to similarly situated assets and properties; (vi) civil unrest or similar disorder or terrorist acts; (viii) changes in applicable Laws or interpretations thereof by any governmental authority, including any changes in the deductibility of drilling, completion or operating costs or other taxes; (ix) any reclassification or recalculation of reserves in the ordinary course of business consistent with past practice; (x) effects or changes that are cured or no longer exist by the earlier of the Closing or the termination of this Agreement; or (xi) changes resulting from the announcement of the transactions contemplated hereby in accordance with this Agreement.

“Material Contracts” has the meaning set forth in Section 4.1(n)(i).

“Net Mineral Acres” means, as computed separately with respect to each Lease, (i) the number of gross acres in the Lands covered by such Lease, multiplied by (ii) the undivided percentage interest in the Hydrocarbons produced from the Lands covered by such Lease, multiplied by (iii) Seller’s undivided Working Interest in such Lease; provided that, if items

(ii) and/or (iii) vary as to different areas (including depths) of such Lands covered by such Lease, a separate calculation shall be done for each such area.

“Net Revenue Interest” means the interest (expressed as a percentage or decimal fraction), in and to all the Hydrocarbons produced and saved or sold from or allocated to the relevant Well, Unit or Lease after giving effect to all valid Burdens.

“Net Revenue Interest Floor” means, with respect to each Undeveloped Lease, a 75% Net Revenue Interest, calculated on an 8/8ths basis.

“NORM” has the meaning set forth in Section 4.4(b).

“Novation Instruments” has the meaning set forth in Section 5.11.

“Oakfield ” means Oakfield Energy LLC, a Delaware limited liability company.

“Oakfield Assets ” means all of the assets and properties of Oakfield, including (a) the Oakfield Gathering System and the other assets and properties described on Exhibit J-1, (b) the contracts and agreements listed on Exhibit J-2, (c) the easements, rights-of-way, servitudes, surface use agreements, surface leases and other similar rights related to the use, ownership or operation of the Oakfield Gathering System and other Oakfield Assets, as described on Exhibit J-3 and (d) the permits, water rights, licenses, registrations, consents, orders, approvals, variances, exemptions, waivers, franchises, rights and other authorizations issued by any governmental agency to the extent related to the use, ownership or operation of the Oakfield Gathering System and other Oakfield Assets, as described on Exhibit J-4.

“Oakfield Gathering System” means the gathering system described on Exhibit J-1.

“Oakfield Interests” has the meaning set forth in Section 2.1(l).

“Operational Plan” has the meaning set forth in Section 5.1.

“Party” or “Parties” has the meaning set forth in the introductory paragraph.

“Performance Deposit” has the meaning set forth in Section 3.1(b).

“Permits” has the meaning set forth in Section 2.1(f).

“Permitted Encumbrance” means:

(a)    the terms and conditions of the Material Contracts and all Burdens upon, measured by, or payable out of production, or otherwise affecting Seller’s Net Revenue Interest in any Listed Interest, if the net cumulative effect of the same do not operate to (1) reduce the Net Revenue Interest of Seller in any Well or Unit, with respect to the Target Depth for such Well or Unit, to less than the Net Revenue Interest for such Well or Unit as set forth in Exhibit C, (2) increase the Working Interest of Seller in any Well or Unit, with respect to the Target Depth for such Well or Unit, to greater than the Working Interest for such Well or Unit as set forth in Exhibit C (unless Seller’s Net Revenue Interest with respect to such Well or Unit, with respect to the Target Depth for such Well or Unit, is greater than the Net Revenue Interest for such Well or Unit as set forth in Exhibit C, in the same or greater proportion as such increase in such Working Interest), (3) reduce the Net Mineral Acres in any Undeveloped Lease, with respect to the Target Depth for such Undeveloped Lease, to less than the Net Mineral Acres for such Undeveloped Lease as set forth on Exhibit C, or (4) reduce the Net Revenue Interest of Seller in any Undeveloped Lease set forth on Exhibit C, with respect to the Target Depth for such Undeveloped Lease, to less than the Net Revenue Interest Floor (or, if another Net Revenue Interest is set forth on Exhibit C for such Undeveloped Lease, such scheduled Net Revenue Interest);

(b)    all rights to consent by, required notices to, approvals of, filings with, or other actions by governmental authorities in connection with the assignment of the Conveyed Properties to Buyer that are customarily obtained subsequent to the assignment of properties similar to the Conveyed Properties, including Customary Post-Closing Consents;

(c)    all non-consent penalties applied against the interest of Seller in any Listed Interest arising prior to the Effective Time, which are taken into account in the calculation of the Working Interest and Net Revenue Interest shown on Exhibit C with respect to such Listed Interest;

(d)    all easements, rights-of-way, covenants, restrictions, servitudes, permits, surface leases, sub-surface leases, grazing rights, logging rights, mining rights and other similar rights or restrictions (including rights in respect of surface operations), and canals, ditches, reservoirs, pipelines, utility lines, power lines, railways, streets, roads, alleys, highways, and other structures on, over, through or under the Leases, that do not materially detract from the value of or materially interfere with the use or ownership of the Conveyed Properties subject thereto or affected thereby (as currently used or owned);

(e)    all Title Defects that Buyer has waived in writing or is deemed to have waived pursuant to the terms of this Agreement, including Section 6.4(a);

(f)    all terms and conditions of (A) all Leases, Applicable Contracts (other than the Material Contracts), Rights of Way, Permits and Unit Interests, whether recorded or not, if the net cumulative effect of such terms and conditions does not operate to (1) reduce the Net Revenue Interest of Seller in any Well or Unit, with respect to the Target Depth for such Well or Unit, to less than the Net Revenue Interest for such Well or Unit as set forth in Exhibit C, (2) increase the Working Interest of Seller in any Well or Unit, with respect to the Target Depth for such Well or Unit, to greater than the Working Interest for such Well or Unit as set forth in Exhibit C (unless Seller’s Net Revenue Interest with respect to such Well or Unit, with respect to the Target Depth for such Well or Unit, is greater than the Net Revenue Interest for such Well or Unit as set forth in Exhibit C, in the same or greater proportion as such increase in such Working Interest), (3) reduce the Net Mineral Acres in any Undeveloped Lease, with respect to the Target Depth for such Undeveloped Lease, to less than the Net Mineral Acres for such Undeveloped Lease as set forth on Exhibit C, (4) reduce the Net Revenue Interest of Seller in any Undeveloped Lease set forth on Exhibit C, with respect to the Target Depth for such Undeveloped Lease, to less than the Net Revenue Interest Floor (or, if another Net Revenue Interest is set forth on Exhibit C for such Undeveloped Lease, such scheduled Net Revenue

Interest), or (5) materially interfere with the ownership, operation or use of any of the Conveyed Properties (as currently used or owned); and (B) this Agreement;

(g)    other than rights that have already been triggered, all conventional rights of reassignment, upon the surrender or expiration of any Lease;

(h)    all liens for Taxes not yet due or not yet delinquent or, if delinquent, that are being contested in good faith in the normal course of business and set forth on Schedule 1.1;

(i)    all applicable Laws and rights reserved to or vested in any governmental authority (A) to control or regulate any Conveyed Property in any manner, (B) by the terms of any right, power, grant or Permit, or by provision of Law, to terminate such right, power, grant or Permit or to purchase, condemn, expropriate or recapture or to designate a purchaser of any of the Conveyed Properties, (C) to use the Conveyed Properties in any manner and (D) to enforce any obligations or duties owed to any governmental authority with respect to any Permit;

(j)    liens, mortgages and other encumbrances, if any, that are released prior to or at the Closing and set forth on Schedule 1.1;

(k)    any encumbrance or loss of title resulting from Company Parties’ conduct of business after the Execution Date and prior to the Closing Date specifically required by this Agreement, and subject to the rights of Buyer under this Agreement;

(l)    zoning and planning ordinances and municipal regulations;

(m)    vendor’s, carrier’s, warehousemen’s, repairmen’s, mechanic’s, workmen’s, materialmen’s, construction or other like liens arising by operation of Law in the ordinary course of business or incident to the construction or improvement of any Conveyed Property in respect of obligations that are not yet due in the normal course of business or, if due, that are being contested in good faith by appropriate proceedings by or on behalf of Company Parties and set forth on Schedule 1.1;

(n)    all liens created under any Leases or Applicable Contracts or by operation of Law in respect of obligations that are not yet due or delinquent or, if delinquent, which are being contested in good faith and set forth on Schedule 1.1;

(o)    all preferential purchase rights with respect to which the appropriate time period for asserting such rights have expired without an exercise of such rights;

(p)    all Applicable Consents and Customary Post-Closing Consents;

(q)    Imbalances set forth on Schedule 4.1(k);

(r)    liens and encumbrances created under deeds of trust, mortgages, and similar instruments by the lessor under a Lease covering the lessor’s surface and mineral interests in the land covered thereby unless the same are unsubordinated to the rights of Company Parties and foreclosure proceedings with respect to the same are pending; and

(s)    all other liens, charges, encumbrances, contracts, agreements, instruments, obligations, defects and irregularities affecting the Conveyed Properties (including liens of operators that relate to obligations that are not yet due in the normal course of business or which are being contested in good faith by appropriate proceedings by or on behalf of Company Parties), (i) if the net cumulative effect of such liens, charges, encumbrances, contracts, agreements, instruments, obligations, defects and irregularities (1) do not reduce the Net Revenue Interest of Seller in any Well or Unit, with respect to the Target Depth for such Well or Unit, to less than the Net Revenue Interest for such Well or Unit as set forth in Exhibit C, (2) do not increase the Working Interest of Seller in any Well or Unit, with respect to the Target Depth for such Well or Unit, to greater than the Working Interest for such Well or Unit as set forth in Exhibit C (unless Seller’s Net Revenue Interest with respect to such Well or Unit, with respect to the Target Depth for such Well or Unit, is greater than the Net Revenue Interest for such Well or Unit as set forth in Exhibit C, in the same or greater proportion as such increase in such Working Interest), (3) do not reduce the Net Mineral Acres in any Undeveloped Lease, with respect to the Target Depth for such Undeveloped Lease, to less than the Net Mineral Acres for such Undeveloped Lease as set forth on Exhibit C, (4) do not reduce the Net Revenue Interest of Seller in any Undeveloped Lease set forth on Exhibit C, with respect to the Target Depth for such Undeveloped Lease, to less than the Net Revenue Interest Floor (or, if another Net Revenue Interest is set forth on Exhibit C for such Undeveloped Lease, such scheduled Net Revenue Interest), and (5) do not materially interfere with the ownership, operation or use of any of the Conveyed Properties (as currently used or owned), and (ii) if such liens, charges, encumbrances, contracts, agreements, instruments, obligations, defects and irregularities would be accepted by a reasonably prudent and sophisticated buyer in the business of owning, exploring, developing and operating oil and gas properties similar to the Conveyed Properties.

“Person” means any individual, corporation, partnership, limited liability company, trust, estate, governmental authority or any other entity.

“Phase 1 Activities” means a review of the records maintained by governmental authorities, a pre-inspection questionnaire, site visits to perform a visual inspection, interviews with Company Parties’ personnel having responsibility for environmental compliance matters with respect to the Conveyed Properties, and other similar environmental assessment and evaluation activities that do not include any environmental sampling or similar invasive activities.

“Preliminary Settlement Statement” has the meaning set forth in Section 9.1(a).

“Production Taxes” means all ad valorem, property, production, severance, sales, use, transfer, and similar Taxes based upon or measured by the ownership or operation of the Conveyed Properties (including any such Taxes imposed on Oakfield with respect to the Oakfield Assets) or the production of Hydrocarbons therefrom, but excluding any Income Taxes and Transfer Taxes.

“Property” or “Properties” has the meaning set forth in Section 2.1.

“Property Costs” means the following types of direct expenses to the extent attributable to the Conveyed Properties and incurred in the ordinary course of business consistent with past practices: all operating expenses (including all insurance premiums or any other direct costs of insurance attributable to Seller’s and/or its affiliates’ insurance, but excluding in all cases, all costs and expenses of bonds, letters of credit or other surety instruments) and capital expenditures incurred in the ownership and operation of the Conveyed Properties in the ordinary course of business and, where applicable, in accordance with the relevant operating or unit agreement, if any, and overhead costs charged to the Properties (excluding Oakfield and the Oakfield Assets) under the relevant operating agreement or unit agreement, if any, but excluding, in each case, Liabilities attributable to (a) the remediation of any Environmental Defect that exceeds the Environmental Defect Threshold, (b) obligations with respect to Imbalances, (c) obligations to pay Working Interest, Burden or other interest owners revenues or proceeds attributable to sales of Hydrocarbons relating to the Subject Oil and Gas Interests, including those held in suspense, (d) the Retained Liabilities (other than clause (g) of the Retained Liabilities definition), (e) the matters covered by the indemnities under Sections 11.2(b), 11.2(c) and 11.2(d), (f) any overhead costs charged by Seller or any of its affiliates, and (g) Production Taxes, Income Taxes and Transfer Taxes.

“Purchase Price” has the meaning set forth in Section 3.1(a).

“Quantum Parties” means Quantum Energy Partners, LLC, QEM V, LLC, QEM VI, LLC, QEM VII, LLC, any private equity or other fund formed or managed by any such Person or any of their respective affiliates, or any portfolio company or other affiliate of any of such funds (including for this purpose any intermediary company between any such fund and any such portfolio company) (in each case, other than Buyer, its subsidiaries or any assignee of Buyer pursuant to Section 14.3), and any of their respective members, partners, equity-holders, officers, board of directors and/or managers, employees, advisers, consultants, agents, representatives, and the successors and permitted assigns of all of the foregoing Persons.

“RC Purchase Price Adjustment Amount” has the meaning set forth in Section 6.10(b).

“Records” has the meaning set forth in Section 2.1(h).

“Rejected Available Employees” has the meaning set forth in Section 5.9(c).

“Required Consent” has the meaning set forth in Section 6.10(a).

“Retained Liabilities” means all obligations and Liabilities, whether known or unknown, liquidated or contingent, to the extent arising from, based upon, related to, or associated with: (a) any third party claims related to personal injury (including death) or property damages (other than Environmental Defects), in each case, to the extent related to the ownership or operation of the Conveyed Properties (other than the Buyer Operated Properties) by Seller, Oakfield or their affiliates and arising from events occurring prior to the Closing Date; (b) any third party claims related any disposal or transportation for disposal offsite of the Conveyed Properties (other than the Buyer Operated Properties) by Seller, Oakfield or their affiliates prior to the Closing Date of hazardous substances or NORM arising from the operation or use of the Conveyed Properties; (c) all Liabilities, claims and costs arising from or relating to the employment by Seller, Oakfield or any of their respective affiliates of any employees of Seller, Oakfield or any of their respective affiliates hired by Buyer or its affiliate or designee pursuant to the terms hereof on or prior to the termination of their employment relationships by or with Seller, Oakfield or any of their respective affiliates; (d) any civil or administrative fines or similar monetary penalties or criminal sanctions imposed or assessed on Seller, Oakfield or their affiliates as a result of any pre-Closing Date violation of Law (including Environmental Law) by Seller, Oakfield or their affiliates and relating to the ownership or operation of the Conveyed Properties (other than the Buyer Operated Properties) by Seller, Oakfield or their affiliates, but excluding, for all purposes, any remedial obligation to abandon, cleanup, restore, and/or remediate any premises covered by or related to the Properties; (e) the actions, suit, proceeding and other matters, if any, set forth on Schedule 4.1(e) and any matters that should have been set forth on Schedule 4.1(e); (f) (i) the failure to pay or the incorrect payment of any Burdens attributable to Hydrocarbons produced from the Subject Oil and Gas Interests prior to the Effective Time or (ii) escheat obligations attributable to Hydrocarbons produced from the Subject Oil and Gas Interests prior to the Effective Time, excluding any obligations to remit any Suspense Funds that resulted in an adjustment to the Purchase Price pursuant to Section 3.2(b)(viii); and (g) Property Costs attributable to periods prior to the Effective Time.

“Retained Property” means any Conveyed Property excluded from the conveyance of the Conveyed Properties by Seller to Buyer hereunder pursuant to Section 6.2(a), 6.4(b)(i), 6.6(b)(i), 6.8, 6.9 or 6.10.

“Rights of Way” has the meaning set forth in Section 2.1(e).

“Rules” has the meaning set forth in Section 12.1(b).

“Securities Act” has the meaning set forth in Section 4.2(f).

“Security Arrangements” has the meaning set forth in Section 5.2.

“Seller” has the meaning set forth in the introductory paragraph hereto.

“Seller Consolidated Group” means any Consolidated Group of which each of (i) Oakfield and (ii) Seller or an affiliate of Seller (other than Oakfield), is or was a member on or prior to the Closing Date.

“Seller Consolidated Return” means any Tax Return of a Seller Consolidated Group.

“Seller Deliverables” has the meaning set forth in Section 9.2(b).

“Seller Indemnified Parties” has the meaning set forth in Section 11.1.

“Seller Marks” has the meaning set forth in Section 10.4.

“Seller Obligations” has the meaning set forth in Section 5.2.

“Seller Operated Oil and Gas Properties” has the meaning set forth in Section 5.7.

“Seller Taxes” means (i) all Income Taxes imposed by any applicable Laws on Seller, (ii) all Production Taxes allocable to Seller pursuant to Section 7.1 (taking into account, and without duplication of, such Production Taxes effectively borne by Seller as a result of (x) the adjustments to the Purchase Price made pursuant to Section 3.2, Section 9.1(a) or Section 10.2, as applicable, and (y) any payments made from one Party to the other in respect of Production Taxes pursuant to Section 7.3), (iii) any Taxes that are attributable to any asset or business of Seller that is not part of the Properties, (iv) any Income Taxes of any Consolidated Group (or any member thereof, other than Oakfield) of which Oakfield is or was a member on or prior to the Closing Date by reason of Treasury Regulation § 1.1502-6(a) or any analogous or similar foreign, state or local Law, (v) any and all Taxes imposed on Oakfield or for which Oakfield may otherwise be liable for any period prior to the Effective Time, (vi) any Taxes of any other Person for which Oakfield is or has been liable as a transferee or successor, by contract or otherwise, resulting from events, transactions or relationships occurring or existing prior to the Closing, and (vii) any Taxes resulting from Seller’s breach of the representations and warranties set forth in Section 4.1(f) or Section 4.1(v)(vi), subject to Section 11.3(c).

“Seller’s Knowledge” means, for purposes of Section 4.1, the actual knowledge, without the requirement of investigation or inquiry, of those Persons described on Schedule 4.1.

“Shortfall Amounts” has the meaning set forth in Section 5.8.

“SOL Survival Period” has the meaning set forth in Section 4.3(a).

“Specified Hedging Agreement” has the meaning set forth in Section 5.10(a).

“Subject Environmental Defect Property” has the meaning set forth in Section 6.6(b)(iii).

“Subject Hedging Agreement” has the meaning set forth in Section 5.10(d).

“Subject Oil and Gas Interests” has the meaning set forth in Section 2.1(b).

“Surface Deeds” has the meaning set forth in Section 9.2(a)(viii).

“Survival Period” means, with respect to any representation, warranty, covenant, agreement or indemnity hereunder, the Indefinite Survival Period, the SOL Survival Period, the 12 Month Survival Period or other survival period set forth in Section 4.3, whichever is applicable.

“Suspense Funds” means proceeds of production, and penalties and interest with respect thereto, payable to third parties but held in suspense by Seller or its affiliates with respect to any of the Subject Oil and Gas Interests.

“Tangible Property” has the meaning set forth in Section 2.1(g).

“Target Depth” means, (i) for each Well or Unit listed on Exhibit C, the depth or depths, as the case may be, from which such Well or Unit is completed as of the Execution Date and (ii) for each Undeveloped Lease listed on Exhibit C, the Cotton Valley.

“Tax” or “Taxes” means all taxes, assessments and other governmental charges imposed by any governmental authority, including net income, gross income, profits, gross receipts, alternative or add-on minimum, ad valorem, property, production, severance, fuel, excess profits, windfall profit, transfer, real property transfer, value added, sales, use, environmental, excise, withholding, social security, unemployment, disability, payroll, estimated or other tax, and any liability in respect of any of the foregoing that arises by reason of Treasury Regulations Section 1.1502-6 (or any corresponding provisions of state, local or foreign Tax Laws), as a transferee or successor, or by contract or otherwise, including any interest, penalty or addition thereto.

“Tax Return” means any return, declaration, report, information return or statement relating to Taxes, including any schedule or attachment thereto and any amendment thereof.

“Title Benefit” means any right, circumstance or condition that operates to (i) increase the Net Revenue Interest of Seller in any Well, Unit or Undeveloped Lease, with respect to the Target Depth for such Well, Unit or Undeveloped Lease, to an amount above the Net Revenue Interest set forth on Exhibit C with respect to such Well, Unit or Undeveloped Lease (to the extent the same does not, with respect to the Target Depth for such Well, Unit or Undeveloped Lease, cause a greater than proportionate increase in Seller’s Working Interest set forth on Exhibit C with respect to such Well, Unit or Undeveloped Lease); provided that for an Undeveloped Lease, only the portion, if any, of such amount that is above the Net Revenue Interest Floor shall be considered a Title Benefit, (ii) obligate Seller to bear a Working Interest in any Well, Unit or Undeveloped Lease (taking into account whether the same causes, with respect to the Target Depth for such Well, Unit or Undeveloped Lease, a decrease in Seller’s Net Revenue Interest therein below that shown on Exhibit C), with respect to the Target Depth for such Well, Unit or Undeveloped Lease, that is less than the Working Interest set forth on Exhibit C with respect to such Well, Unit or Undeveloped Lease or (iii) increase the Net Mineral Acres of Seller in any Undeveloped Lease, with respect to the Target Depth for such Undeveloped Lease, to greater than the Net Mineral Acres for such Undeveloped Lease as set forth on Exhibit C.

“Title Benefit Amount” has the meaning set forth in Section 6.5(b).

“Title Cure Election” has the meaning set forth in Section 6.4(b).

“Title Defect” means any matter, other than a Permitted Encumbrance, which causes one or more of the following to be a correct statement, as of the Effective Time or the Defect Deadline, with respect to any Listed Interest (based on title deducible of record or other documentation which, although not constituting perfect, merchantable or marketable title, is reasonably probable to be successfully defended if challenged):

(i)    Seller is entitled to a Net Revenue Interest with respect to a Well or Unit less than the Net Revenue Interest set forth on Exhibit C for such Well or Unit, with respect to the Target Depth for such Well or Unit and for any portion of the productive life of such Well or Unit, except for changes or adjustments that result from (A) the establishment of units or changes in existing units (or the participating areas therein) to the extent such establishment or changes are permitted under Section 5.1, (B) operations conducted pursuant to Section 5.1, (C) any Imbalances set forth on Schedule 4.1(k) or (D) operations for which Seller elects from and after the Execution Date to be a non-consenting owner in accordance with the terms of this Agreement;

(ii)    Seller is obligated to bear a Working Interest with respect to a Well or Unit more than the Working Interest set forth on Exhibit C for such Well or Unit, with respect to the Target Depth for such Well or Unit and for any portion of the productive life of such Well or Unit (unless such increase in the Working Interest is accompanied by a proportionate increase in the Net Revenue Interest for such Well or Unit set forth on Exhibit C), except for changes or adjustments that result from (A) the establishment of units or changes in existing units (or the participating areas therein) to the extent such establishment or changes are permitted under Section 5.1, (B) operations conducted pursuant to Section 5.1, (C) any Imbalances set forth on Schedule 4.1(k) or (D) contribution requirements with respect to defaulting co-owners under applicable operating agreements;

(iii)    with respect to an Undeveloped Lease identified on Exhibit C, Seller’s title to such Undeveloped Lease, with respect to the Target Depth for such Undeveloped Lease and for any portion of the productive life of such Undeveloped Lease, covers less than the Net Mineral Acres described on Exhibit C for such Undeveloped Lease, except for decreases resulting from the establishment or amendment of Units or pools after the Execution Date to the extent such establishment or changes are permitted under Section 5.1;

(iv)    with respect to each Undeveloped Lease set forth on Exhibit C, with respect to the Target Depth for such Undeveloped Lease and for any portion of the productive life of such Undeveloped Lease, entitles Seller to a Net Revenue Interest for such Undeveloped Lease less than the Net Revenue Interest Floor or less than the Net Revenue Interest specified on Exhibit C to the extent a different Net Revenue Interest is specified for such Undeveloped Lease on Exhibit C;

(v)    with respect to each Undeveloped Lease set forth on Exhibit C, the paid-up primary term of such Undeveloped Lease expires before the expiration of the primary term set forth on Exhibit C for such Undeveloped Lease, or if no such primary term is indicated or such primary term has expired, such Undeveloped Lease is not held by production or continuous operations or other means in each case in accordance with the express terms of the applicable Undeveloped Lease; or

(vi)    such Listed Interest is subject to an outstanding mortgage, deed of trust or other enforceable lien or encumbrance, or other adverse claim or imperfection in title;

provided, however, that the following shall not constitute Title Defects: (1) defects based solely on the lack of a recorded document(s) being in Seller’s files, (2) defects arising out of lack of corporate or other entity authorization or defects in the execution, delivery, acknowledgment, or approval of any instrument, unless Buyer provides affirmative evidence that the action was not authorized and results in a third party’s superior claim of title, (3) defects based on the failure to record Leases issued by any governmental authority, or any assignments of record title or operating rights in such Leases, in the real property, conveyance or other records of the county in which such Lease is located, provided such Leases, or assignments of record title or operating rights in such Leases, are recorded in the appropriate records of the applicable governmental authority, (4) defects or irregularities in the chain of title consisting of the failure to recite marital status in documents or omissions of heirship or estate proceedings, unless Buyer provides affirmative evidence that the failure or omission results in a third party’s superior claim of title, (5) defects arising from any change in applicable Law of general application after the Execution Date, (6) defects that have been cured by applicable Laws of limitation or prescription, including adverse possession and the doctrine of laches to the extent applicable, (7) defects arising from prior oil and gas leases relating to the Leases that are not surrendered of record, unless Buyer provides affirmative evidence that any such Lease is still valid, (8) defects arising solely out of a lack of survey, overlapping survey, or lack of metes and bounds descriptions, unless required by applicable Law, (9) defects arising out of production payments that have expired of their own terms, (10) defects arising out of mortgages or liens that are unenforceable under applicable statutes of limitations, (11) defects arising out of the failure to obtain any consent (other than a Required Consent by Seller’s immediate predecessor in title) for the assignment of a Property, (12) defects related to lack of pooling or unitization clauses in any lease or instrument, provided the interest subject to such lease or instrument is not currently pooled or unitized or, if pooled or unitized, has been properly pooled or unitized through ratification or other means, (13) defects that affect only which Person has the right to receive royalty payments (rather than the amount of such royalty) and that does not affect the validity of the underlying Lease, (14) defects affecting depths or formations other than the Target Depths and (15) defects based on alleged gaps in production that occurred more than three years prior to the Execution Date.

“Title Defect Amount” has the meaning set forth in Section 6.5(a).

“Title Defect Property” has the meaning set forth in Section 6.4(b).

“Title Dispute Election” has the meaning set forth in Section 6.4(b).

“Title Notice” means a written notice with respect to any Title Defect or Title Benefit, as applicable, that includes (i) a description and explanation of the Title Defect or Title Benefit, as applicable, and the Listed Interest affected thereby, (ii) such supporting documents in the possession of the Party claiming such Title Defect or Title Benefit, as applicable, and reasonably necessary for Seller or Buyer (or a title attorney retained by Seller or Buyer, as and if applicable) to verify the existence of any such Title Defect or Title Benefit, as applicable, and (iii) the Allocated Value of the Listed Interest affected by such Title Defect or Title Benefit, as applicable, and Buyer’s or Seller’s, as applicable, estimate of, with respect to any Title Defect, the Title Defect Amount, and with respect to any Title Benefit, the Title Benefit Amount, and the computations upon which Buyer’s or Seller’s, as applicable, belief is based.

“Title Threshold” has the meaning set forth in Section 6.4(d).

“Transaction Documents” shall mean those documents executed pursuant to or in connection with this Agreement at Closing.

“Transfer Taxes” means all transfer, sales, use, real property transfer, documentary, stamp and other similar Taxes, and recording fees, in each case, imposed with respect to the transactions contemplated by this Agreement.

“Transferred Employees” has the meaning set forth in Section 5.9(a).

“Transition Services Agreement” has the meaning set forth in Section 9.2(a)(vi).

“Treasury Regulations” has the meaning set forth in Section 3.3(b).

“Undeveloped Lease” means the Leases or portions thereof set forth on Exhibit A-1 to the extent and only to the extent falling outside of the Units.

“Unit Interests” has the meaning set forth in Section 2.1(a).

“Units” means each of the geographic areas pertaining to each of the drilling units described on Exhibit C, as more particularly described in each unitization agreement or other similar agreement or designation or order issued by the applicable governmental authority, as applicable, associated with each such drilling unit.

“Untransferred Hedging Agreement” has the meaning set forth in Section 5.10(d).

“WARN Act” means the federal Worker Adjustment and Retraining Notification Act, 29 U.S.C. § 2101 et seq., and all applicable similar state and local Laws.

“Wells” has the meaning set forth in Section 2.1(b).

“Working Interest” means the percentage of costs and expenses associated with the exploration, drilling, development, operation and abandonment of any Well, Unit or Lease required to be borne with respect thereto.

ARTICLE II

PROPERTIES

Section 2.1    Agreement to Sell and Purchase. At the Closing and effective as of the Effective Time, subject to the terms and conditions of this Agreement, including the reservation and retention of the Excluded Assets (as described and defined in Section 2.2), Seller shall sell, convey and assign to Buyer, and Buyer shall purchase, pay for, and accept, all of Seller’s right and title to, and interest in the following assets and properties (such right, title and interest collectively referred to herein as the “Properties”, and each, individually, a “Property”):

(a)    (i) the oil, gas and/or mineral leases described on Exhibit A-1, including any ratifications, extensions and amendments thereof, whether or not any such ratifications, extensions or amendments are described on Exhibit A-1 (the “Leases”) and (ii) the lands covered by the Leases (the “Lands”), including any fee mineral interest, fee royalty interests, oil, gas and/or mineral leases, overriding royalties, production payments and net profits interests covering or arising out of the Lands, in each case, together with any and all leasehold interests and other rights, titles and interests in and to any pooled acreage, communitized acreage or units arising on account of the Leases or the Lands having been pooled, communitized or unitized into such units (the “Unit Interests”);

(b)    all oil wells and gas wells, observation wells, water injection wells, salt water disposal wells, carbon dioxide wells and other injection or disposal wells, whether producing, temporarily abandoned, permanently plugged and abandoned or shut-in, and all other wells of every nature and kind, in each case, located on or attributable to the Leases, the Lands or the Unit Interests, including all of the wells described on Exhibit B (the “Wells”, and, together with the Lands, the Leases, and the Unit Interests, the “Subject Oil and Gas Interests”);

(c)    all oil, gas, well gas, casinghead gas, condensate, and all components of any of them (including liquids and products produced from any of them) (the “Hydrocarbons”), in each case, (i) produced from or attributable to the Subject Oil and Gas Interests from and after the Effective Time or (ii) for which Seller receives an adjustment to the Purchase Price pursuant to Section 3.2(a)(ii)(Y) (collectively, the “Conveyed Hydrocarbons”), and all Imbalances;

(d)    to the extent assignable and to the extent the transfer or disclosure thereof would not be restricted by binding obligations of confidentiality (which Seller will endeavor in good faith to have lifted any and all relevant obligations of confidentiality, provided that Seller shall not be required to expend any funds that Buyer does not agree in writing to pay in connection therewith), all written agreements and contracts (i) to which Seller is a party (or is a successor or assign of a party) or in which Seller otherwise holds an interest, (ii) that will be binding on Buyer on and after the Effective Time, and (iii)(A) by which any of the assets and properties described in this Section 2.1 are bound or (B) that relate to the assets and properties described in this Section 2.1 or the operations with respect thereto, including farmin agreements, farmout agreements, operating agreements, Hydrocarbon purchase, sale, compression, transportation, treating, marketing, exchange, processing and fractionating agreements, and those agreements described on Exhibit A-2 (but excluding the Leases or other instruments in, or constituting, Seller’s chain of title to the Leases) (all such contracts and agreements, together with the contracts and agreements described on Exhibit J-2, the “Applicable Contracts”);

(e)    to the extent assignable or transferable, all easements, rights-of-way, servitudes, surface use agreements, surface leases and similar rights, obligations and interests that are related to the use, ownership or operation of any of the Subject Oil and Gas Interests or any of the Tangible Property (the “Rights of Way”);

(f)    to the extent assignable or transferable (unless the assignment or transfer thereof would require the payment of a fee or other consideration to any Person other than Seller (or any of its affiliates) that Buyer has not separately agreed in writing to pay), all permits, water rights (including water withdrawal, storage, discharge, treatment, injection and disposal rights), licenses, registrations, consents, orders, approvals, variances, exemptions, waivers, franchises, rights and other authorizations issued by any governmental agency to the extent related to the use, ownership or operation of any of the Subject Oil and Gas Interests or any of the Tangible Property (the “Permits”);

(g)    all equipment, machinery, fixtures, and other real, immovable, personal, movable and mixed property that is located on the Leases or the Lands and used (or held for use) in connection with the use, ownership or operation of the Subject Oil and Gas Interests, including flow lines, pipelines, gathering and processing systems and appurtenances thereto, well pads, caissons, tank batteries, equipment inventory (other than any equipment inventory consumed in the ordinary course of business prior to the Closing) and improvements (collectively, the “Tangible Property”);

(h)    except to the extent the transfer or disclosure thereof would be restricted by binding obligations of confidentiality (which Seller will endeavor in good faith to have lifted, provided that Seller shall not be required to expend any funds that Buyer does not agree in writing to pay in connection therewith), all of the data (other than any geophysical or other seismic or related technical data and information, together with interpretive data and information, whether owned or licensed by Seller or any of its affiliates), files, records, maps and information, whether held in hard copy or electronic format, in Seller’s or its affiliates’ possession to the extent related to any of the assets and properties described in this Section 2.1 and/or ownership or operation thereof, including all land, title and contract files and operations, accounting, environmental, production and Tax records with respect to such properties and assets (the “Records”); provided, however, that with respect to any such data, files, records, maps and information that contain any data or information included in or relating to the Excluded Assets, Seller shall arrange, at Seller’s sole cost and expense, to have such data or information redacted therefrom, and Buyer shall thereafter be entitled to copies of, and the right to use, such data, files, records, maps and information;

(i)    all claims for refunds of, and any loss or credit carryovers or similar items with respect to, any Production Taxes attributable to any period from and after the Effective Time;

(j)    all trade credits, accounts, receivables, instruments, general intangibles and other proceeds, benefits, income or revenues attributable to any of the assets and properties described in this Section 2.1 (including from the sale of any Conveyed Hydrocarbons) with respect to any period of time from and after the Effective Time;

(k)    the real property described in the surface deeds set forth on Exhibit A-4 and all improvements, fixtures and personal property located thereon;

(l)    all of the issued and outstanding membership interests of Oakfield (the “Oakfield Interests”) (and, indirectly, through the transfer of the Oakfield Interests, the Oakfield Assets); and

(m)    except to the extent relating to any of Seller’s indemnity obligations hereunder, all rights, claims and causes of action against third parties that are attributable to, or arising under, any of the assets and properties described in this Section 2.1 (including the Applicable Contracts), in each case, that are attributable to periods of time from and after the Effective Time (including claims for adjustments or refunds).

All right, title and interest of the Company Parties in and to an individual Property or Oakfield Asset, a “Conveyed Property” and all right, title and interest of the Company Parties in and to the Properties and the Oakfield Assets as a whole, the “Conveyed Properties”.

Section 2.2    Excluded Assets. Notwithstanding anything to the contrary set forth herein, Seller shall reserve and retain, and Buyer shall have no interest or rights in, to or under the following properties and assets (such properties and assets, the “Excluded Assets”):

(a)    except to the extent directly corresponding to a then-existing indemnification obligation of Buyer pursuant to Section 11.1(c), all cash, trade credits, accounts,

receivables, instruments, general intangibles, and other proceeds, deposits, benefits, income or revenues attributable to the Properties (including from the sale of any Hydrocarbons) with respect to any period of time prior to the Effective Time;

(b)        subject to Section 6.8, all rights and interests of Seller (or any of its affiliates) (i) under any policy or agreement of insurance or indemnity (including all amounts due or payable to Seller as adjustments to insurance premiums related to the Properties), (ii) under any bond, (iii) to any insurance proceeds or award and (iv) to any condemnation proceeds or awards to the extent relating to any condemnation of the Properties prior to the Closing;

(c)        all claims of Seller (or any of its affiliates, including pursuant to Section 7.7) for refunds of, and any loss or credit carryovers or similar items with respect to, (i) Production Taxes attributable to any period of time prior to the Effective Time, (ii) Income Taxes or (iii) any Taxes attributable to the Excluded Assets;

(d)        all of the Seller Marks and all of Seller’s proprietary computer software, patents, trade secrets, copyrights and other intellectual property;

(e)        any assets described on Schedule 2.2(e) and all Retained Properties;

(f)        all vehicles;

(g)        all contracts and agreements relating to hedges, swaps, forwards, futures and other similar derivative-based transactions of Seller or its affiliates (but excluding all Specified Hedging Agreements and Existing Hedging Agreements);

(h)        all master service agreements (including any purchase orders and work orders thereunder, except to the extent relating to the Conveyed Properties), rig and drilling agreements, field data collection agreements and similar contracts and agreements for the supply of services or products, both to the Conveyed Properties and to other properties, assets or businesses of Seller;

(i)        all corporate, financial, Income Tax, legal (including all work product of, and attorney-client communications with, Seller’s (or any of its affiliates’) legal counsel, other than title opinions, title abstracts or other chain-of-title materials) and other business data and records of Seller that relate to Seller’s business generally (or the business of any of Seller’s affiliates generally);

(j)        all audit-related claims and audit-related obligations associated with the Properties by or against Seller related to periods of time prior to the Effective Time, except to the extent directly corresponding to a then-existing indemnification obligation of Buyer pursuant to Section 11.1(c);

(k)        all data and records relating to any sale of the Conveyed Properties, including bids received from, and records of negotiations with, any Person other than Buyer and any of its affiliates or representatives;

(l)         any geophysical or other seismic or related technical data and information, together with interpretive data and information, whether owned or licensed by Seller or any of its affiliates; and

(m)        all debt instruments of Seller or its affiliates.

Section 2.3        Effective Time. The purchase by Buyer and the sale by Seller of the Properties, as contemplated by this Agreement, shall be effective as of January 1, 2018 at 7:00 a.m. Central time (the “Effective Time”).

Section 2.4        Assumed Liabilities. Without limiting Buyer’s rights to indemnity under Article XI, Buyer’s rights to adjustments to the Purchase Price pursuant to Section 3.2, and Buyer’s remedies for Title Defects and Environmental Defects pursuant to Article VI, from and after the Closing, Buyer shall assume and hereby agrees to fulfill, perform, pay and discharge (or cause to be fulfilled, performed, paid and discharged) all obligations and Liabilities, whether known or unknown, liquidated or contingent, to the extent arising from, based upon, related to, or associated with, (X) the Conveyed Properties (including the ownership or operation of Oakfield) whether such obligations and Liabilities are deemed to have arisen or accrued or are attributable to periods prior to, on or after the Effective Time (including the Environmental Obligations and P&A Obligations) and (Y) from and after the expiration (if ever) of the applicable Survival Periods set forth in Section 4.3(e), the Retained Obligations (all such obligations and Liabilities, collectively, the “Assumed Liabilities”); provided, however, that nothing in this Section 2.4 shall prejudice Buyer’s remedies with respect to a bona fide claim made pursuant to, and in accordance with, Section 11.2 with respect to, and the Assumed Liabilities shall not include, (i) any Seller Taxes, (ii) any other Retained Liability prior to the expiration of the applicable Survival Period or (iii) any other matter to the extent Seller is obligated to indemnify the Buyer Indemnified Parties pursuant to this Agreement.

ARTICLE III

PURCHASE PRICE

Section 3.1        Purchase Price; Performance Deposit.

(a)        The aggregate purchase price for the sale and conveyance of the Properties to Buyer shall be Two Hundred Seventeen Million dollars ($217,000,000), payable via direct bank deposit or wire transfer of immediately available United States dollars (the “Purchase Price”), subject to adjustment in accordance with the provisions of Section 3.2.

(b)        Contemporaneously with the execution of this Agreement, Buyer has deposited, via direct bank deposit or wire transfer of immediately available United States dollars, a cash deposit (the “Performance Deposit”) in an amount equal to ten percent (10%) of the Purchase Price to an account designated by Seller. If the Closing occurs, the Performance Deposit shall be applied toward the Purchase Price at the Closing, as set forth in Article IX. If this Agreement is terminated prior to the Closing, then the Performance Deposit shall be released to Buyer or Seller in accordance with Article XIII.

Section 3.2        Adjustments to Purchase Price.   The Purchase Price shall be adjusted as follows:

(a)        The Purchase Price shall be adjusted upward by the following (without duplication of any amounts):

(i)        the amount of all Property Costs (including rentals, utilities, water and sewer charges, capital expenditures and lease operating expenses) and Burdens upon, measured by or payable out of production with respect to the Conveyed Properties paid by or on behalf of Seller, directly or through capital contributions into Oakfield to pay Property Costs, and attributable (in accordance with generally accepted accounting principles) to any period of time from and after the Effective Time (whether paid before or after the Effective Time);

(ii)        (X)    the amount of net proceeds (gross proceeds less amounts actually paid or payable by (or on behalf of) Buyer (or any of its affiliates) as Burdens upon, measured by or payable out of such production, and Production Taxes) received by Buyer or its affiliate (including Oakfield following Closing so long as not included in the Effective Time Net Working Capital of Oakfield) from third parties and attributable to the sale of any Hydrocarbons produced from or attributable to the Subject Oil and Gas Interests prior to the Effective Time (other than Hydrocarbon Inventory) and (Y) to the extent that proceeds for such quantities have not been received by Seller or its affiliates, the product of (1) the quantity of all Hydrocarbons produced from or attributable to the Subject Oil and Gas Interests stored in tanks, pipes or other storage (excluding tank fill and line fill) as of the Effective Time (the “Hydrocarbon Inventory”) times (2) $60 per barrel for liquid Hydrocarbons and $3.00 per Mcf for gaseous Hydrocarbons, less amounts payable as Burdens upon, measured by or payable out of such production;

(iii)        if applicable, increased by the amount by which the Effective Time Net Working Capital for Oakfield is greater than Zero Dollars ($0.00);

(iv)        an amount equal to the aggregate of all positive ED Purchase Price Adjustment Amounts and positive RC Purchase Price Adjustment Amounts, determined in accordance with Sections 6.6(c) and 6.10(b), respectively;

(v)        an amount equal to all Production Taxes (not deducted or netted from the proceeds described in Section 3.2(b)(i)) allocated to Buyer in accordance with Section 7.1 that are paid or otherwise economically borne by Seller directly or through capital contributions into or amounts paid on behalf of Oakfield, which amount shall, where possible, be computed based upon the Production Tax rates and values applicable to the taxable period in question (or if unavailable, the Production Tax rate and values applicable to the immediately preceding taxable period);

(vi)        an amount equal to the product of the amount (measured in MMBtus) of any Imbalance set forth on Schedule 4.1(k) resulting from the Subject Oil and Gas Interests being underproduced or from Seller having overdelivered prior to the Effective Time times $4.00 per Mcf;

(vii)        for the period of time from the Effective Time until Closing, monthly overhead for each Well for which Seller is the operator, as determined by the producing well monthly overhead rate set forth in the applicable operating agreement; provided, however, if no operating agreement applies, the monthly overhead rate shall be one thousand two hundred dollars ($1,200) per month for producing wells and twelve thousand dollars ($12,000) per month for wells being drilled;

(viii)        in the event the Specified Hedging Agreements and Existing Hedge Agreements are novated to Buyer pursuant to Section 5.10(d) or Section 5.11, without duplication of any amount paid by Buyer pursuant to Section 5.10(e), the aggregate amount of all amounts paid by or on behalf of Seller to the applicable counterparties under the Specified Hedging Agreements and Existing Hedge Agreements (without regard to any offset or netting of amounts under any other hedge transaction with any counterparty that is a party to such Specified Hedging Agreement or Existing Hedge Agreement, and excluding any Hedge Proceeds receivable or received by Seller or its affiliates); and

(ix)        any other amount provided for elsewhere in this Agreement or otherwise mutually agreed upon by Seller and Buyer.

(b)        The Purchase Price shall be adjusted downward by the following (without duplication of any amounts):

(i)        (A) the amount of net proceeds (gross proceeds less amounts actually paid or payable by (or on behalf of) Seller or its affiliates as Burdens upon, measured by or payable out of such production, and Production Taxes) received by Seller or its affiliates (excluding Oakfield, unless such proceeds are included in the Effective Time Net Working Capital of Oakfield) and attributable to the sale of any of the Conveyed Hydrocarbons, (B) the amount of net proceeds received by Seller or its affiliates or that are included in the Effective Time Net Working Capital of Oakfield (except to the extent such amounts are held by Oakfield and conveyed to Buyer as a result of Buyer’s acquisition of Oakfield), in each case of this clause (B), attributable to the operation of the Oakfield Assets after the Effective Time and (C) the amount of any increase in the Purchase Price pursuant to this Section 3.2 (either directly or as an offset to a downward Purchase Price adjustment) to the extent attributable to Property Costs or other charges arising out of the use of the Oakfield Assets for the benefit of the other Conveyed Properties to the extent such Property Costs or other charges are not otherwise actually received by Oakfield and conveyed to Buyer (indirectly, through the transfer of the Oakfield Interests) or captured by the adjustment provided for in clause (B) above;

(ii)        if applicable, the amount by which the Effective Time Net Working Capital for Oakfield is less than Zero Dollars ($0.00);

(iii)        the amount of all Property Costs (including rentals, utilities, water and sewer charges, capital expenditures and lease operating expenses), Burdens upon, measured by or payable out of production and deposits (but only to the extent that such deposits will not be returned to Buyer after the Closing) with respect to the Conveyed Properties and attributable to periods prior to the Effective Time and that are subsequently paid by or on behalf of Buyer or its affiliate (including Oakfield, unless such costs or expense are included in the Effective Time Net Working Capital for Oakfield);

(iv)        an amount equal to all Production Taxes (not deducted or netted from the proceeds described in Section 3.2(a)(ii)) allocated to Seller in accordance with Section 7.1 that are unpaid as of the Closing and that are subsequently paid or otherwise economically borne by Buyer or its affiliate (including Oakfield), which amount shall, where possible, be computed based upon the Production Tax rate and values applicable to the taxable period in question (or if unavailable, the Production Tax rate and values applicable to the immediately preceding taxable period);

(v)        an amount equal to the sum of the Allocated Value of each Retained Property with respect to which a reduction of the Purchase Price is permitted pursuant to Article VI;

(vi)        an amount equal to the aggregate of all Title Defect Amounts, Environmental Defect Amounts, negative ED Purchase Price Adjustment and negative RC Purchase Price Adjustment Amounts determined in accordance with Sections 6.4, 6.6 and 6.10, respectively;

(vii)        an amount equal to the product of the amount (measured in MMBtus) of any Imbalance set forth on Schedule 4.1(k) resulting from the Subject Oil and Gas Interests being overproduced or from Seller having underdelivered prior to the Effective Time times $4.00 per Mcf;

(viii)        the amount of any Suspense Funds being held by Seller or its affiliates as of the Closing (such amounts as of the Effective Time being set forth on Schedule 4.1(r));

(ix)        with respect to Casualty Losses, the amount (if any) determined in accordance with Section 6.8;

(x)        in the event Specified Hedging Agreements and/or Existing Hedging Agreements are novated to Buyer pursuant to Section 5.10(d) or Section 5.11, the aggregate amount of all Hedge Proceeds paid to Seller under any Specified Hedging Agreements and Existing Hedging Agreements (without regard to any offset or netting of amounts under any other hedge transaction with the counterparty that is a party to such Specified Hedging Agreements and Existing Hedging Agreements, and excluding any amounts payable by Buyer in connection with the termination and liquidation of any Subject Hedging Agreement pursuant to Section 5.10(e)); and

(xi)        any other amount provided for elsewhere in this Agreement or otherwise mutually agreed upon by Seller and Buyer.

(c)        Determination of whether costs and/or expenses (excluding, for the avoidance of doubt, any Taxes) are attributable to the period before or after the Effective Time for purposes of the adjustments provided for in Section 3.2 is based on when services are rendered, when the goods are delivered or when the work is performed. For clarification, the date an item or work is ordered is not the date of a transaction for settlement purposes hereunder, but rather the date on which the item ordered is delivered to the job site, or the date on which the work ordered is performed, is the relevant date. For purposes of allocating Hydrocarbon production (and accounts receivable with respect thereto), (i) liquid Hydrocarbons are deemed to be “attributable to” the Subject Oil and Gas Interests when they pass through the wellhead into the storage facilities into which they are run and (ii) gaseous Hydrocarbons are deemed to be “attributable to” Subject Oil and Gas Interests when they pass through the delivery point sales meters on the pipelines through which they are transported. Seller may utilize reasonable interpolative procedures to arrive at an allocation of Hydrocarbon production when exact meter readings or gauging and strapping data is not available.

Section 3.3        Allocated Values.

(a)        Seller and Buyer agree and stipulate that the Allocated Values set forth on Exhibit C have been established for use where appropriate, including for Seller to provide any required preferential purchase right notifications and in calculating adjustments to the Purchase Price as provided herein. Any adjustments to the Purchase Price (other than those made pursuant to Sections 3.2(a)(iv), 3.2(b)(v) and 3.2(b)(vi), which shall be applied to the Listed Interests with respect to which such adjustments relate) shall be applied on a pro-rata basis to the amounts set forth on Exhibit C.

(b)        Seller and Buyer shall use commercially reasonable efforts to agree to an allocation of the Purchase Price, as adjusted, and any other items properly treated as consideration for U.S. federal income tax purposes among the Conveyed Properties (including the Oakfield Assets) in accordance with Section 1060 of the Internal Revenue Code of 1986, as amended (the “Code”) and the regulations promulgated thereunder by the United States Department of the Treasury (the “Treasury Regulations”) and, to the extent allowed by applicable Law, in a manner consistent with the Allocated Values, within thirty (30) days after the date that the Final Settlement Statement is finally determined pursuant to Section 10.2 (the “Allocation”). If Seller and Buyer reach an agreement with respect to the Allocation, (i) Buyer and Seller shall use commercially reasonable efforts to update the Allocation in accordance with Section 1060 of the Code following any adjustment to the Purchase Price pursuant to this Agreement, and (ii) Buyer and Seller shall, and shall cause their affiliates to, report consistently with the Allocation, as adjusted, on all Tax Returns, including Internal Revenue Service Form 8594 (Asset Acquisition Statement under Section 1060), and neither Seller nor Buyer nor their respective affiliates shall take positions inconsistent with such Allocation in any audit or other proceedings with respect to any Taxes; provided, however, that neither Party shall be unreasonably impeded in its ability and discretion to negotiate, compromise and/or settle any Tax audit, claim or similar proceedings in connection with such allocation.

Section 3.4      Spud Fee. If the Closing occurs, then, in addition to payment of the Purchase Price (as adjusted pursuant to this Agreement) as provided herein, Seller shall be entitled to the Spud Fee (as defined in Exhibit K) as and to the extent provided in, and subject to the terms and conditions of, Exhibit K.

ARTICLE IV

REPRESENTATIONS AND WARRANTIES

Section 4.1      Representations and Warranties of Seller. Seller represents and warrants to Buyer that as of the Execution Date and as of the Closing Date:

(a)        Organization and Good Standing. Company Parties are duly organized, validly existing and in good standing under the Laws of the State of their organization, have full legal power to carry on their respective businesses as now conducted, are authorized to own the Properties (in the case of Seller) and the Oakfield Assets (in the case of Oakfield) and are in good standing and duly qualified to conduct their respective businesses in the jurisdictions in which the Conveyed Properties are located.

(b)        Authorization. The execution, delivery and performance of this Agreement and the Transaction Documents by Seller and the consummation by Seller of the transactions contemplated hereby and thereby have been duly and validly authorized in accordance with the Governing Documents of Seller.

(c)        Enforceability. This Agreement is the valid and binding obligation of Seller, enforceable against Seller in accordance with its terms, except as such enforceability may be limited by bankruptcy, insolvency, fraudulent transfer, reorganization, moratorium and similar Laws of general applicability and to general equitable principles. Except for: (A) the preferential rights to purchase all or any portion of the Conveyed Properties that are set forth on Schedule 4.1(j); (B) any required consents to transfer set forth on Schedule 4.1(j); or (C) Customary Post-Closing Consents, neither the execution and delivery by Seller of this Agreement, nor the consummation by Seller of the transactions contemplated by this Agreement, will violate or be in conflict with: (i) Governing Documents of Company Parties; (ii) any material provision of any agreement or instrument to which any Company Party is a party or by which it, or the Conveyed Properties, is bound, in any material respect, or (iii) any material provision of any judgment, decree, order, statute, rule or regulation applicable to any Company Party or any Conveyed Property in any material respect.

(d)        Brokers’ Fees. Neither Company Party has made any agreement with respect to any broker’s or finder’s fees arising out of or in any way related to the transactions contemplated by this Agreement for which Buyer will have any liability.

(e)        Litigation. Except as set out on Schedule 4.1(e), (i) there is no action, suit or other legal, administrative or arbitration proceeding (or, to Seller’s Knowledge, inquiry or investigation) pending against any of Company Parties or their affiliates with respect to the Conveyed Properties or against Oakfield in any respect before any court, governmental authority or arbitrator, and (ii) to Seller’s Knowledge, there has been no action, suit or other legal, administrative, or arbitration proceeding, inquiry or investigation that has been threatened in writing against any of Company Parties or their affiliates with respect to the Conveyed Properties or against Oakfield before any court, governmental authority or arbitrator, and (iii) there exist no unsatisfied judgments against any of the Company Parties or their affiliates that would result in impairment or loss of Company Parties’ interest in any part of the Conveyed Properties.

(f)        Taxes. Except as set out on Schedule 4.1(f), (i) all material Tax Returns relating to Production Taxes that are required to be filed have been timely filed, (ii) all material Production Taxes that have become due and payable have been paid, (iii) there are no Tax liens (other than Permitted Encumbrances) on the Conveyed Properties, (iv) there is no claim pending or threatened in writing by any taxing authority in connection with any Production Tax related to the Properties, (v) none of the Conveyed Properties (other than the Oakfield Assets) is an interest in a partnership for U.S. federal income tax purposes, (vi) none of the Conveyed Properties (other than the Oakfield Assets) is “tax exempt use property” within the meaning of Section 168(h) of the Code or “tax exempt bond financed property” within the meaning of Section 168(g)(5) of the Code, (vii) with respect to any Production Tax that could result in a lien or other claim against any of the Properties (other than the Oakfield Assets) or Buyer, (A) Seller has not entered into any agreement or arrangement with any Tax authority that requires Seller to take any action or to refrain from taking any action, (B) Seller is not a party to any agreement with any Tax authority that would be terminated or adversely affected as a result of the transactions contemplated by this Agreement, (C) there is not in force any extension of time with respect to the due date for the filing of any Tax Return relating to Production Taxes or any waiver or agreement for any extension of time for the assessment or payment of any Production Tax and no request for any such waiver is pending, and (D) Seller is not a party to or bound by any allocation, sharing or indemnity agreements or arrangements, and (ix) Seller is not a “foreign person” within the meaning of Section 1445 of the Code.

(g)        Permits. Except as set out on Schedule 4.1(g), (i) Company Parties have (and, with respect to non-operated Conveyed Properties, to Seller’s Knowledge, the operator has) obtained all material federal, state and local governmental licenses, permits, orders, exemptions, variances, waivers, authorizations, certificates, consents, rights, privileges and applications that are required for their ownership and operation of the Conveyed Properties (other than the Buyer Operated Properties), (ii) neither Company Party has received any written notice of and to Seller’s Knowledge there is no violation with respect to any of the material Permits (other than those pertaining to the Buyer Operated Properties) that has not been (or will not be prior to Closing) corrected or settled and (iii) there are no proceedings pending or, to Seller’s Knowledge, threatened, that might result in the modification, revocation, termination or suspension of any material Permit (other than those pertaining to the Buyer Operated Properties).

(h)        No Bankruptcy. There are no bankruptcy, reorganization or receivership proceedings pending, or to Seller’s Knowledge, being contemplated by or threatened against any of the Company Parties, their affiliates, or the Conveyed Properties (other than with respect to interests of Buyer or third parties in the Buyer Operated Properties).

(i)        Compliance with Law. Except as set forth on Schedule 4.1(i), (X) Company Parties’ and their affiliates’ ownership of any of the Conveyed Properties, their operation, development, maintenance and use of any of the Conveyed Properties (other than the Buyer Operated Properties) and, to Seller’s Knowledge, the operation of any of the Conveyed Properties (other than the Buyer Operated Properties) that are operated by a third party, are in compliance, each in all material respects, with the provisions and requirements of all Laws (other than Environmental Laws) of all governmental authorities having jurisdiction with respect to the Conveyed Properties, or the ownership, operation, development, maintenance or use of any of the Conveyed Properties and (Y) neither Company Party, nor any of their respective affiliates, has received any written notice of a material violation of or material default by it or its affiliates with respect to any Law or any decision, ruling, order or award of any governmental authority applicable to the Conveyed Properties (other than the Buyer Operated Properties) or the ownership, operation, development, maintenance or use thereof. This Section 4.1(i) does not relate in any way to the existence or status of any Permits, it being understood and agreed that such matters are covered by and dealt with exclusively in Section 4.1(g), and Seller makes no representation or warranty, express or implied, under this Section 4.1(i) relating to any Environmental Liabilities or Environmental Law or escheat or similar obligations.

(j)        Rights in Third Parties.

(i)        Except as set out on Schedule 4.1(j), there are no preferential rights to purchase that are applicable in connection with the transactions contemplated hereby.

(ii)        Except as set out on Schedule 4.1(j), there are no tag-along rights or similar restrictions on assignment or required consents to assign (other than consents from federal and state governments and similar authorities that customarily are obtained following the closing of transactions substantially similar to the transactions contemplated by this Agreement (“Customary Post-Closing Consent”)) that are, in each case, applicable in connection with the transactions contemplated hereby.

(k)        Imbalances. Schedule 4.1(k) sets out all Imbalances associated with the Conveyed Properties (other than the Buyer Operated Properties) as of the Effective Time.

(l)        Hydrocarbon Sales. Except as set forth on Exhibit A-2 and to the extent cancelable without penalty or other payment on not more than thirty (30) days’ prior written notice, neither Company Party is obligated by virtue of (i) any prepayment arrangement, “take or pay” or similar provision under any contract or agreement for the sale of Hydrocarbons, (ii) a production payment or (iii) any other arrangement, other than gas balancing arrangements, to deliver Hydrocarbons produced from the Subject Oil and Gas Interests (other than the Buyer Operated Properties but including any of the Buyer Operated Properties from which Seller is taking its production in-kind) after the Effective Time without then or thereafter receiving full payment therefor.

(m)        Condemnation. As of the Execution Date, neither Company Party has received any written notice of any pending or threatened taking and there is no actual taking (whether permanent, temporary, whole or partial) of any portion of the Conveyed Properties (other than the Buyer Operated Properties) by reason of condemnation or the threat of condemnation.

(n)        Applicable Contracts.

(i)        Except as set forth on Exhibit A-2, Exhibit J-2 or Schedule 5.10(a), (x) and except to the extent cancelable without penalty or other payment on not more than thirty (30) days’ prior written notice, the Applicable Contracts do not include any (A) contracts for the purchase, sale or exchange of Hydrocarbons, or (B) contracts for the gathering, treatment, supply, marketing, processing, handling, storage or transportation of Hydrocarbons, and (y) there are no (A) purchase agreements, farmin or farmout agreements, development agreements, exploration agreements, participation agreements, area of mutual interest agreements or similar agreements providing for the earning of any equity interest, (B) partnership agreements, joint venture agreements or similar agreements, (C) operating agreements, unit, pooling or communitization agreements or unit operating agreements, (D) contracts and agreements with any affiliate of any Company Party, (E) contracts and agreements providing for a call option, option to purchase or similar right under any agreements with respect to the Hydrocarbons from the Conveyed Properties, (F) contracts and agreements that contemplate the sale, exchange, transfer or other disposition of any Company Party’s interests in the Conveyed Properties, (G) contracts or agreements burdening the Conveyed Properties which could reasonably be expected to result in aggregate payments by or revenues to Company Parties of more than $100,000 per calendar year, (H) indenture, mortgage, loan, credit, sale-leaseback or similar contracts, (I) contracts that include non-competition or non-solicitation restrictions or other similar restrictions on doing business, (J) compressor lease or rental or other equipment lease or rental agreements, or (K) swaps, futures and other similar derivative-based transactions or debt instruments, in each case, that will be binding on Buyer or encumber or bind any of the Conveyed Properties after the Closing (all such Applicable Contracts described in clause (x) and clause (y), collectively, the “Material Contracts”).

(ii)        Exhibit A-2, Exhibit J-2 and Schedule 5.10(a) collectively contain a true, correct, and complete list of all Material Contracts. Except as expressly set forth on Schedule 4.1(n), (A) each Material Contract is in full force and effect and constitutes a valid and binding agreement of Company Parties, enforceable in accordance with its terms, except as may be limited by bankruptcy, insolvency, reorganization, or other Laws affecting creditors’ rights generally or equitable principles; (B) Company Parties have performed, and to Seller’s Knowledge, every other party (other than Buyer or its affiliates) has performed, each material covenant of each of the Material Contracts that is to be performed by Company Parties or such other party (other than Buyer or its affiliates) at or before the Execution Date; (C) no event has occurred that would, with the passage of time or compliance with any applicable notice requirements or both, constitute a material breach by Company Parties or, to Seller’s Knowledge, any other party (other than Buyer or its affiliates), under any of the Material Contracts, and Company Parties have not received any written notice alleging any material breach by Company Parties of such Material Contracts that has not been previously cured or otherwise resolved; and (D) Company Parties do not intend, and have not received written notice that any other party to an Material Contract intends, to cancel or terminate such Material Contract. As of the Execution Date, Seller has made available to Buyer copies of all Material Contracts (including all material amendments, supplements and modifications in respect thereof).

(o)        Outstanding Capital Commitments. As of the Execution Date, there are no outstanding contractual commitments to make capital expenditures that are binding on the Conveyed Properties (other than the Buyer Operated Properties) and which will individually require expenditures by Buyer after Closing in excess of $50,000 (net to Company Parties’ interest), other than those set forth on Schedule 4.1(o).

(p)        Environmental Matters. Except as set forth on Schedule 4.1(p), to Seller’s Knowledge neither Company Party has received any written notice from a governmental authority or other Person alleging or involving any material noncompliance with or potential material liability under any Environmental Law with respect to the Conveyed Properties (other than the Buyer Operated Properties) or operations conducted thereon that remains unresolved as of the Execution Date. This Section 4.1(p) constitutes Seller’s sole and exclusive representations and warranties with respect to Environmental Laws, Environmental Liabilities, Environmental Defects or any other environmental matter.

(q)        Leases. Company Parties have, and to Seller’s Knowledge, each other party (other than Buyer or its affiliates) to the Leases has, complied in all material respects with the terms of the Leases. No written claim adverse to the rights of any of the Company Parties as lessee or assignee under any of such Leases has been received by Company Parties, and no party (other than Buyer or its affiliates) to any Lease or any successor to the interest of such party has filed or, to Seller’s Knowledge, threatened in writing to file any action to terminate, cancel, rescind or procure judicial reformation of any Lease. There are not any wells or other equipment located on the Subject Oil and Gas Interests (other than the Buyer Operated Properties) that (i) any Company Party is currently obligated by any Laws or contract to currently plug, dismantle and/or abandon; or (ii) to Seller’s Knowledge, has been plugged, dismantled or abandoned in a manner that does not comply in all material respects with Laws.

(r)        Royalties; Suspense Funds. Except for such items that are being held in suspense for which the Purchase Price is adjusted pursuant to Section 3.2(b)(viii), all Burdens with respect to the Conveyed Properties (other than the Buyer Operated Properties) have been paid, or if not paid, are being contested in good faith in the normal course of business. Schedule 4.1(r) sets forth all Suspense Funds as of the Effective Time.

(s)        Wells. Each Well drilled by Company Parties has been drilled and completed within the boundaries of the Leases or Units relating to such Well or within the limits otherwise permitted by the applicable contract, pooling or unitization agreement and by applicable Law. Schedule 4.1(s) sets forth the payout balances as of January 31, 2018 for each Well operated by Seller subject to payout.

(t)        Drilling Obligations. Except as set forth on Schedule 4.1(t), neither Company Party has any unfulfilled drilling obligations affecting the Conveyed Properties to the extent the failure to perform any such drilling obligation would result in liquidated damages being owned by Seller or its affiliate.

(u)        Representations with Respect to Oakfield.

(i)        Oakfield Interests. Seller owns 100% of the outstanding equity interests of Oakfield, free and clear of all liens except for those created by applicable securities Law. There are no outstanding options, subscriptions, convertible securities, warrants, calls, rights, commitments or other rights obligating Oakfield to issue, transfer, deliver or sell any membership interest in Oakfield or other equity ownership in Oakfield. The Oakfield Interests are duly authorized, validly issued, fully paid (to the extent required by the Governing Documents of Oakfield) and, subject to the Laws of the State of Delaware, non-assessable (except as such non-assessability may be affected by Section 18-607 of the Delaware Limited Liability Company Act) and were not issued in violation of any purchase option, call option, right of first refusal, preemptive right or other similar right. The Oakfield Interests constitute 100% of the total issued and outstanding membership interests or other equity interests in Oakfield. There are no voting trusts, member agreements, proxies or other agreements, understandings or consents in effect with respect to the voting or transfer of any of the Oakfield Interests (other than restrictions on transfer of securities arising under applicable securities Laws). Seller is and always has been the sole record and beneficial owner of the Oakfield Interests and the other equity interests in Oakfield and, immediately upon consummation of the transactions contemplated by this Agreement, Buyer will own all of the Oakfield Interests free and clear of all liens, charges and encumbrances (other than restrictions on transfer of securities arising under applicable securities Laws).

(ii)        No Subsidiaries; Debt. There are no, and there have not been any, Persons or joint ventures in which Oakfield owns, or has owned, of record or beneficially, any direct or indirect (through a subsidiary or otherwise) equity interest. There are no outstanding obligations of Oakfield to provide funds to or make any investment in any Person (in either case, in the form of a loan, capital contribution, or purchase of any equity interest). Except as set forth on Schedule 4.1(u)(ii), Oakfield does not have any Debt and there is no Debt that is secured by the Oakfield Interests or the Oakfield Assets.

(iii)        Business; Liabilities. Oakfield does not, and has not ever, conducted any business other than the business of owning and operating the Oakfield Gathering System. Oakfield does not have any material Liabilities or material obligations other than those that have arisen in the ordinary course of business of owning and operating the Oakfield Gathering System.

(iv)        Employee and Employee Benefits Matters.

(A)        Oakfield does not have, and never has had, any employees or individuals providing services as contractors. Oakfield does not sponsor, maintain or contribute to, and has never sponsored, maintained or contributed to, any employee benefit plans, programs or arrangements.

(B)        No Business Employee is represented by a labor union or other representative of employees and neither Seller nor any of its affiliates is or has ever been a party to, subject to, or bound by a collective bargaining agreement or any other contract, agreement or understanding with a labor union or representative of employees. To Seller’s Knowledge, no union organizing campaign or similar effort is pending or threatened with respect to the Conveyed Properties, Seller or a Business Employee. Seller and each of its affiliates has complied in all material respects with all Laws with respect to the employment or engagement of each Business Employee and each other individual who has provided services with respect to the Conveyed Properties and as of the Closing Date, each Business Employee and any other individual who has provided services with respect to the Conveyed Properties will have been paid all wages, bonuses, compensation and other sums owed to such Business Employee or other individual as of such date.

(C)        There does not now exist, nor do any circumstances currently exist that could result in, any Controlled Group Liability of Seller or any of its ERISA Affiliates that would be, or could become, a liability following the Closing Date of Buyer or any of its affiliates. Neither Seller nor any of Seller’s ERISA Affiliates contributes to or has any obligation to contribute to, or has at any time within six years prior to the Closing Date contributed to or had an obligation to contribute to, and no Employee Benefit Plan is (1) a multiemployer plan within the meaning of Section 3(37) of ERISA or (2) a plan subject to Title IV of ERISA, Section 302 of ERISA or Section 412 of the Code.

(v)        [Reserved].

(vi)        Tax Matters. Except, in each case, as set out on Schedule 4.1(f):

(A)        All material Tax Returns required to be filed by or with respect to Oakfield have been timely filed, each such Tax Return is true, correct and complete in all material respects, and all material Taxes owed by Oakfield or for which Oakfield may be liable that have become due and payable have been paid. All material Tax withholding and deposit requirements imposed on or with respect to Oakfield have been satisfied in full in all material respects. No claim has ever been made by an authority in a jurisdiction where Oakfield does not file Tax Returns that it is or may be subject to taxation in that jurisdiction.

(B)        There are no Tax liens (other than Permitted Encumbrances) on any of the Oakfield Assets.

(C)        There is no claim pending or threatened in writing by any taxing authority in connection with any Tax against Oakfield. There is not in force any extension of time with respect to the due date for the filing of any Tax Return of or with respect to Oakfield or any waiver or agreement for any extension of time for the assessment or payment of any Tax of or with respect to Oakfield.

(D)        None of the Oakfield Assets is subject to any tax partnership agreement or is otherwise treated, or required to be treated, as held in an arrangement requiring a partnership income Tax Return to be filed under Subchapter K of Chapter 1 of Subtitle A of the Code.

(E)        None of the Oakfield Assets is “tax exempt use property” within the meaning of Section 168(h) of the Code or “tax exempt bond financed property” within the meaning of Section 168(g)(5) of the Code.

(F)        Oakfield is not a party to or bound by any Tax allocation, sharing or indemnity agreements or arrangements.

(G)        Oakfield is, and since its formation always has been, classified as an entity disregarded as separate from WildHorse Resource Development Corporation for U.S. federal and applicable state Income Tax purposes.

(v)        Representations with respect to Oakfield Gathering System.

(i)        Oakfield has good and valid title to all personal property included in the Oakfield Assets, subject to Permitted Encumbrances. To Seller’s Knowledge, each item of personal property included in the Oakfield Assets has been operated and maintained in the ordinary course of business and remains suitable and in reasonably adequate condition for use as currently used and operated, in each case, in all material respects. Except as set forth on Schedule 4.1(v), (1) no material part of the Oakfield Gathering System is located on lands that are not subject to either (A) a permit, license or other contractual right held by Oakfield permitting the location thereof on the lands covered by such permit, license or other contractual right or (B) a real property interest held by Oakfield in fee or as lessee; and (2) Oakfield is not in material breach, and, to Seller’s Knowledge, no counterparty is in material breach, under any instrument under which Oakfield holds title to any real property interest (whether from the issuer or another Person or otherwise).

(ii)        The assets set forth on Exhibit J-1, Exhibit J-2, Exhibit J-3 and Exhibit J-4, together with the other Conveyed Properties, are sufficient in all material respects to permit Oakfield to gather, process, and treat Hydrocarbons and water produced from or attributable to the Subject Oil and Gas Interests following the Closing in the same manner as presently conducted by Oakfield. No affiliate of Oakfield owns any properties or assets (other than any de minimis properties or assets) used or held for use in connection with the gathering, processing, and treatment of Hydrocarbons and water produced from or attributable to the Subject Oil and Gas Interests, except to the extent any such properties or assets are part of the Conveyed Properties.

Section 4.2        Representations and Warranties of Buyer. Buyer represents and warrants to Seller that as of the Execution Date and as of the Closing Date:

(a)        Organization and Good Standing. Buyer is a limited liability company duly organized, validly existing and in good standing under the Laws of the State of Delaware, has full legal power to carry on its business as now conducted, is authorized to own the Conveyed Properties and is in good standing and duly qualified to conduct its business in the jurisdictions in which the Subject Oil and Gas Interests are located.

(b)        Authorization. The execution, delivery and performance of this Agreement and the Transaction Documents by Buyer and the consummation by Buyer of the transactions contemplated hereby and thereby have been duly and validly authorized in accordance the Governing Documents of Buyer.

(c)        Enforceability. This Agreement is the valid and binding obligation of Buyer, enforceable against Buyer in accordance with its terms, except as such enforceability may be limited by bankruptcy, insolvency, fraudulent transfer, reorganization, moratorium and similar Laws of general applicability and to general equitable principles. Neither the execution and delivery by Buyer of this Agreement, nor the consummation by Buyer of the transactions contemplated by this Agreement, will violate, or be in conflict with (i) the Governing Documents of Buyer, (ii) any material provision of any agreement or instrument to which Buyer is a party or by which it (or any of its properties) is bound, in any material respect or (iii) any material judgment, decree, order, statute, rule or regulation applicable to Buyer (or any of its properties) in any material respect.

(d)        Governmental Authorizations; Regulatory. At the Closing, Buyer and its designee will have all governmental licenses, authorizations, consents and approvals required for the ownership and operation of the Conveyed Properties, other than Customary Post-Closing Consents. As of Closing, Buyer and its designee, as applicable, shall be qualified to own and assume operatorship of all Leases, Wells and other Conveyed Properties, including federal oil, gas and mineral leases and Leases with the Bureau of Land Management or other governmental authorities, and the consummation of the transaction contemplated in this Agreement will not cause Buyer or its designee, as applicable, to be disqualified as such an owner or operator. As of

Closing, to the extent required by any applicable Laws, Buyer and its designee, as applicable, will have secured lease bonds, area-wide bonds or any other surety bonds as may be required by, and in accordance with, all applicable Laws governing the ownership and operation of such Leases, Wells, and other Conveyed Properties, in each case, to the extent set forth on Schedule 5.2, and will have filed any and all required reports necessary for such operations with all governmental authorities having jurisdiction over such operations.

(e)        Independent Valuation. Buyer acknowledges and agrees that (i) it is knowledgeable of the oil and gas business and of the usual and customary practices of producers such as Seller, and (ii) it is sophisticated in the evaluation, purchase, ownership, development, investment in and operation of oil and gas properties and that in making its decision to enter into this Agreement and to consummate the transactions contemplated herein, except to the extent of Seller’s express representations and warranties in Section 4.1 and the special warranty of title contained in the Assignment and the Surface Deed, it has relied on its own independent investigation, review and analysis of the Conveyed Properties, which investigation, review and analysis was done by Buyer and its own legal, tax, economic, environmental, geological and geophysical, engineering and other advisors. In entering into this Agreement, Buyer further acknowledges and agrees that it has relied solely upon the aforementioned investigation, review and analysis and not on any comments, statements, opinions, projections or other materials (including any physical or virtual data room materials (including materials in the Data Room)) made or given by Seller or any representatives, consultants or advisors engaged by or otherwise purporting to represent Seller or any affiliate of Seller (except for representations and warranties expressly made by Seller in Section 4.1 and the special warranty of title contained in the Assignment and the Surface Deed). Buyer hereby acknowledges and agrees that, other than the express representations and warranties of Seller set forth in Section 4.1 and the special warranty of title set forth in the Assignment and the Surface Deed, none of Seller, any of its affiliates, or any of its or their representatives, consultants or advisors make or have made any representation or warranty, express, statutory or implied, at law or in equity, with respect to the Conveyed Properties, including as to the environmental or physical condition of and contractual arrangements and other matters affecting the Conveyed Properties. Without limiting the generality of the foregoing, Buyer represents and acknowledges that, except as set forth in Section 4.1(p), Seller has not made and will make no representation or warranty regarding any matter or circumstance relating to Environmental Laws, Environmental Liabilities, the release of materials into the environment or protection of human health, safety, natural resources or the environment or any other environmental condition of the Conveyed Properties.

(f)        Security Laws. Buyer is acquiring the Conveyed Properties for its own account and not with the intent to make a distribution within the meaning of the Securities Act of 1933 (as amended, and together the rules and regulations pertaining thereto, the “Securities Act”) or a distribution thereof in violation of any other applicable securities Laws.

(g)        Funds. As of the Execution Date, Buyer, or its affiliates has access to, and at the Closing, Buyer will have, sufficient cash and other sources of immediately available funds, as are necessary in order to pay the Purchase Price (as may be adjusted in accordance with the provisions of this Agreement) to Seller at the Closing and to otherwise satisfy its obligations hereunder and consummate the transactions contemplated hereby. In no event shall the availability or receipt of any financing by Buyer or any of its affiliates be a condition to any of Buyer’s obligations hereunder.

(h)        Brokers’ Fees. Buyer has not made any agreement with respect to any broker’s or finder’s fees arising out of or in any way related to the transactions contemplated by this Agreement for which Seller will have any liability.

(i)        Litigation. No suit, action or other legal, administrative or arbitration proceeding is pending or has, to Buyer’s knowledge, been threatened in writing against Buyer before any court, governmental authority or arbitrator and there exist no unsatisfied judgments, any of which might result in Buyer’s inability to consummate the transactions contemplated hereby.

Section 4.3        Survival of Representations, Warranties, Covenants and Agreements.

(a)        Other than the representations and warranties made by Seller in Sections 4.1(a), 4.1(b), 4.1(c)(i), 4.1(d), 4.1(h), 4.1(u)(i), and 4.1(u)(ii), each of which shall survive the Closing indefinitely (the “Indefinite Survival Period”), and the representations and warranties made by Seller in Section 4.1(f) and Section 4.1(u)(vi) which shall survive the Closing until the end of the thirtieth (30th) day following the expiration of the statute of limitations applicable thereto (the “SOL Survival Period”) and thereafter be of no force or effect, the representations and warranties made by Seller shall survive the Closing for a period of twelve (12) months (the “12 Month Survival Period”) and thereafter shall be of no force or effect. Any claim for any breach of any representation and warranty made by Seller must be brought on or prior to the end of the applicable Survival Period.

(b)        Other than the representations and warranties made by Buyer in Section 4.2(a), Section 4.2(b), Section 4.2(c)(i), Section 4.2(e), Section 4.2(f) and Section 4.2(h), each of which shall survive the Closing indefinitely, the representations and warranties made by Buyer in Section 4.2 shall survive the Closing for the 12 Month Survival Period and thereafter shall be of no force or effect.

(c)        The covenants and agreements of the Parties to be performed prior to or at Closing shall survive the Closing for the 12 Month Survival Period and thereafter shall be of no force or effect. Other than the covenants and agreements set forth in Section 5.8, each of which shall survive Closing for a period of three (3) years, the covenants and agreements of the Parties to be performed after Closing shall survive the Closing for the Indefinite Survival Period, or such shorter period as expressly provided for herein, and thereafter shall be of no force or effect.

(d)        Any claim for any breach of any representation, warranty, covenant, indemnity or agreement hereunder must be brought on or prior to the end of the applicable Survival Period (if any); provided that, notwithstanding anything contained in this Section 4.3 to the contrary, there shall be no termination of any bona fide claim asserted pursuant to this Agreement with respect to such a representation, warranty, covenant, indemnity or agreement on or prior to the end of the applicable Survival Period (if any).

(e)        All indemnities of the Parties contained in Section 11.1(a), Section 11.1(b), Section 11.2(a) and Section 11.2(b) shall terminate as of the termination date of each respective representation, warranty, covenant, or agreement that is subject to indemnification thereunder, except in each case as to matters for which a specific written claim for indemnity has been delivered to the indemnifying Person on or before such termination date. The obligations in Section 11.2(e) (to the extent relating to clause (a) or clause (g) of the Retained Liabilities definition) shall survive Closing for a period of two (2) years. The obligations in Section 11.2(e) (to the extent relating to clause (b) or clause (f) of the Retained Liabilities definition) shall survive Closing for a period of three (3) years. The obligations in Section 11.2(c) and Section 11.2(e) (to the extent relating to clause (d) of the Retained Liabilities definition) shall survive Closing for the SOL Survival Period. The obligations in Section 11.2(d) and Section 11.2(e) (to the extent relating to clause (c), clause (e) or clause (h) of the Retained Liabilities definition) shall survive Closing for the Indefinite Survival Period.

(f)        Except for the special warranty of title made by Seller in the Assignment and the Surface Deed, the Parties have made no representations or warranties other than those expressly set forth in Sections 4.1 and 4.2.

Section 4.4        Waiver of Representations and Warranties.

(a)        The express representations and warranties of Seller contained in this Article IV and Seller’s certificate delivered pursuant to Section 9.2(b)(iii), and the special warranty of title contained in the Assignment and the Surface Deed, are exclusive and are in lieu of, and Seller expressly disclaims and negates and Buyer hereby waives, any other representation or warranty, express, statutory, implied, or otherwise, including with respect to: (i) the quality, accuracy, completeness or materiality of the data, information and materials furnished (whether electronically, orally, by video, in writing, in any data room or by any other medium) at any time to Buyer, its officers, agents, employees and affiliates in connection with Buyer’s investigation of the Conveyed Properties and Assumed Liabilities and the transactions contemplated hereby (including with respect to title, costs, expenses, revenues, accounts receivable and accounts payable associated with the Conveyed Properties, the financial viability or productivity of the Conveyed Properties, the environmental or physical condition of the Conveyed Properties); (ii) title; (iii) the quality, quantity or volume of the reserves, if any, of the Hydrocarbons in or under the Conveyed Properties, both surface and subsurface; (iv) compliance with Applicable Contracts and applicable Laws (including Environmental Laws); (v) the environmental condition of the Conveyed Properties; (vi) absence of defects (latent or patent), safety and state of repair; (vii) any rights of Buyer and/or its affiliates under applicable Laws to claim diminution of consideration or return of the Purchase Price; (viii) any warranty of freedom from patent, copyright or trademark infringement; and (ix) production rates, recompletion opportunities, decline rates and gas balancing information. Except for the express representations and warranties of Seller contained in this Agreement and Seller’s certificate delivered pursuant to Section 9.2(b)(iii), and the special warranty of title set forth in the Assignment and the Surface Deed, Seller does not make or provide, and Buyer hereby waives, any warranty or representation, express or implied, as to the quality, merchantability, fitness for a particular purpose, or of conformity to models or samples of materials. Except for the express representations and warranties of Seller contained in this Agreement and Seller’s certificate delivered pursuant to Section 9.2(b)(iii), and the special warranty of title set forth in the Assignment and the Surface Deed, at the Closing, the Conveyed Properties are sold, and Buyer accepts the Conveyed Properties “AS IS, WHERE IS AND WITH ALL FAULTS”. Except for the special warranty of title set forth in the Assignment and the Surface Deed and for the representations and warranties expressly made by Seller in this Article IV and in any certificate delivered by it to Buyer at Closing pursuant to Section 9.2(b)(iii) and Buyer’s rights to any indemnity for a breach thereof at Closing, there are no representations or warranties that extend beyond the face of this Agreement as provided in (and subject to the terms and conditions of) Article XI.

(b)        Buyer acknowledges and agrees that the Conveyed Properties have been used for oil and gas drilling and production operations, related oil field operations and possibly for the storage and disposal of deleterious substances, and that the Conveyed Properties may be contaminated with a variety of harmful substances. Physical changes in or under the Conveyed Properties or adjacent lands may have occurred as a result of such uses. The Conveyed Properties may contain wells, sumps, landfills, pits, ponds, tanks, impoundments, foundations, pipelines and other equipment whether or not of a similar nature, any of which may be buried and contain deleterious substances, and the locations of which may not be readily apparent by a physical inspection of the Conveyed Properties. In addition Buyer acknowledges that some oil field production equipment may contain hazardous materials, including asbestos and naturally occurring radioactive material (“NORM”). In this regard, Buyer expressly understands that NORM in the form of scale or in other forms may have become dislodged from the inside of wells, materials and equipment and be located on the Conveyed Properties. Buyer expressly understands that special procedures may be required for the removal and disposal of asbestos, NORM and other deleterious substances from the Conveyed Properties where they may be found. Notwithstanding anything to the contrary herein, Buyer acknowledges and agrees that no Environmental Defect may be asserted on the basis of NORM.

ARTICLE V

COVENANTS

Section 5.1        Conduct of Business. Promptly after the Execution Date, the Parties shall use commercially reasonable efforts to enter into a plan (the “Operational Plan”) with respect to the maintenance and operation of the Conveyed Properties from and after the Execution Date until the earlier of the Closing and the termination of this Agreement in accordance with Article XIII (the “Interim Period”). During the Interim Period, except as expressly provided in this Agreement, the Operational Plan or as consented to in writing by Buyer (which consent shall not be unreasonably withheld, conditioned or delayed), Seller shall (or Seller shall cause Company Parties to):

(a)        cause the Conveyed Properties to be maintained and operated in a manner consistent with the manner of maintenance and operations prior to the Execution Date and in accordance with applicable Laws;

(b)        except for the transactions described on Schedule 5.1(b), refrain from taking any action to sell, transfer, farmout, dispose of, distribute, mortgage, encumber, pledge or enter into any agreement or arrangement for the sale, disposition, distribution, mortgage, encumbrance or pledge of, any of the Conveyed Properties, other than any encumbrances of the foregoing type that would be Permitted Encumbrances, dispositions of obsolete equipment and machinery that are replaced by equipment and machinery of a like or better quality and dispositions of the Conveyed Hydrocarbons that are produced from the Conveyed Properties in the course of normal operations or the ordinary course of business consistent with past practices;

(c)        maintain insurance coverage on the Conveyed Properties presently furnished by third parties that are not affiliates of Seller in the amounts and of the types presently in force (if any);

(d)        refrain from entering into any transaction, the effect of which would be to cause Seller’s Net Revenue Interest with respect to the production of Hydrocarbons from any Listed Interest to be less than, or Seller’s Working Interest with respect to the production of Hydrocarbons from any Listed Interest to be more than, that shown in Exhibit C for such Listed Interest, unless, with respect to any such increase in Working Interest, there is a proportionate increase in the Net Revenue Interest with respect to such Listed Interest;

(e)        except for (i) emergencies or (ii) operations contemplated on Schedule 4.1(o), not enter into any contract or commitment or assume or incur any obligation with respect to the Conveyed Properties’ operations (A) involving expenditures in excess of $50,000 (net to Company Parties’ interest) or (B) involving expenditures that exceed the maximum amount therefor as set forth in the Operational Plan;

(f)        not relinquish voluntarily Seller’s position as operator with respect to any Conveyed Property;

(g)        pay, as they become due, all expenses related to the Conveyed Properties, as would be paid by a reasonably prudent lessee or operator;

(h)        use commercially reasonable efforts to promptly notify Buyer of any proposed spacing, pooling, unitization and/or communitization agreements, declarations, orders and/or applications or any well proposal of which any Company Party becomes aware of or is required to make under any contract or agreement, specifying the nature and time period associated therewith, and such Company Party will elect to participate in such proposed spacing, pooling, unitization and/or communitization agreements, declarations, orders and/or applications or well proposals as Buyer may request and timely and properly make any payment relating thereto;

(i)        not terminate, extend, or materially amend, violate, breach or default under, any Applicable Contract or Lease; and not acquire any oil, gas or mineral lease covering any of the Lands or any additional interest in any Lease;

(j)        use commercially reasonable efforts to maintain in full force and effect all Leases that are presently producing in paying quantities;

(k)        use commercially reasonable effort to maintain all Permits, bonds and guaranties affecting the Conveyed Properties, and make all filings that any Company Party is required to make under applicable Law with respect to the Conveyed Properties;

(l)        not waive, compromise or settle any material right or claim with respect to any of the Leases, Unit Interests or Wells;

(m)        not enter into any contract with any affiliate of Seller applicable to the Conveyed Properties; provided, however, prior to Closing Seller shall cause its affiliate to assign and transfer to Seller any Applicable Contracts set forth on Exhibit A-2 held by Seller’s affiliate;

(n)        not take, nor permit any of its affiliates (or authorize any investment banker, financial advisor, attorney, accountant or other person retained by, acting for or on behalf of Seller or any such affiliate) to take, directly or indirectly, any action to solicit, encourage, negotiate, assist or otherwise facilitate (including by furnishing confidential information with respect to the Conveyed Properties or permitting access to the Conveyed Properties or books and records of Company Parties) any offer from any Person concerning the direct or indirect acquisition of the Conveyed Properties by any Person other than Buyer or its affiliates. If Seller or such affiliates (or other Persons acting for or on its behalf) receives from any Person any offer, inquiry or other informational request referred to above, Seller will promptly advise such Person, by written notice, of the terms of this provision;

(o)        not (i) enter into any collective bargaining agreement or other contract, agreement or understanding with any labor union or representative of any employees that relates to any Business Employee or the Conveyed Properties, (ii) transfer the employment of any Available Employee, or (iii) terminate the employment of any Available Employee other than for cause; and

(p)        not consolidate Oakfield with any other Person; not make any changes to the Governing Documents of Oakfield or issue any additional equity or other interests in Oakfield; not liquidate, dissolve, recapitalize, reorganization or otherwise wind up Oakfield; not permit Oakfield to purchase equity or other interests of any Person; not issue, sell, split, combine, reclassify, redeem, acquire, or authorize any shares of Oakfield’s capital stock or other equity interests (including any securities exchangeable into or convertible into any such interests); not authorize or pay any dividends on or make any distributions of cash or assets of Oakfield unless an appropriate adjustment is made to the Purchase Price pursuant to Section 3.2; not allow Oakfield to incur, assume, guarantee or otherwise become liable for any Debt (directly, contingently or otherwise); not permit Oakfield to hire any employees; and not permit Oakfield to make any settlement of or compromise any Tax liability, make or change any Tax election or Tax method of accounting, surrender any right to claim a refund of Taxes or consent to any extension or waiver of the limitation period applicable to any Tax claim or assessment;

provided, however, that, notwithstanding the foregoing, (i) Buyer acknowledges and agrees that any acts or omissions of the other Working Interest owners (and operators) of the Conveyed Properties that Seller does not have any contractual right to control shall not constitute a breach of this Section 5.1 and (ii) Buyer’s consent shall not be required with respect to any action taken by Company Parties as required by Law, provided Seller shall use commercially reasonable efforts to give Buyer prior written notice of such action.

Section 5.2        Bonds and Other Credit Support. Buyer acknowledges that various bonds, letters of credit, guarantees and/or cash deposits set forth on Schedule 5.2 (collectively, “Security Arrangements”) have been provided by Company Parties and/or their affiliates to secure the payment and performance of obligations related to the Conveyed Properties. To the extent Company Parties and/or any of their affiliates have any obligations pursuant to any such Security

Arrangement or have any property that secures the repayment of any amounts advanced pursuant to any such Security Arrangement (collectively, the “Seller Obligations”), Buyer shall take such actions, during the Interim Period, as are necessary to cause the Seller Obligations arising under the Security Arrangements set forth on Schedule 5.2 (and such Security Arrangements) to be released and terminated concurrent with the Closing. As to those Security Arrangements not listed on Schedule 5.2, Buyer shall take such actions as are necessary to cause the Seller Obligations arising under such Security Arrangements (and such Security Arrangements) to be released and terminated within thirty (30) days following Seller’s notifying Buyer (or if earlier, Buyer’s otherwise becoming aware) of such Security Arrangement, and Buyer shall reimburse Seller, within ten (10) days following Seller’s demand therefor, the aggregate amount of any Seller Obligations that are paid or performed by Seller under such Security Arrangements following the Closing.

Section 5.3        Reports. Seller and Buyer agree to cooperate with each other in connection with the preparation by such Parties of any report to any federal, state or local governmental authorities that are required of such Parties as the result of the execution and delivery of this Agreement or the consummation of the transactions contemplated hereby.

Section 5.4        Efforts. Each Party will use commercially reasonable efforts to take, or to cause to be taken, all actions and to do, or cause to be done, all things necessary, proper or advisable under applicable Laws and regulations to consummate and make effective the transactions contemplated by this Agreement, including (a) cooperation in determining whether any action by or in respect of, or filing with, any governmental body, agency or other official authority is required, or any actions, consents, approvals or waivers are required to be obtained from parties to any material contracts, in connection with the consummation of the transactions contemplated hereby; (b) cooperation in seeking and obtaining any such actions, consents, approvals, or waivers; and (c) the execution of any additional instruments necessary to consummate the transactions contemplated hereby. Promptly after Closing, Buyer shall: (i) record the Assignment and all state and federal assignments executed at the Closing in all applicable real property records and/or, if applicable, all state and federal governmental authorities and Buyer shall provide to Seller copies of such recorded documents; (ii) actively pursue the approval of all Customary Post-Closing Consents from the applicable governmental authorities; (iii) actively pursue all other consents and approvals that may be required in connection with the assignment of the Conveyed Properties to Buyer and the assumption of the rights, interests, obligations and liabilities assumed by Buyer hereunder that have not been obtained prior to Closing, provided that Seller shall reasonably cooperate with Buyer in obtaining such other consents and approvals, at Buyer’s sole cost and expense; and (iv) deliver all notices that may be required in connection with the assignment of the Conveyed Properties to Buyer and the assumption of the rights, interests, obligations and liabilities assumed by Buyer hereunder.

Section 5.5        Return of Information. In the event of termination of this Agreement, Buyer shall promptly comply with its obligations under the Confidentiality Agreement regarding the return and destruction of Confidential Information.

Section 5.6        Amendment of Schedules. Buyer agrees that, with respect to the representations and warranties of Seller contained in this Agreement, Seller shall have the continuing right until Closing to add, supplement or amend the Schedules to its representations and warranties with respect to any matter hereafter arising which, if existing on the Execution Date or thereafter, would have been required to be set forth or described in such Schedules. For all purposes of this Agreement, including for purposes of determining whether the Buyer’s closing conditions have been fulfilled, the Schedules to Seller’s representations and warranties contained in this Agreement shall be deemed to include only that information contained therein on the Execution Date and shall be deemed to exclude all information contained in any addition, supplement or amendment thereto.

Section 5.7        Operatorship. Within ten (10) Business Days after Closing, Seller shall send notices to co-owners of those Subject Oil and Gas Interests that Seller (or its affiliate) currently operates (the “Seller Operated Oil and Gas Properties”) indicating that Seller (or its affiliate) is resigning as operator, effective upon the Closing Date, and recommending that Buyer (or its designee) be elected successor operator for the Seller Operated Oil and Gas Properties. Seller makes no representations or warranties to Buyer as to the transferability of operatorship of any Subject Oil and Gas Interests which Seller (or its affiliate) currently operates. Rights and obligations associated with operatorship of the Seller Operated Oil and Gas Properties are governed by operating agreements or similar agreements and will be decided in accordance with the terms of such agreements.

Section 5.8        Suspense Funds. From and after Closing, Buyer accepts sole responsibility for and agrees to pay all costs and expenses associated with Suspense Funds to the extent the Purchase Price is adjusted pursuant to Section 3.2(b)(viii) for such amounts (including any additional fines, penalties or interest (i) that accrue prior to Closing to the extent, but only to the extent, that the Suspense Funds delivered to Buyer include amounts to cover such fines, penalties or interest and (ii) that may accrue after Closing), and Buyer (on behalf of the Buyer Indemnified Parties and their successors and assigns) waives any and all claims it may have against Seller associated with the same; provided, however, that Seller will retain all responsibility and Liability for (a) any amounts that Seller or its affiliates failed to hold in suspense prior to the Effective Time as required under Law, (b) statutory penalties and interest, if any, owing to any interest owner attributable to the Suspense Funds accruing prior to the Effective Time, and (c) penalties and interest, if any, attributable to the Suspense Funds accruing prior to the Effective Time, payable to any state under existing escheat or unclaimed property status Laws (collectively, the “Shortfall Amounts”). Seller shall reimburse Buyer for any Shortfall Amount within fifteen (15) days of its receipt of written notice from Buyer; provided, however, that, if Seller contests the validity or amount of a proposed Shortfall Amount, Seller may make such reimbursement subject to refund, in which case Buyer shall be obligated to make a refund to Seller, in the event that all or a portion of the Shortfall Amount is later determined not to be valid.

Section 5.9        Employee Matters.

(a)        From and after the Execution Date, Buyer and/or its affiliate or designee shall be permitted to meet with and interview each Available Employee in connection with prospective employment with Buyer and/or its affiliate or designee and offer employment to any such Available Employee on terms determined by Buyer and/or its affiliate or designee in its sole discretion. Buyer is responsible for scheduling any meetings or interviews and Seller shall reasonably assist Buyer with respect to such scheduling. Any meetings or interviews between Buyer or its affiliate or designee and Available Employees shall be scheduled at times and places that are not unreasonably inconvenient or disruptive to Seller or its affiliates and during normal business hours, with reasonable advance notice being provided to Seller or its affiliates. It is understood that Buyer and its affiliates and designee shall have no obligation to interview or make an offer of employment to any of the Available Employees. Any offer of employment extended by Buyer or its affiliate or designee to an Available Employee shall be made at least ten (10) days prior to the Closing, in writing (or an electronic document) with an identification of such Available Employee’s salary or hourly rate, bonus opportunity, incentive compensation and benefits in which such Available Employee will be eligible to participate, if any. Within three (3) days after the date Buyer or its affiliate or designee makes any such offer of employment, Buyer shall send to Seller a schedule identifying each Available Employee who received an offer of employment from Buyer or its affiliate or designee, and whether such offer of employment was for compensation greater than, less than or equal to the compensation currently being paid to such Available Employee. All offers of employment contemplated by this Section 5.9(a) shall expire at least five (5) days prior to the Closing, and after the Closing shall be void. Buyer shall promptly, but in any event at least four (4) days prior to the Closing, notify Seller of whether such offers of employment have been accepted or rejected by the applicable Available Employees (and, if the agreed upon compensation differs from the initial offer of employment, Buyer shall notify Seller of the revised compensation arrangement (i.e., as greater than, less than, or equal to current compensation)). Buyer hereby agrees that it will comply with all applicable Laws in making any employment decisions and taking any actions pursuant to this Section 5.9(a). Buyer also agrees that it will provide copies of any offer letters and/or acceptance letters to Seller at its reasonable request. All Available Employees who accept an offer of employment from, and commence employment with, Buyer or its affiliate or designee shall be referred to herein as “Transferred Employees.”

(b)        Seller shall terminate the employment of each Available Employee who accepts an offer of employment made pursuant to Section 5.9(a) effective as of the Closing Date or, if later, as of the date on which such Available Employee returns from a leave of absence (so long as such return occurs within ninety (90) days after the Closing or such later time as may be required by Law). Seller shall be solely responsible for all (i) obligations owed to, and Liabilities that are attributable to, associated with or related to, or that arise out of or in connection with the employment of (A) those Business Employees who do not become Transferred Employees, including Rejected Available Employees, and (B) the Transferred Employees, if any, up to and including the last date of their employment with Seller or its affiliate, including, in each case, salary, bonus (including any “retention bonus” or “stay bonus”), accrued paid time off, severance, retirement benefits and amounts owed under any Employee Benefit Plan (including, for the avoidance of doubt, any payroll, employment and similar Taxes with respect thereto), and (ii) Liabilities that are attributable to, associated with or related to, or that arise out of or in connection with any Employee Benefit Plan, including all Controlled Group Liabilities.

(c)        For a period of one (1) year following the Closing, Buyer may not, directly or indirectly (including through its affiliates or any staffing or search firm or other vendor), solicit for employment or engagement, any Available Employee that (i) is not offered employment by Buyer or its affiliate or designee pursuant to Section 5.9(a) or (ii) declines any offer of employment made by Buyer or its affiliate or designee pursuant to Section 5.9(a) (collectively, “Rejected Available Employees”). For the avoidance of doubt, nothing in this Section 5.9(c) shall prohibit Seller or its affiliates from retaining any Rejected Available Employee or attempting to induce any such Rejected Available Employee to continue their employment with Seller or its affiliates, as applicable. For a period of one (1) year following the Closing, Seller may not, directly or indirectly (including through its affiliates or any staffing or search firm or other vendor), solicit for employment or engagement any Transferred Employee.

(d)        Buyer shall be solely responsible for complying with WARN Act obligations owed to Transferred Employees, including any and all obligations under the WARN Act requiring notice of plant closings, relocations, mass layoffs, reductions in force or similar actions (and for any failures to so comply), in any case, applicable to the Transferred Employees, which result from any action by Buyer or its affiliates or designee after the Closing Date. Buyer shall defend, indemnify and hold harmless Seller and its affiliates against any and all Liabilities arising in connection with any failure to comply with the requirements of this Section 5.9(d).

(e)        Seller shall be solely responsible for complying with WARN Act obligations including any and all obligations requiring notice of plant closings, relocations, mass layoffs, reductions in force or similar actions (and for any failures to so comply), in any case, applicable to the Available Employees, which result from any action by Seller or its affiliates on or before the Closing Date. Seller shall defend, indemnify and hold harmless Buyer and its affiliates and designee against any and all Liabilities arising in connection with any failure to comply with the requirements of this Section 5.9(e).

(f)        The provisions of this Section 5.9 are solely for the benefit of the respective Parties to this Agreement and nothing in this Section 5.9, express or implied, shall confer upon any employee (or any dependent or beneficiary thereof), any rights or remedies, including any right to continuance of employment or any other service relationship with Buyer, Seller or any of their respective affiliates or designees, or any right to compensation or benefits of any nature or kind whatsoever under this Agreement. For the avoidance of doubt, nothing in this Agreement will be construed as an amendment to any Employee Benefit Plan or any other compensation and benefit plans maintained for or provided to directors, officers or employees of Seller or its affiliates prior to or following the Closing.

Section 5.10        Hedges.

(a)        From and after the Execution Date until prior to Closing, upon receipt of written instructions from Buyer, Seller shall promptly authorize the initiation of one or more hedging transactions in connection with the Conveyed Properties in accordance with the terms and conditions, and with any counterparty that has an ISDA agreement in effect or executes an ISDA agreement with Seller, set forth in such written instructions (each such transaction initiated in accordance with this Section 5.10(a), a “Specified Hedging Agreement”); provided that (i) the volumes associated with all such Specified Hedging Agreements are, in the aggregate, no greater than those listed on Schedule 5.10(b) and on market terms, (ii) the Specified Hedging Agreements are executed solely with counterparties listed on Schedule 5.10(b), (iii) Seller shall not be required to pay to any counterparty any fee to authorize the initiation of any Specified Hedging Agreement (unless Buyer agrees in writing to reimburse Seller for such fee), and

(iv) Buyer has delivered such instructions at least five (5) Business Days prior to the Closing. Seller shall not authorize the initiation of any Specified Hedging Agreement except as expressly provided in this Section 5.10(a).

(b)        If Seller has authorized the initiation of any Specified Hedging Agreement in accordance with this Section 5.10 and the proposed counterparty thereto fails to authorize the initiation of such Specified Hedging Agreement, Seller shall not be in breach of this Section 5.10 for such counterparty’s failure to authorize the initiation of such Specified Hedging Agreement.

(c)        Prior to the earlier of novation of a Specified Hedging Agreement to Buyer at Closing or the termination and liquidation of a Specified Hedging Agreement in accordance with Section 5.10(e), Seller shall (i) comply with such Specified Hedging Agreement and (ii) not execute or deliver any amendment for, or waiver of any right under, such Specified Hedging Agreement, transfer any right or obligation under such Specified Hedging Agreement or terminate such Specified Hedging Agreement; provided, however, that Seller shall execute and deliver any such amendment or waiver or effect any such transfer or termination in accordance with any written request delivered by Buyer to Seller and consistent with Schedule 5.10(b); and provided further, however, that if the counterparty to such Specified Hedging Agreement fails to authorize or enter into any such amendment, waiver or transfer, Seller shall not be in breach of this Section 5.10 for such counterparty’s failure to authorize or enter into such amendment, waiver or transfer.

(d)        In the event that the Closing occurs and any Specified Hedging Agreement is not able to be novated to Buyer at the Closing because the applicable counterparty thereto does not consent to entering into the applicable Novation Instruments and/or related ISDA agreement with Buyer (any such Specified Hedging Agreement, an “Untransferred Hedging Agreement”), then for ninety (90) days thereafter, (i) Seller shall use commercially reasonable efforts to cause the novation of such Untransferred Hedging Agreement to Buyer within such ninety (90) day period, and (ii) Seller shall remain a party to such Untransferred Hedging Agreement and maintain such Untransferred Hedging Agreement in full force and effect in accordance with its terms and Section 5.10(c), provided Buyer shall INDEMNIFY, DEFEND AND HOLD HARMLESS Seller Indemnified Parties harmless from and against any and all Liabilities incurred by Seller (or any of the other Seller Indemnified Parties) in connection therewith.

(e)        In the event that (X) any Untransferred Hedging Agreement is not able to be novated to Buyer within ninety (90) days after Closing in accordance with Section 5.10(d) and 5.11, or (Y) this Agreement is terminated, there exists a Buyer Closing Breach and there exists one or more Specified Hedging Agreements (any such Specified Hedging Agreement, a “Termination Hedging Agreement” and collectively with any Untransferred Hedging Agreement, the “Subject Hedging Agreements”) (i) Seller and Buyer shall promptly jointly negotiate with the applicable counterparty of such Subject Hedging Agreements for the mutual termination and liquidation of such Subject Hedging Agreements and an amount to be paid to or by Seller upon liquidation of such Subject Hedging Agreements, and (ii) upon agreement amongst the applicable counterparty and Buyer as to the mutual termination and liquidation of such Subject Hedging Agreements and an amount to be paid to or by Seller upon liquidation of such Subject Hedging Agreements, Seller shall use commercially reasonable efforts to cause such Subject Hedging Agreements to be terminated and liquidated as of such date; provided, however, that Seller shall not take any affirmative action to liquidate any Subject Hedging Agreements except to the extent Buyer consents in writing to the liquidation amount to be received or payable by Seller or any of its affiliates in connection with any such liquidation, such consent not to be unreasonably withheld, conditioned or delayed, or such Subject Hedging Agreements by their term provides for a liquidation under such circumstances; provided further, and notwithstanding the foregoing, in the event Seller, Buyer and the applicable counterparty are not able to jointly negotiate the mutual termination and liquidation of any Subject Hedging Agreement within thirty (30) days following the expiration of the ninety (90) day period following Closing, Seller may proceed to terminate and liquidate such Subject Hedging Agreement without the consent of Buyer except that Buyer shall have the right to consent in writing to the liquidation amount to be received or payable by Seller or any of its affiliates in connection with any such liquidation, such consent not to be unreasonably withheld, conditioned or delayed. With respect to any such Subject Hedging Agreements that are terminated and liquidated pursuant to the immediately preceding sentence, within ten (10) Business Days of such termination and liquidation (or the payment or receipt of funds, if occurring later), (A) Buyer shall pay to Seller all amounts paid by Seller to such counterparty upon liquidation of any such Subject Hedging Agreements and (B) Seller shall pay to Buyer (without duplication any adjustments pursuant to Section 3.2(b)(x)) the amount of any Hedge Proceeds paid to Seller by such counterparty upon liquidation of any such Subject Hedging Agreements (in each case by direct bank or wire transfer in same day funds to the account designated by the receiving Party).

(f)        Prior to the earlier of the novation of an Existing Hedging Agreement to Buyer at Closing or the termination of this Agreement, except as otherwise provided in the first sentence of Section 5.11, Seller shall (i) comply with such Existing Hedging Agreement and (ii) not execute or deliver any amendment for, or waiver of any right under, such Existing Hedging Agreement, transfer any right or obligation under such Existing Hedging Agreement or terminate such Existing Hedging Agreement. In the event that any Existing Hedging Agreement is not able to be novated to Buyer within ninety (90) days after Closing in accordance with Section 5.11, Seller and Buyer shall have no further obligation with respect thereto and such Existing Hedging Agreement shall be an Excluded Asset.

(g)        Notwithstanding anything to the contrary in this Agreement, the Specified Hedging Agreements and Existing Hedging Agreements and the transactions contemplated thereby and the actions to be taken by the Parties in accordance with this Section 5.10 and Section 5.11 are an exception to, and will under no circumstance constitute a breach of, any of (i) the representations and warranties made by either Party in this Agreement or in any certificate to be delivered at Closing or (ii) the covenants contained in Section 5.1.

Section 5.11        Novation.    Seller shall use commercially reasonable efforts to cause, as promptly as practical after the Execution Date, the counterparties to the existing hedges described on Schedule 5.10(a) (the “Existing Hedging Agreements”) to novate such counterparties’ positions under the Existing Hedging Agreements to Wells Fargo Bank, National Association, and Buyer shall pay to Seller one-half (1/2) of the fees paid by Seller to a counterparty that was necessary to effect any such novation. In addition, Seller shall use commercially reasonable efforts to cause at Closing the novation of the Specified Hedging Agreements and the Existing Hedging Agreements to Buyer. Seller and Buyer shall execute and deliver (or cause to be executed and delivered) to the Specified Hedging Agreement and Existing

Hedging Agreement counterparties a novation instrument reasonably acceptable to the Parties and such counterparties at the Closing (the “Novation Instruments”). Buyer shall execute an ISDA agreement with each applicable counterparty of the Specified Hedging Agreements prior to such novation and pay to Seller any fees paid by Seller to a trade counterparty that was necessary to effect any novation of a Specified Hedging Agreement. Seller shall consult with Buyer regarding any such fee prior to agreeing to pay for such fee. Buyer shall use commercially reasonable efforts to enter into an ISDA agreement with each applicable counterparty of the Existing Hedging Agreements and to cause at Closing the novation of the Existing Hedging Agreements; provided that Seller shall be responsible for any novation fees to a trade counterparty necessary to effect any novations of the Existing Hedging Agreements. Specified Hedging Agreements and/or Existing Hedging Agreements novated to Buyer shall be deemed Properties for all purposes hereunder.

Section 5.12    Debt.     Seller shall obtain at or prior to Closing recordable releases (where applicable) and termination statements from the applicable lenders under Seller’s revolving credit facility or other debt contracts of any mortgages, deeds of trust, financing statements, fixture filings, security agreements, guarantees or similar encumbrances burdening the Conveyed Properties or Oakfield Interests or provided by Oakfield, in each case, to the extent created or incurred by, through or under Seller or its affiliates, including those set forth on Schedule 4.1(u)(ii).

ARTICLE VI

EXAMINATION OF TITLE AND PROPERTIES

Section 6.1        Access.

(a)        From and after the Execution Date, until 5:00 p.m. Central time on the thirtieth (30th) day after the Execution Date (the “Defect Deadline”), Seller shall give Buyer (and any of its officers, employees, agents, accountants, attorneys, investment bankers, landmen, consultants or other designated representatives (collectively, “Buyer’s Representatives”)) reasonable access to Seller’s personnel and the Conveyed Properties (including the Records in Seller’s or its affiliate’s possession), solely for the purpose of Buyer’s due diligence investigation of the Conveyed Properties, but only to the extent that Seller or its affiliates may do so without violating any confidentiality or other obligations to any third party and only to the extent that Seller or its affiliates have the authority to grant such access without breaching any obligation or restriction binding on Seller or any of its affiliates; provided that Seller shall use its commercially reasonable efforts to obtain a waiver of any such obligation or restriction. Such access by Buyer shall be limited to Seller’s normal business hours, and Buyer’s investigation shall be conducted in a manner that minimizes interference with the operation of the Conveyed Properties and at the sole cost and expense of Buyer.

(b)        Buyer acknowledges that the permission of the operator (if other than Seller or its affiliate) or another third Person may be required before Buyer will be able to inspect portions of the Conveyed Properties and that such permission must be obtained prior to the inspection of such portions. Seller shall use commercially reasonable efforts to obtain such permission for Buyer upon Buyer’s request. All investigations and due diligence conducted by Buyer or Buyer’s Representatives shall be conducted at Buyer’s sole cost, risk and expense

(except to the extent caused by the gross negligence or willful misconduct of the Seller Indemnified Parties), and any conclusions made from any such investigations and due diligence done by Buyer or any of Buyer’s Representatives shall result from Buyer’s own independent review and judgment. Buyer agrees to comply with (and to cause Buyer’s Representatives to comply with) the rules, regulations and instructions issued by Seller or any operator of the Conveyed Properties regarding the actions of Buyer (and Buyer’s Representatives) in conducting any inspection pursuant to this Section 6.1. Any physical inspections or other environmental review or diligence (including Buyer’s Environmental Review) shall be performed by a reputable engineering firm and/or environmental consultant reasonably acceptable to Seller.

Section 6.2        Environmental Property Inspection.

(a)        From and after the Execution Date, until the Defect Deadline, Seller shall permit Buyer and Buyer’s Representatives, at Buyer’s sole risk, cost and expense, reasonable access to the Conveyed Properties operated by Seller (or any of its affiliates) to conduct field inspections for purposes of Buyer’s due diligence investigation of environmental matters relating to the Conveyed Properties (“Buyer’s Environmental Review”). In connection with the granting of such access, subject to Section 6.2(b), Buyer agrees that Buyer shall be liable to Seller for any and all damage to the Conveyed Properties arising out of or relating to Buyer’s (or Buyer’s Representatives’) inspection and access to the Conveyed Properties. Buyer shall, and shall cause Buyer’s Representatives to, abide by Seller’s (or any of its affiliates’) safety rules, regulations and operating policies of which they are informed while conducting Buyer’s Environmental Review. The scope of work comprising Buyer’s Environmental Review shall be limited to Phase 1 Activities unless based on the results of such Phase 1 Activities, an independent third party consultant (including the consultant engaged by Buyer to conduct Buyer’s Environmental Review) reasonably recommends that sampling or testing of environmental media or operation of equipment is necessary to confirm that an Environmental Defect exists or to calculate the Environmental Defect Amount, and Buyer requests in writing to do so. If Buyer requests authorization to perform any sampling, testing or operation, Seller shall have the right, in its sole discretion, to reject Buyer’s request up to and within forty-eight (48) hours of receipt. However, if Seller rejects Buyer’s request, Buyer shall have the right, in its sole discretion, to exclude the applicable Conveyed Property from the Conveyed Properties conveyed by Seller to Buyer at Closing in which case the Purchase Price shall be reduced by the Allocated Value of such Retained Property. Buyer shall (i) consult with Seller before conducting any work comprising Buyer’s Environmental Review, (ii) perform all such work in a safe and workmanlike manner and so as to not unreasonably interfere with Seller’s (or any of its affiliates’) operations, (iii) comply with all applicable Laws and customary industry practices, and promptly and completely (x) remove all equipment, tools or other property brought onto the Conveyed Properties in connection with Buyer’s Environmental Review and (y) restore the Conveyed Properties and repair any damage thereto resulting from Buyer’s Environmental Review. Seller shall have the right to have one or more representatives accompany Buyer at all times during Buyer’s Environmental Review, and Buyer shall give Seller at least forty-eight (48) hours’ notice prior to any visits by it (or any Buyer Representatives) to the Conveyed Properties. Notwithstanding anything to the contrary in this Agreement, Buyer may not access, and may not conduct Buyer’s Environmental Review with respect to, any Conveyed Property where Seller or its affiliates do not have the authority to grant access for such due diligence and review; provided, however, Seller will use commercially reasonable efforts to obtain permission from any necessary third party operator to allow Buyer and Buyer’s Representatives such access, it being understood by Buyer that the execution by Buyer or Buyer’s Representatives of a customary access agreement may be a condition of such access. The Parties agree that all information discovered during Buyer’s Environmental Review shall be governed by the terms of the Confidentiality Agreement.

(b)        BUYER SHALL DEFEND, INDEMNIFY AND HOLD HARMLESS THE SELLER INDEMNIFIED PARTIES, FROM AND AGAINST ANY AND ALL LIABILITIES ARISING OUT OF, RESULTING FROM, BASED ON, ASSOCIATED WITH, OR RELATING TO, IN ANY WAY, THE ACCESS AFFORDED TO BUYER PURSUANT TO THIS ARTICLE VI, REGARDLESS OF WHETHER SUCH LIABILITIES ARISE OUT OF OR RESULT FROM, SOLELY OR IN PART, THE SOLE, ACTIVE, PASSIVE, CONCURRENT OR COMPARATIVE NEGLIGENCE, STRICT LIABILITY OR OTHER FAULT OR VIOLATION OF LAW OF OR BY ANY OF THE SELLER INDEMNIFIED PARTIES, EXCEPTING ONLY (i) LIABILITIES TO THE EXTENT RESULTING FROM THE GROSS NEGLIGENCE OR WILLFUL MISCONDUCT OF ANY OF THE SELLER INDEMNIFIED PARTIES AND (ii) LIABILITIES FOR ENVIRONMENTAL CONDITIONS MERELY DISCOVERED AS A RESULT OF BUYER’S ENVIRONMENTAL REVIEW THAT WERE EXISTING PRIOR TO SUCH ACCESS, WHICH LIABILITIES SHALL BE ALLOCATED PURSUANT TO THE OTHER PROVISIONS OF THIS AGREEMENT. THE FOREGOING INDEMNITY SHALL CONTINUE IN FULL FORCE AND EFFECT NOTWITHSTANDING ANY TERMINATION OF THIS AGREEMENT.

(c)        From and after the Execution Date until the Closing, Buyer will maintain, at its sole cost and expense and with insurers reasonably satisfactory to Seller, policies of insurance of the types and in the amounts set forth on Schedule 6.2(c). Coverage under all insurance required to be carried by Buyer hereunder will (i) be primary insurance, (ii) list Seller Indemnified Parties as additional insureds, (iii) waive subrogation against Seller Indemnified Persons, and (iv) provide for thirty (30) days’ prior notice to Seller of cancellation or modification of the policy or reduction in coverage. Buyer will provide evidence of such insurance to Seller prior to entering upon the Conveyed Properties.

Section 6.3        Exclusive Remedy. Except for Buyer’s (a) rights with respect to the representations and warranties set forth in Sections 4.1(j), 4.1(p), 4.1(q), 4.1(r), 4.1(s), 4.1(t) and 4.1(v), (b) rights under the special warranty of title under the Assignment and the Surface Deed, (c) rights to terminate this Agreement pursuant to Section 13.1(c), and (d) rights under Section 11.2(e) (to the extent relating to clause (b), clause (d), clause (e), clause (f) and clause (h) of the Retained Liabilities definition), the rights and remedies of Buyer set forth in this Article VI shall be Buyer’s exclusive rights and remedies with respect to any defect of title (including any Title Defect but excluding title to the Oakfield Interests), any Environmental Defect and any Environmental Liability with respect to the Conveyed Properties, and the provisions of Article XI (other than Buyer’s (i) rights provided in Section 11.2(a) for a breach of Seller’s representations and warranties set forth in Sections 4.1(j), 4.1(p), 4.1(q), 4.1(r), 4.1(s), 4.1(t) and 4.1(v), and (ii) rights under Section 11.2(e) (to the extent relating to clause (b), clause (d), clause (e), clause (f) and clause (h) of the Retained Liabilities definition)) shall not apply with respect to any defect in title (including any Title Defect but excluding title to the Oakfield Interests), Environmental Defect or Environmental Liability; provided, however, notwithstanding anything the contrary herein, any such remedies (and any recoveries of damages or monies pursuant thereto or otherwise) shall be without duplication of Title Defect Amounts and/or Environmental Defect Amounts for which Buyer receives a Purchase Price Adjustment or other remedy pursuant to this Article VI.

Section 6.4        Notice of Title Defects and Title Benefits; Remedies.

(a)        If Seller discovers any Title Benefit, or Buyer discovers any Title Defect, then such Party may deliver to the other Party, on or prior to the Defect Deadline, a Title Notice with respect to such Title Benefit or Title Defect, as applicable. Except as set forth in the special warranty of title contained in the Assignment and the Surface Deed, Seller and Buyer shall be deemed to have waived, and neither Buyer nor Seller, respectively, shall have any liability for, any Title Benefit or Title Defect for which Buyer or Seller, respectively, has not received a proper Title Notice on or before the Defect Deadline. For the avoidance of doubt, if Buyer or Seller fails to provide a Title Notice which satisfies the requirements set forth in the definition of Title Notice, then the relevant Title Defect(s) or Title Benefit(s), as the case may be, shall be deemed waived.

(b)        With respect to each Listed Interest for which Buyer has asserted a Title Defect pursuant to a properly and timely delivered Title Notice (each such Listed Interest, a “Title Defect Property”), Seller shall have until the third (3rd) day prior to Closing (the “Defect Response Date”) to notify Buyer of those asserted Title Defects Seller elects to attempt to cure (each, a “Title Cure Election”) and those asserted Title Defects and/or the Title Defect Amounts Seller disputes (each, a “Title Dispute Election”). At Closing or upon resolution of a Disputed Title Matter, as applicable, with respect to each Title Defect Property that Seller has not cured (and Buyer has not elected to waive in writing), the following shall apply:

(i)        if the Title Defect Amount is equal to or greater than the Allocated Value of the applicable Title Defect Property, then Seller shall have the option, in its sole discretion, to exclude such Title Defect Property (and all related or associated Conveyed Properties) from the Conveyed Properties conveyed by Seller to Buyer pursuant to this Agreement, in which case, the Purchase Price shall be reduced by the Allocated Value of such Retained Property (provided, however, any Conveyed Properties owned by Oakfield may not be excluded from the transactions contemplated hereby and clause (ii) below shall apply thereto); or

(ii)        Seller shall include such Title Defect Property (and all related or associated Conveyed Properties) (any such Title Defect Property, together with all other such Title Defect Properties, the “Included Title Defect Properties”) in the Conveyed Properties conveyed by Seller to Buyer pursuant to this Agreement, in which case, (A) if Seller has not made a Title Cure Election or Title Dispute Election with respect to such Title Defect Property prior to the Defect Response Date, the Purchase Price payable at Closing shall be reduced by the Title Defect Amount for such Included Title Defect Property (as determined by mutual agreement of the Parties), (B) if Seller has made a Title Cure Election or Title Dispute Election with respect to such Title Defect Property prior to the Defect Response Date, the Purchase Price payable at Closing shall be reduced by the Title Defect Amount for such Included Title Defect Property (as determined by mutual agreement of the Parties or if the Parties cannot agree, by Buyer acting reasonably and in good faith) and at the Closing Buyer shall deposit such amount into the Escrow Account pending the curing or resolution of the applicable Title Defect, or (C)

upon resolution of a Disputed Title Matter, the Purchase Price shall be reduced (without duplication) by the Title Defect Amount (if any) for such Included Title Defect Property (as determined by the Arbitrator).

(c)        With respect to any Included Title Defect Property for which there is a timely delivered Title Cure Election or Title Dispute Election, until the one hundred twentieth (120th) day after the Closing (such period, the “Cure Period”), Seller may, but shall have no obligation to, at its sole cost and expense, cure the Title Defect asserted with respect to such Included Title Defect Property. If, as of the expiration of the Cure Period, Seller has cured (or partially cured) any Title Defect affecting any Included Title Defect Property, within ten (10) days after the end of the Cure Period, Seller and Buyer shall jointly instruct the Escrow Agent to pay the amounts deposited in escrow in respect of any portion of the Title Defect that was cured to Seller, and pay the amounts deposited in escrow in respect of any portion of the Title Defect that was not cured to Buyer. With respect to any Included Title Defect Property for which there is a timely delivered Title Dispute Election, the provisions of Section 6.7 shall apply and at the resolution of such Disputed Matter pursuant to Section 6.7, the amount deposited in escrow with respect thereto shall be released from the Escrow Account to Seller or Buyer, as applicable, pursuant to the decision of the Arbitrator.

(d)        Notwithstanding anything to the contrary set forth herein, in no event shall there be any remedies provided by Seller (other than with respect to the special warranty of title provided in the Assignment and the Surface Deed delivered at Closing), and Seller shall not be responsible for nor shall the Purchase Price be reduced for, (i) any individual Title Defect for which the Title Defect Amount does not exceed fifty thousand dollars ($50,000) (the “Title Threshold”) or (ii) any Title Defect with respect to which the Title Defect Amount exceeds the applicable Title Threshold, unless and until the aggregate of (1) all such Title Defect Amounts that exceed the applicable Title Threshold (excluding any Title Defect Amounts attributable to Title Defects that are cured by Seller pursuant to Section 6.4(c) and less the aggregate of all Title Benefit Amounts that exceed the Title Threshold) and (2) all such Environmental Defect Amounts that exceed the applicable Environmental Threshold (excluding the amount of Environmental Defect Amounts attributable to Environmental Defects that are cured by Seller pursuant to Section 6.6(b)), exceeds an amount equal to two percent (2%) of the aggregate of the Allocated Values of all Listed Interests (the “Defect Deductible”), and then only with respect to the amount of such Title Defect Amounts (less such Title Benefit Amounts) that exceed the Defect Deductible.

Section 6.5        Title Defect Amount; Title Benefit Amount.

(a)        The amount by which the Allocated Value of any Listed Interest is reduced as a result of the existence of a Title Defect with respect thereto is the “Title Defect Amount”, which shall be determined in accordance with the following methodology, terms and conditions:

(i)        if Buyer and Seller agree on the Title Defect Amount, then such amount shall be the Title Defect Amount;

(ii)        if the Title Defect is a lien or encumbrance that is undisputed and liquidated in amount, then the Title Defect Amount shall be equal to the amount necessary to be paid to remove such encumbrance from the Listed Interest;

(iii)        if the Title Defect represents a decrease in (A) the actual Net Revenue Interest for any Well, with respect to the Target Depth for such Well, below (B) the Net Revenue Interest stated on Exhibit C for such Well (and there is a corresponding decrease in the Working Interest for such Well below the Working Interest stated on Exhibit C with respect to the Target Depth for such Listed Interest), then the Title Defect Amount shall be the product of (y) the Allocated Value of such Well multiplied by (z) one (1), minus a fraction, the numerator of which is the actual Net Revenue Interest for such Well, with respect to the Target Depth for such Well, and the denominator of which is the Net Revenue Interest for such Well stated on Exhibit C;

(iv)        if the Title Defect represents a decrease in (A) the actual Net Revenue Interest for any Undeveloped Lease, with respect to the Target Depth for such Undeveloped Lease, below (B) the Net Revenue Interest Floor (or the Net Revenue Interest set forth on Exhibit C for such Undeveloped Lease, as the case may be) (and there is a corresponding decrease in the Working Interest for such Undeveloped Lease below the Working Interest stated on Exhibit C with respect to the Target Depth for such Listed Interest), then the Title Defect Amount shall be an amount equal to the product of the Allocated Value of such Undeveloped Lease multiplied by a fraction, the numerator of which is the amount by which the Net Revenue Interest Floor (or the Net Revenue Interest set forth on Exhibit C for such Undeveloped Lease, as the case may be) exceeds such actual Net Revenue Interest, with respect to the Target Depth for such Undeveloped Lease, and the denominator of which is the Net Revenue Interest Floor (or the Net Revenue Interest set forth on Exhibit C for such Undeveloped Lease, as the case may be);

(v)        if the Title Defect represents a decrease in (A) the actual Net Mineral Acres covered by an Undeveloped Lease (with respect to the Target Depth for such Undeveloped Lease) below (B) the Net Mineral Acres for such Undeveloped Lease stated on Exhibit C, then the Title Defect Amount shall be the product of (x) the Allocated Value of such Undeveloped Lease multiplied by (y) one (1), minus a fraction, the numerator of which is the actual Net Mineral Acres covered by such Undeveloped Lease (with respect to the Target Depth for such Undeveloped Lease) and the denominator of which is the Net Mineral Acres for such Undeveloped Lease stated on Exhibit C;

(vi)        if the Title Defect represents an obligation or encumbrance upon, or other defect in title to, a Listed Interest of a type not described above, the Title Defect Amount shall be determined by taking into account the Allocated Value of such Listed Interest, the portion of such Listed Interest affected by the Title Defect, the legal effect of the Title Defect, the potential economic effect of the Title Defect over the life of such Listed Interest, the values placed upon the Title Defect by Buyer and Seller and such other reasonable factors as are necessary to make a proper evaluation;

(vii)        the Title Defect Amount with respect to any Listed Interest shall be determined without duplication of any costs or losses included in another Title Defect Amount hereunder; and

(viii)        notwithstanding anything to the contrary set forth herein, the aggregate Title Defect Amounts attributable to the effects of all Title Defects upon any Listed Interest shall not exceed the Allocated Value of such Listed Interest.

(b)        The only remedy for Title Benefits is the netting against Title Defect Amounts pursuant to Section 6.4(d) which is only available for each Title Benefit Amount exceeding the Title Threshold. Each “Title Benefit Amount” shall be determined in accordance with the following methodology, terms and conditions:

(i)        if Buyer and Seller agree on the Title Benefit Amount, then such amount shall be the Title Benefit Amount;

(ii)        if the Title Benefit represents an increase in (A) the actual Net Revenue Interest for any Well, with respect to the Target Depth for such Well, over (B) the Net Revenue Interest stated on Exhibit C for such Well (and there is a corresponding increase in the Working Interest for such Well), then the Title Benefit Amount shall be the product of (y) the Allocated Value of such Well multiplied by (z) the result obtained by subtracting one (1) from a fraction, the numerator of which is the actual Net Revenue Interest for such Well, with respect to the Target Depth for such Well, and the denominator of which is the Net Revenue Interest for such Well stated on Exhibit C;

(iii)        if the Title Benefit represents an increase in (A) the actual Net Mineral Acres covered by an Undeveloped Lease (with respect to the Target Depth for such Undeveloped Lease) above (B) the Net Mineral Acres for such Undeveloped Lease stated on Exhibit C, then the Title Benefit Amount shall be the product of (x) the Allocated Value of such Undeveloped Lease multiplied by (y) the result obtained by subtracting one (1) from a fraction, the numerator of which is the actual Net Mineral Acres covered by such Undeveloped Lease (with respect to the Target Depth for such Undeveloped Lease) and the denominator of which is the Net Mineral Acres for such Undeveloped Lease stated on Exhibit C; and

(iv)        if the Title Benefit Amount cannot be calculated pursuant to subsections (i), (ii) or (iii) above, then the Title Benefit Amount shall be determined by taking into account the Allocated Value of the Listed Interest, the portion of such Listed Interest affected by the Title Benefit, the legal effect of the Title Benefit, the potential economic effect of the Title Benefit over the life of the Listed Interest, the values placed upon the Title Benefit by Buyer and Seller and such other reasonable factors as are necessary to make a proper evaluation.

Section 6.6        Notice of Environmental Defects; Remedies.

 (a)        If Buyer discovers any Environmental Defect, then Buyer may (but shall have no obligation to) deliver to Seller, on or prior to the Defect Deadline, an Environmental Notice with respect to such Environmental Defect. Buyer shall be deemed to have waived, and Seller shall have no liability for, any Environmental Defect for which Seller has not received an Environmental Notice on or before the Defect Deadline. For the avoidance of doubt, if Buyer fails to provide an Environmental Notice which satisfies the requirements set forth in the definition of Environmental Notice, then the relevant Environmental Defect(s) shall be deemed waived.

(b)        With respect to each Conveyed Property (other than a Buyer Operated Property) for which Buyer has asserted an Environmental Defect pursuant to a properly and timely delivered Environmental Notice (each such Conveyed Property, an “Environmental Defect Property”), Seller shall have until the Defect Response Date to notify Buyer of those asserted Environmental Defects Seller elects to attempt to cure (each, an “Environmental Cure Election”) and those asserted Environmental Defects Seller disputes (each, an “Environmental Dispute Election”). At Closing or upon resolution of a Disputed Environmental Matter, as applicable, with respect to each Environmental Defect Property that Seller has not cured (and Buyer has not elected to waive in writing), the following shall apply:

(i)        if the Environmental Defect Amount is equal to or greater than the greater of (A) Allocated Value of the applicable Environmental Defect Property and (B) one hundred thousand dollars ($100,000), then either Seller or Buyer shall have the option, in its sole discretion, exclude such Environmental Defect Property (and all related or associated Conveyed Properties) from the Conveyed Properties conveyed by Seller to Buyer pursuant to this Agreement, in which case, the Purchase Price shall be reduced by the Allocated Value of such Retained Property (provided, however, any Conveyed Property owned by Oakfield may not be excluded from the transactions contemplated hereby and clause (ii) below shall apply thereto);

(ii)        Seller shall include such Environmental Defect Property (and all related or associated Conveyed Properties) (any such Environmental Defect Property, together with all other such included Environmental Defect Properties, the “Included Environmental Defect Properties”) in the Conveyed Properties conveyed by Seller to Buyer pursuant to this Agreement, in which case, (A) if Seller has not made an Environmental Cure Election or an Environmental Dispute Election with respect to such Environmental Defect Property prior to the Defect Response Date, the Purchase Price payable at Closing shall be reduced by the Environmental Defect Amount for such Included Environmental Defect Property (as determined by mutual agreement of the Parties), (B) if Seller has made an Environmental Dispute Election with respect to such Environmental Defect Property prior to the Defect Response Date, the Purchase Price payable at Closing shall be reduced by the Environmental Defect Amount for such Included Environmental Defect Property (as determined by mutual agreement of the Parties or if the Parties cannot agree, by Buyer acting reasonably and in good faith) and at the Closing Buyer shall deposit such amount into the Escrow Account pending the resolution of the applicable Environmental Defect, or (C) upon resolution of a Disputed Environmental Matter, the Purchase Price shall be reduced by the Environmental Defect Amount for such Included Environmental Defect Property (as determined by the Arbitrator); or

(iii)        if Seller has made an Environmental Cure Election with respect to any Environmental Defect Property prior to the Defect Response Date, such Environmental Defect Property shall be excluded from the Conveyed Properties conveyed by Seller to Buyer at the Closing (each, a “Subject Environmental Defect Property”) and the Purchase Price payable at Closing shall be reduced by the Allocated Value of such Environmental Defect Property.

(c)        With respect to any Included Environmental Defect Property for which there is a timely delivered Environmental Dispute Election, the provisions of Section 6.7 shall apply and at the resolution of such Disputed Environmental Matter pursuant to Section 6.7, the portion of the Allocated Value of such Included Environmental Defect Property shall be released from the Escrow Account to Seller or Buyer, as applicable, pursuant to the decision of the Arbitrator. If, as of the expiration of the Cure Period, Seller has cured or partially cured (as determined by mutual agreement of the Parties or the Arbitrator, as applicable) any Environmental Defect affecting any Subject Environmental Defect Property that was excluded (pursuant to Section 6.6(b)(iii)) from the Conveyed Properties conveyed by Seller to Buyer at the Closing, then, (i) (A) the Purchase Price shall be increased (as reflected on the Final Settlement Statement) by an amount equal to the Allocated Value of such Environmental Defect Property (or, if the applicable Environmental Defect was only partially cured, the Purchase Price shall be increased by an amount equal to the Allocated Value of such Environmental Defect Property less an amount equal to the portion of such Environmental Defect Amount that relates to the un-cured portion of such Environmental Defect) or (B) if the applicable Environmental Defect was only partially cured and the Environmental Defect Amount attributable to such un-cured portion of such Environmental Defect exceeds the Allocated Value of such Environmental Defect Property, the Purchase Price shall be decreased by the positive difference of an amount equal to the portion of such Environmental Defect Amount that relates to the un-cured portion of such Environmental Defect minus the Allocated Value of such Environmental Defect Property, and (ii) Seller shall assign to Buyer pursuant to an assignment in substantially the same form as the Assignment, such Environmental Defect Property (such aggregate increase or decrease to the Purchase Price pursuant to this sentence, the “ED Purchase Price Adjustment Amount”).

(d)        Notwithstanding anything to the contrary set forth herein, in no event shall there be any remedies provided by Seller, and Seller shall not be responsible for nor shall the Purchase Price be reduced for, (i) any individual Environmental Defect for which the Environmental Defect Amount does not exceed fifty thousand dollars ($50,000) (the “Environmental Threshold”) or (ii) any Environmental Defect with respect to which the Environmental Defect Amount exceeds the Environmental Threshold, unless and until the aggregate of (1) all such Environmental Defect Amounts that exceed the applicable Environmental Threshold (excluding the amount of Environmental Defect Amounts attributable to Environmental Defects that are cured by Seller pursuant to Section 6.6(b)) and (2) all such Title Defect Amounts that exceed the applicable Title Threshold (excluding any Title Defect Amounts attributable to Title Defects that are cured by Seller pursuant to Section 6.4(c) and less the aggregate of all Title Benefit Amounts that exceed the Title Threshold), exceeds Defect Deductible, and then only with respect to the amount of such Environmental Defect Amounts that exceed the Defect Deductible.

Section 6.7        Title and Environmental Dispute Resolution. If, (1) following Seller’s Title Dispute Election or Environmental Dispute Election delivered prior to the Defect Response Date or (2) as of the expiration of the Cure Period to the extent related the adequacy of any curative materials submitted to Buyer or curative work performed by Seller, the Parties cannot agree upon (x) the existence of a Title Defect or Title Benefit, the adequacy of any Title Defect curative materials submitted to Buyer, the Title Defect Amount with respect to any Title Defect or the Title Benefit Amount with respect to any Title Benefit (each, a “Disputed Title Matter”) or (y) the existence of an Environmental Defect, the adequacy of any Environmental Defect curative actions taken by Seller, or the Environmental Defect Amount with respect to any Environmental Defect (each, a “Disputed Environmental Matter” and, together with any Disputed Title Matter and any Disputed Accounting Matter, a “Disputed Matter”), then, in each case, the Disputed Matter shall be submitted to arbitration in accordance with the provisions of Article XII.

(a)        If the Title Defect Amount of any Title Defect Property as determined by the Arbitrator is equal to or greater than the Allocated Value of such Title Defect Property, and (i) if Seller elects such remedy provided in Section 6.4(b)(i), then within ten (10) days after such election, (A) such Title Defect Property shall be excluded under the terms of this Agreement, Seller and Buyer shall jointly instruct the Escrow Agent to deliver to Buyer the amount deposited in the Escrow Account with respect to such Title Defect Property to Buyer, and Seller shall pay an amount equal to the Allocated Value of such Title Defect Property minus such amount deposited in the Escrow Account with respect thereto to Buyer, and (B) Buyer shall assign to Seller such Title Defect Property pursuant to a conveyance containing a special warranty of title, and (ii) if Seller does not elect such remedy provided in Section 6.4(b)(i), then within ten (10) days following such determination by the Arbitrator, Buyer and Seller shall jointly instruct the Escrow Agent to deliver the amount deposited in the Escrow Account with respect to such Title Defect Property to Seller and/or Buyer, as applicable, as would be necessary to give effect to the Arbitrator’s award with respect to such Title Defect. If the Title Defect Amount of such Title Defect Property as determined by the Arbitrator is less than the Allocated Value of such Title Defect Property, then, within ten (10) days following such determination by the Arbitrator, Buyer and Seller shall jointly instruct the Escrow Agent to deliver the amount deposited in the Escrow Account with respect to such Title Defect Property to Seller and/or Buyer, as applicable, as would be necessary to give effect to the Arbitrator’s award with respect to such Title Defect.

(b)        If Section 6.6(b)(ii)(B) applies and if the Environmental Defect Amount of any Environmental Defect Property as determined by the Arbitrator is equal to or greater than the Allocated Value of such Environmental Defect Property, and if a Party elects such remedy provided in Section 6.6(b)(i), then within ten (10) days after such election, (I) such Environmental Defect Property shall be excluded under the terms of this Agreement, and Seller and Buyer shall jointly instruct the Escrow Agent to deliver to Buyer the amount deposited in the Escrow Account with respect to such Environmental Defect Property, and (II) Buyer shall assign to Seller such Environmental Defect Property pursuant to a conveyance containing a special warranty of title. If Section 6.6(b)(ii)(B) applies and if the Environmental Defect Amount relating to any Environmental Defect Property as determined by the Arbitrator is either (i) less than the Allocated Value of such Environmental Defect Property or (ii) (A) equal to or more than the Allocated Value of such Environmental Defect Property and (B) neither Party elects the remedy under Section 6.6(b)(i) following determination by the Arbitrator, then (in each case with respect to clause (i) and (ii) immediately above) within ten (10) days following such determination by the Arbitrator, Buyer and Seller shall jointly instruct the Escrow Agent to deliver the amount deposited in the Escrow Account with respect to such Environmental Defect Property to Seller and/or Buyer, as applicable, as would be necessary to give effect to the Arbitrator’s award with respect to such Environmental Defect.

Section 6.8        Casualty Loss and Condemnation. If, during the Interim Period, all or any portion of the Conveyed Properties are destroyed or damaged by fire, flood, earthquake,

windstorm, theft, vandalism, explosion, blowout, riot, sabotage, accident or other casualty of a similar nature or shall be taken by condemnation or under the right of eminent domain (each, a “Casualty Loss”), and such Casualty Loss exceeds five hundred thousand dollars ($500,000), then subject to Section 13.1(c), Seller, at its option, may elect (a) to either (i) reduce the Purchase Price by the amount of the Casualty Loss less five hundred thousand dollars ($500,000) or (ii) cause the Conveyed Properties affected by any casualty or taking to be repaired or restored to at least their condition prior to such casualty, at Seller’s sole cost (as promptly as reasonably practicable (which work may extend beyond the Closing Date), or (b) if Buyer and Seller agree, to remove the Conveyed Properties affected by any casualty or taking and reduce the Purchase Price by the Allocated Value of such Conveyed Property (provided, however, this option may not be elected with respect to Conveyed Properties owned by Oakfield), and in each such case, Seller shall retain all rights to insurance and other claims against third parties with respect to such Casualty Loss except to the extent the Parties otherwise agree in writing. If the Casualty Loss is less than five hundred thousand dollars ($500,000), then there shall be no remedies for such Casualty Loss.

Section 6.9        Preferential Purchase Rights. With respect to each preferential purchase right, including those set forth on Schedule 4.1(j), Seller, within five (5) Business Days after the Execution Date, shall send to the holder of each such preferential purchase right in accordance with the contractual provisions applicable to such right, of the transactions contemplated hereby. If any holder of a preferential purchase right with respect to any of the Conveyed Properties exercises such preferential purchase right prior to Closing, then the Conveyed Properties with respect to which such exercised preferential purchase right relates shall be excluded from the Conveyed Properties conveyed by Seller to Buyer at the Closing pursuant to this Agreement and the Purchase Price shall be adjusted downward by the Allocated Value of such Conveyed Properties (other than in the case of Conveyed Properties owned by Oakfield which shall not be excluded from the transactions contemplated hereby, in which case Buyer shall be obligated to comply with the terms, and entitled to all the proceeds paid in connection with any exercise of, any preferential purchase right applicable to such Conveyed Properties). Should a holder of a preferential purchase right fail to exercise its preferential purchase right as to any of the Conveyed Properties prior to Closing and the time for exercise or waiver has not yet expired, the affected Conveyed Properties shall not be transferred at Closing and the Purchase Price shall be reduced by the Allocated Values of such Conveyed Properties (other than in the case of Conveyed Properties owned by Oakfield which shall not be excluded from the transactions contemplated hereby, in which case Buyer shall be obligated to comply with the terms, and entitled to all the proceeds paid in connection with any exercise of, any preferential purchase right applicable to such Conveyed Properties). In the event that such a holder exercises its preferential purchase right following the Closing, Seller shall have no further obligation to sell or convey the affected Conveyed Properties and Buyer shall have no further obligation to purchase, accept or pay for such affected Conveyed Properties, and the affected Conveyed Properties shall be excluded from the Conveyed Properties to be acquired by Buyer at Closing hereunder. If, prior to the expiration of the Cure Period, (a) the applicable preferential purchase right is waived or expires without exercise by the holder thereof or (b) the holder of a preferential purchase right with respect to any Retained Property fails to consummate the purchase of such Retained Property in accordance with the terms and conditions of such preferential purchase right, then, within ten (10) Business Days of Seller’s providing Buyer with notice thereof, Buyer shall purchase (at a purchase price equal to the Allocated Value thereof, subject to adjustments in accordance with Section 3.2), and Seller shall assign to Buyer pursuant to an assignment in substantially the same form as the Assignment, such Retained Property.

Section 6.10        Applicable Consents.

(a)        With respect to each Applicable Consent, including those set forth on Schedule 4.1(j), Seller, within five (5) Business Days after the Execution Date, shall send to the holder of each such Applicable Consent a notice in compliance with the contractual provisions applicable to such Applicable Consent seeking such holder’s consent to the transactions contemplated hereby, and Seller shall thereafter use commercially reasonable efforts to procure such third party consents (other than Customary Post-Closing Consents) necessary to transfer the Conveyed Properties to Buyer or in connection with the consummation of the transactions contemplated by this Agreement by Seller (such consents, the “Applicable Consents”) prior to the Closing and, with respect to any Applicable Consents not obtained (or denied, in writing) on or prior to the Closing, until the expiration of the Cure Period (provided, however, that Seller shall not be obligated to pay any consideration or waive or release any right or privilege in order to obtain any such consent). Subject to the immediately succeeding proviso, notwithstanding the existence of an outstanding Applicable Consent with respect to any Conveyed Property at Closing, such Conveyed Property shall be included in the Conveyed Properties conveyed by Seller to Buyer pursuant to this Agreement at the Closing, without any reduction to the Purchase Price with respect thereto; provided, however, that, if, as of the Closing, Seller has not obtained any Applicable Consent with respect to any Conveyed Property and (i) the holder of such Applicable Consent is a governmental authority, (ii) the failure to obtain such Applicable Consent would cause (x) the assignment of the Conveyed Properties affected thereby to Buyer to be void or voidable or (y) the termination of a Lease, Right of Way or Applicable Contract under the express terms thereof, or (iii) such Applicable Consent requested by Seller is denied in writing (any such Applicable Consent, a “Required Consent”), then, such Conveyed Property (and any associated Listed Interest and other Conveyed Properties) shall not be included in the Conveyed Properties conveyed by Seller to Buyer pursuant to this Agreement at the Closing (or the Parties shall take such other actions as are reasonable necessary in order comply with the terms of the instrument creating such Required Consent), and the Purchase Price shall be adjusted downward by the Allocated Value of any such Listed Interest.

(b)        If, as of the expiration of the Cure Period, any Required Consent applicable to a Conveyed Property that was excluded from the Conveyed Properties conveyed by Seller to Buyer at Closing pursuant to Section 6.10(a) has been obtained, then within five (5) Business Days of the expiration of the Cure Period, Seller shall assign to Buyer pursuant to an assignment in substantially the same form as the Assignment, such Conveyed Property (and, if applicable, any associated Listed Interest and other Conveyed Properties) and the Purchase Price shall be increased by an amount equal to the Allocated Value of such Conveyed Property (and, if applicable, any associated Listed Interest and other Conveyed Properties), subject to adjustments in accordance with Section 3.2 (such amount, the “RC Purchase Price Adjustment Amount”).

(c)        If any Applicable Consent with respect to any contract or agreement is not obtained prior to the Closing, then, until the earlier of the expiration of the Cure Period and such time that such Applicable Consent is obtained (or denied in writing), to the extent permissible under Law and under the terms of such contract or agreement, Seller shall provide the benefits and burdens of such contract or agreement to Buyer, and Buyer shall promptly reimburse Seller for, and shall DEFEND, INDEMNIFY and HOLD HARMLESS Seller (and each of the other Seller Indemnified Parties from and against any and all Liabilities incurred by Seller (or any of the other Seller Indemnified Parties) in connection therewith (to the extent such Liabilities are incurred in the ordinary course of business and consistent with past practices, in all material respects, or incurred in accordance with Buyer’s instructions), REGARDLESS OF WHETHER SUCH LIABILITIES ARISE OUT OF OR RESULT FROM, SOLELY OR IN PART, THE SOLE, ACTIVE, PASSIVE, CONCURRENT OR COMPARATIVE NEGLIGENCE, STRICT LIABILITY OR OTHER FAULT OR VIOLATION OF LAW OF OR BY ANY OF THE SELLER INDEMNIFIED PARTIES, EXCEPTING ONLY LIABILITIES TO THE EXTENT RESULTING FROM THE GROSS NEGLIGENCE OR WILLFUL MISCONDUCT OF ANY OF THE SELLER INDEMNIFIED PARTIES. With respect to any contract or agreement for which any Applicable Consent has not been obtained as of the expiration of the Cure Period or is denied in writing, Seller shall endeavor to mutually agree with Buyer with respect to alternative arrangements intended to provide Buyer, to the greatest extent possible, with the benefit and burden of any such contract or agreement.

(d)        Notwithstanding any provisions of this Section 6.10 to the contrary or the inclusion in the Assignment of any Conveyed Properties subject to a Required Consent outstanding as of the Closing, neither this Agreement nor the Assignment shall be deemed to provide for the conveyance of any such Conveyed Properties to Buyer at the Closing.

Section 6.11        Special Warranty. The Assignment shall contain a special warranty, effective as of the Closing Date and surviving indefinitely, by which Seller warrants there is no Title Defect as to each Undeveloped Lease and Well arising by, through or under Seller or any of its affiliates, but not otherwise, subject, however, to the Permitted Encumbrances. The Surface Deed shall contain a special warranty of title, effective as of the Closing Date and surviving indefinitely, by which Seller warrants title as to each applicable real property interest conveyed thereby arising by, through or under Seller or any of its affiliates, but not otherwise, subject, however, to the Permitted Encumbrances. Buyer shall not assert any claim under the special warranty of title under the Assignment with respect to any matter for which Buyer (a) has previously asserted a claim under Section 6.4(a) or (b) has recovered any amount under Section 6.4(b). Each Party acknowledges and agrees that, for purposes of Seller’s special warranty of title in the Assignment, the aggregate value of all claims made under the special warranty with respect to any Listed Interest shall not exceed the Allocated Value of such Listed Interest; provided that, for the avoidance of doubt, the Title Threshold and the Defect Deductible shall not apply to any claim made under the special warranty in the Assignment or the Surface Deed.

Section 6.12        Directors’ and Officers’ Indemnification and Insurance; Waiver.

(a)        Prior to the Closing, Oakfield shall be permitted to purchase, at Seller’s sole cost, a “tail” policy of directors’ and officers’ liability insurance covering acts or omissions occurring at or prior to the Closing with respect to those persons who are currently covered by Oakfield’s directors’ and officers’ liability insurance policy on the same terms and scope with respect to such coverage, and amount, for such individuals for six (6) years after the Closing.

(b)        Effective as of the Closing and other than any claims arising out of this Agreement, Seller and Buyer hereby waive, on their own behalf and on behalf of each of their respective affiliates, any and all claims against any current or former director or officer of Oakfield in their capacity as such.

ARTICLE VII

TAX MATTERS

Section 7.1        Apportionment of Production Taxes. Seller shall be allocated and bear all Production Taxes for any Tax period or portion thereof ending before the Effective Time. Buyer shall be allocated and bear all Production Taxes for any Tax period or portion thereof beginning on or after the Effective Time. All Production Taxes shall be deemed attributable to the Tax period during which the relevant production occurred and not attributable to the year in which such Production Taxes are assessed; provided, however, that the amount of ad valorem and similar Production Taxes that are imposed on a periodic basis for the Tax period beginning on January 1, 2017, shall be allocated entirely to Seller, and the amount of such Production Taxes for the Tax period beginning on January 1, 2018, shall be allocated entirely to Buyer; and provided, further that with respect to Taxes that are imposed in connection with any sale or other transfer or assignment of property (real or personal, tangible or intangible) or imposed on specific transactions, shall be allocated to the period in which the transfer, assignment or transaction giving rise to such Production Taxes occurred. The apportionment of Production Taxes between the Parties shall take place as (i) an adjustment to the Purchase Price pursuant to Section 3.2 in the Preliminary Settlement Statement for Production Taxes and pursuant to Section 10.2 in the Final Settlement Statement, in each case, using estimates of such Production Taxes if actual numbers are not available, and (ii) an obligation under Section 7.3 and Section 11.2(c).

Section 7.2        Liability for Transfer Taxes. Buyer shall be responsible for the payment of all Transfer Taxes, if any, that arise by reason of the consummation of the transactions contemplated by this Agreement. Buyer shall pay or cause to be paid, when due, to the appropriate taxing authorities all such Transfer Taxes and shall send to Seller a statement confirming such payment, which shall be accompanied by proof of Buyer’s actual payment of such Transfer Taxes.

Section 7.3        Production Tax Returns; Payment of Production Taxes. Seller shall prepare or cause to be prepared and file or cause to be filed all Tax Returns with respect to Production Taxes for any Tax period that are due on or before the Closing Date. With respect to any such Tax Returns that include any Production Taxes allocated to Buyer pursuant to Section 7.1, Seller will cause such Tax Returns to be timely filed consistently with past practice except as otherwise required by Law, and will provide a copy to Buyer. Seller will pay all Production Taxes shown as due on such Tax Return, and to the extent any such Production Taxes paid by Seller are allocated to Buyer pursuant to Section 7.1, Buyer shall pay to Seller such allocated amount (except to the extent such Production Taxes have already been taken into account by Buyer and Seller pursuant to Section 3.2, Section 9.1(a) or Section 10.2) no later than five (5) days after the later of (w) the Final Settlement Date and (x) notification by Seller of the payment of such Taxes. Buyer shall prepare or cause to be prepared and file or cause to be filed all Tax Returns with respect to Production Taxes for any Tax period that ends before the Effective Time and that become due and payable after the Closing Date (except as provided in Section 7.4(b)). With respect to any such Tax Returns that include any Production Taxes allocated to Seller pursuant to Section 7.1, Buyer will cause such Tax Returns to be timely filed consistently with past practice except as otherwise required by Law, and will provide a copy to Seller; provided, however, that Buyer will provide Seller with a reasonable opportunity to review and comment on any such Tax Return prior to filing and Buyer will otherwise cooperate with Seller with respect to the preparation of any such Tax Return in accordance with Section 7.5. Buyer will pay all Production Taxes shown as due on such Tax Return, and to the extent any such Taxes paid by Buyer are allocated to Seller pursuant to Section 7.1, Seller shall pay to Buyer such allocated amount (except to the extent such Production Taxes have already been taken into account by Seller and Buyer pursuant to Section 3.2, Section 9.1(a) or Section 10.2) no later than five (5) days after the later of (y) the Final Settlement Date and (z) notification by Buyer of the payment of such Taxes.

Section 7.4        Oakfield Tax Returns. Notwithstanding anything provided in Section 7.3:

(a)         Seller shall prepare or cause to be prepared and file or cause to be filed all Seller Consolidated Returns and shall pay all Income Taxes owed with respect to such Seller Consolidated Returns.

(b)         Seller shall prepare or cause to be prepared all Tax Returns (other than Seller Consolidated Returns) of Oakfield required to be filed after the Closing Date for all Tax periods ending prior to the Effective Time. Such Tax Returns shall be prepared on a basis consistent with past practice except to the extent otherwise required by applicable Law. Not later than thirty (30) days prior to the due date for filing any such Tax Return (other than Tax Returns relating to sales, use, payroll, or other Taxes that are required to be filed contemporaneously with, or promptly after, the close of a Tax period), Seller shall deliver a draft of such Tax Return, together with all supporting documentation and workpapers, to Buyer for its review and reasonable comment. Buyer will cause such Tax Return (as revised to incorporate Buyer’s reasonable comments) to be timely filed and will provide a copy thereof to Seller. Not later than five days prior to the due date for payment of Taxes with respect to any such Tax Return, Seller shall pay to Buyer the amount of any Seller Taxes with respect to such Tax Return.

Section 7.5        Cooperation on Tax Matters. After the Closing, upon reasonable notice, Buyer and Seller agree to cooperate, and afford or cause to be afforded to each other and their representatives reasonable access, during normal business hours, to the personnel (without substantial disruption of employment), books, records, and information relating to the Conveyed Properties and Oakfield that are necessary or useful in connection with: (i) the filing of any Tax Return, any amended Tax Return, Tax election or claim for refund, (ii) determining a Liability for Taxes or a right to refund of Taxes, or (iii) conducting any audit, litigation or other proceeding in respect of Taxes, including audits for Bienville Parish sales and use Taxes for the taxable periods 2013 through 2016 and Louisiana sales & use Taxes for the taxable periods 2013 through 2016, in all cases with respect to the Conveyed Properties or Oakfield; provided, however, that such access and assistance do not unreasonably disrupt the normal operations of Buyer or Seller and documents requested by Buyer or Seller shall require a reasonable business purpose and shall be limited to those documents that reasonably relate to such purpose. In the event that documents requested by a Party include information that does not relate to the

Conveyed Properties or Oakfield, then the other Party shall be permitted to redact such information in such documents. The Party requesting such personnel, books, records, and information shall bear all of the out-of-pocket costs and expenses of the other Party reasonably incurred in connection with providing such personnel, books, records, and information. Each Party shall retain all Tax Returns, schedules and all material records or other documents relating thereto, with respect to Tax matters pertaining to the Conveyed Properties or Oakfield for any Tax period or portion thereof beginning on or before the Closing and ending after the Closing, until the expiration of the relevant statute of limitations (including extensions) to which such Tax Returns and other documents relate.

Section 7.6        Like Kind Exchange. Buyer and Seller agree that either Party (the “Exchange Party”) may reasonably request cooperation of the other Party (the “Cooperating Party”) in completing a like-kind exchange which will qualify for treatment as a tax deferred exchange pursuant to the provisions of Section 1031 of the Code (a “1031 Exchange”). The Cooperating Party shall provide reasonable cooperation requested by the Exchange Party in implementing the 1031 Exchange. This cooperation shall not subject Cooperating Party to any additional liability beyond its existing obligations under this Agreement. The Exchange Party shall indemnify the Cooperating Party against any and all costs and expenses incurred with respect to furnishing such cooperation and reimburse the Cooperating Party, upon demand, for any increased expense incurred by the Cooperating Party relating to the 1031 Exchange. Cooperating Party shall not be obligated to take title to any property, other than the Conveyed Properties, in the case of Buyer. A 1031 Exchange shall not delay the Closing. The accomplishment of the 1031 Exchange is not a condition to the Exchange Party’s obligations under this Agreement. The Exchange Party’s failure to locate an exchange property or to consummate a like-kind exchange for any reason or for no reason at all (other than on account of Cooperating Party’s material breach of this Agreement) shall in no way relieve the Exchange Party of its obligations under this Agreement. Neither Party represents to the other that any particular tax treatment will be given to either Party as a result of the like-kind exchange.

Section 7.7        Tax Refund. The amount of any refunds of Production Taxes of Oakfield for any Tax Period ending prior to the Effective Time shall be for the account of Seller. The amount of any refunds of Production Taxes of Oakfield for any Tax Period beginning at or after the Effective Time shall be for the account of Buyer. If a Party receives a refund (whether by way of refund, credit, offset or otherwise) of Production Taxes to which the other Party is entitled pursuant to this Section 7.7, or of any Production Taxes that are allocated to the other Party pursuant to Section 7.1, the recipient Party shall promptly pay such amount to the other Party, net of any reasonable costs or expenses incurred by such Party or its affiliates in procuring such refund.

ARTICLE VIII

CONDITIONS PRECEDENT TO CLOSING

Section 8.1        Seller’s Conditions. The obligations of Seller at the Closing are, at its option, subject to the satisfaction or waiver by Seller at or prior to the Closing of the following conditions:

(a)        (i) All representations and warranties of Buyer contained in this Agreement shall be true and correct in all material respects (in each case, without giving effect to any materiality, material, or material adverse effect standard or qualification) at and as of the Closing (other than representations and warranties that refer to a specified date, which need only be true and correct in all material respects as of such specified date) and (ii) Buyer shall have performed, or complied with, in all material respects, the agreements and covenants required by this Agreement to be performed and satisfied by Buyer prior to or at the Closing.

(b)        No injunction, order, award or judgment shall have been issued by any court, governmental agency or arbitrator restraining or prohibiting the consummation in whole or in part, of the transactions contemplated hereby. No material suit, action, litigation or other proceeding instituted by any governmental authority shall be pending before any court, governmental agency or arbitrator seeking to restrain, prohibit, enjoin or declare illegal, or seeking substantial damages in connection with, the consummation of the transactions contemplated by this Agreement.

(c)        Buyer shall have delivered, or is ready, willing and able to deliver at the Closing, to Seller all of the Buyer Deliverables.

Section 8.2      Buyer’s Conditions. The obligations of Buyer at the Closing are, at its option, subject to the satisfaction or waiver by Buyer at or prior to the Closing of the following conditions:

(a)        (i) All representations and warranties of Seller set forth in Sections 4.1(a), 4.1(b), 4.1(c)(i), 4.1(d), 4.1(h), 4.1(u)(i), and 4.1(u)(ii) contained in this Agreement shall be true and correct in all material respects (in each case, without giving effect to any materiality, material, or material adverse effect standard or qualification) at and as of the Closing (other than representations and warranties that refer to a specified date, which need only be true and correct in all material respects as of such specified date), and all other representations and warranties of Seller contained in this Agreement shall be true and correct in all respects (in each case, without giving effect to any materiality, material, or material adverse effect standard or qualification) at and as of the Closing (other than representations and warranties that refer to a specified date, which need only be true and correct in all respects as of such specified date), except to the extent that the failure of such representations and warranties to be true and correct in all respects would not have a Material Adverse Effect and (ii) Seller shall have performed, or complied with, in all material respects, the agreements and covenants required by this Agreement to be performed and satisfied by Seller prior to or at the Closing.

(b)        No injunction, order, award or judgment shall have been issued by any court, governmental agency or arbitrator restraining or prohibiting the consummation in whole or in part, of the transactions contemplated hereby. No material suit, action, litigation or other proceeding instituted by any governmental authority shall be pending before any court, governmental agency or arbitrator seeking to restrain, prohibit, enjoin or declare illegal, or seeking substantial damages in connection with, the consummation of the transactions contemplated by this Agreement.

(c)        Each of the counterparties’ positions under the Existing Hedging Agreements shall have been novated from the existing counterparties thereto to Wells Fargo Bank, National Association, or Seller’s position under each of the Existing Hedging Agreements shall have been novated to Buyer.

(d)        Seller shall have delivered, or is ready, willing and able to deliver at the Closing, to Buyer all of the Seller Deliverables.

ARTICLE IX

CLOSING

Section 9.1        Preliminary Settlement Statement and Closing.

(a)        Preliminary Settlement Statement. With respect to the items listed in Section 3.2 that can be determined as of the Closing, Seller shall prepare (based on the best information then available to Seller) and deliver to Buyer, on or before five (5) Business Days before the anticipated Closing Date, a settlement statement (the “Preliminary Settlement Statement”) setting forth the Closing Amount, each adjustment used to determine the Closing Amount, and the calculation of each adjustment, together with reasonable documentation in support of such calculation. Buyer will have two (2) Business Days after receipt of the Preliminary Settlement Statement to review such statement and to provide written notice to Seller of objections to any item on the statement. The Parties shall attempt to agree on the amount of the Closing Amount to be paid at the Closing no later than one (1) Business Day before Closing; provided that, if the Parties are unable to agree on all or certain amounts set forth therein, the amounts set forth in the Preliminary Settlement Statement delivered by Seller shall be used for purposes of Closing except to the extent relating to Title Defect Amounts and Environmental Defect Amounts determined pursuant to Article VI. All other upward or downward adjustments to the Purchase Price provided in Section 3.2 and not included in the Preliminary Settlement Statement, shall be taken into account in the Final Settlement Statement.

(b)        Closing. The purchase by Buyer and the sale by Seller of the Conveyed Properties as contemplated by this Agreement (the “Closing”) shall take place on the latest of (i) March 30, 2018, (ii) the tenth (10th) day following the satisfaction (or waiver in writing by Buyer) of the condition set forth in Section 8.2(c) (but subject to all other conditions set forth in Sections 8.1 and 8.2 having been and remaining satisfied or waived in writing), and (iii) the third (3rd) Business Day following the satisfaction (or waiver in writing) of all conditions set forth in Sections 8.1 and 8.2, or such other date as the Parties may mutually determine (the date on which the Closing occurs is referred to herein as the “Closing Date”), at 10:00 a.m. Central time at the offices of Locke Lord LLP, counsel of Seller, at 600 Travis Street, Suite 2800, Houston, Texas 77002, or such other time or place as the Parties may mutually agree in writing.

Section 9.2        Closing Obligations. At the Closing:

(a)        Buyer shall deliver (or cause to be delivered) to Seller the following items (all documents, certificates and other items listed below that are required to be executed, will be duly executed and acknowledged, where required, by an authorized signatory of Buyer or, if applicable, an affiliate of Buyer) (collectively, the “Buyer Deliverables”):

(i)        (A) by direct bank deposit or wire transfer in same day funds to Seller (or any qualified intermediary designated by Seller), in accordance with Seller’s written instructions (to be provided to Buyer at least two (2) Business Days prior to the Closing), an amount equal to the Closing Amount, and (B) by direct bank deposit or wire transfer in same day funds to the Escrow Account, all amounts (if any) required to be deposited into the escrow pursuant to Section 6.4(b)(ii) or Section 6.6(b)(ii);

(ii)        Deed, Assignment, Bill of Sale and Conveyances, in form and substance substantially similar to that set forth on Exhibit D-1 (the “Assignment”), covering the Conveyed Properties, in sufficient counterparts for recordation in each of the counties in which the Conveyed Properties are located and all appropriate U.S. state and U.S. federal assignments as may be reasonably necessary to convey the Conveyed Properties to Buyer;

(iii)        counterparts of an assignment of the Oakfield Interests in the form attached hereto as Exhibit D-2 (the “Assignment of Oakfield Interests”), duly executed by Buyer;

(iv)        a certificate in the form set forth on Exhibit F;

(v)        such evidence (including evidence of satisfaction of all applicable bonding requirements) as Seller may reasonably require, that Buyer is qualified with the applicable authorities to succeed Seller as the owner and, where applicable, operator of the Conveyed Properties;

(vi)        counterparts of the transition services agreement contemplated in the form set forth on Exhibit I (the “Transition Services Agreement”), duly executed by Buyer and its designee;

(vii)        all necessary letters in lieu of transfer orders, substantially in the form set forth on Exhibit G, directing all purchasers of production to pay Buyer the proceeds attributable to production from each Listed Interest from and after the Effective Time;

(viii)        conveyances, in form and substance substantially similar to that set forth on Exhibit D-3 (the “Surface Deeds”) of the real property described in the surface deeds set forth on Exhibit A-4, in sufficient counterparts for recordation in each of the counties in which the applicable real property is located;

(ix)        if amounts are required to be deposited into the escrow pursuant to Section 6.4(b)(ii) or Section 6.6(b)(ii), counterparts of an escrow agreement with the Escrow Agent, in form and substance mutually agreeable to the Parties (the “Escrow Agreement”), duly executed by Buyer;

(x)        to the Specified Hedging Agreements and Existing Hedging Agreements counterparties for counter signature, the Novation Instruments (if agreed to as of the Closing Date) as may be required to novate each Specified Hedging Agreement and Existing Hedging Agreement to Buyer; and

(xi)        all other documents and instruments reasonably required from Seller to transfer the Conveyed Properties to Buyer.

(b)        Seller shall deliver (or cause to be delivered) to Buyer the following items (all documents, certificates and other items listed below that are required to be executed will be duly executed and acknowledged, where required, by an authorized signatory of Seller or, if applicable, an affiliate of Seller) (collectively, the “Seller Deliverables”):

(i)        Assignments covering the Conveyed Properties, in sufficient counterparts for recordation in each of the counties in which the Conveyed Properties are located and all appropriate U.S. state and U.S. federal assignments as may be reasonably necessary to convey the Conveyed Properties to Buyer;

(ii)        counterparts of the Assignment of Oakfield Interests, duly executed by Seller;

(iii)        a certificate in the form set forth on Exhibit E;

(iv)        any change of operator forms or notices that may be required to transfer operations on Seller operated Conveyed Properties to Buyer (it being understood and agreed, however, that except for its obligations under Section 5.7 and to deliver the Seller Deliverables described in this Section 9.2(b)(iv), Seller shall have no obligation to ensure (and does not warrant) that Buyer will succeed Seller as operator of any Conveyed Properties operated by Seller or any of its affiliates);

(v)        all recordable releases (where necessary) and termination statements from the applicable lenders under Seller’s revolving credit facility or other debt contracts of any mortgages, deeds of trust, financing statements, fixture filings, security agreements, guarantees or similar encumbrances burdening the Conveyed Properties or Oakfield Interests or provided by Oakfield, in each case, to the extent created or incurred by, through or under Seller or its affiliates, including those set forth on Schedule 4.1(u)(ii);

(vi)        all necessary letters in lieu of transfer orders, substantially in the form set forth on Exhibit G, directing all purchasers of production to pay Buyer the proceeds attributable to production from each Listed Interest from and after the Effective Time;

(vii)        counterparts of the Transition Services Agreement, duly executed by Seller or its applicable affiliate;

(viii)        a certification of non-foreign status from Seller, in the form set forth on Exhibit H;

(ix)        Surface Deeds, in sufficient counterparts for recordation in each of the counties in which the applicable real property is located;

(x)        resignation letters, in form and substance reasonably acceptable to Buyer, executed by each director and officer of Oakfield, effective immediately upon the consummation of the Closing;

(xi)        if amounts are required to be deposited into the escrow pursuant to Section 6.4(b)(ii) or Section 6.6(b)(ii), counterparts of the Escrow Agreement, duly executed by Seller;

(xii)        to the Specified Hedging Agreements and Existing Hedging Agreements counterparties for counter signature, the Novation Instruments (if agreed to as of the Closing Date) as may be required to novate each Specified Hedging Agreement and Existing Hedging Agreement to Buyer; and

(xiii)        all other documents and instruments reasonably required from Buyer to transfer the Conveyed Properties to Buyer.

ARTICLE X

POST-CLOSING RIGHTS AND OBLIGATIONS

Section 10.1      Files and Records.

(a)        As soon as reasonably practicable (and, in any event, no later than twenty (20) Business Days after the Closing), Seller shall deliver (and shall cause its affiliates to deliver) the Records to Buyer at Seller’s offices (or the offices of any of its affiliates), and Buyer shall have ten (10) Business Days after the first day Seller makes the Records available to Buyer to remove the Records from Seller’s offices (or the offices of any of its affiliates). In addition to the requirements set forth in the preceding sentence, Seller shall deliver, in electronic format, all Records in Seller’s or its affiliate’s possession in electronic format, including copies of all lease records and division orders, to Buyer on the Closing Date. Notwithstanding the foregoing or any other provision in this Agreement to the contrary, from and after the Closing, Seller (and its affiliates) may retain a copy of any or all of the Records.

(b)        Buyer will retain and will provide Seller with reasonable access to the Records for a period of seven (7) years from and after the Closing, together with such additional files, data and records of Buyer as may be reasonably requested by Seller in order to pursue any claims, obligations and disputes relating to the Conveyed Properties. Buyer shall use commercially reasonable efforts to obtain access, for Seller’s benefit, to all such books and records related to any Conveyed Property that may be subsequently conveyed by Buyer.

Section 10.2      Post-Closing Adjustments.

(a)        On or before the third (3rd) Business Day following the expiration of the Cure Period, Seller shall prepare and deliver to Buyer, in accordance with this Agreement and generally accepted accounting principles, a statement (the “Final Settlement Statement”) setting forth the final calculation of the Purchase Price, taking into account each adjustment to the Purchase Price that was not included in the Preliminary Settlement Statement or any necessary revisions to adjustments that were included in the Preliminary Settlement Statement and showing the calculation of such adjustments, which adjustments shall be in accordance with the principles of this Agreement, and based to the extent possible on actual credits, charges, receipts and other items before and after the Effective Time, together with reasonable documentation in support of such calculation. Within thirty (30) days of receipt of the Final Settlement Statement, Buyer shall deliver to Seller a written report containing any changes that Buyer proposes be made to the

Final Settlement Statement. The Parties shall negotiate in good faith and undertake to agree with respect to the amounts due pursuant to such Final Settlement Statement no later than thirty (30) days after Buyer’s submission of its written report hereunder to Seller (such date, the “Final Settlement Statement Cut-Off Date” and the date upon which such agreement is reached shall be herein called the “Final Settlement Date”). Buyer shall, within seven (7) days of the Final Settlement Date, pay to Seller, or Seller shall pay to Buyer, whatever the case may be, in immediately available funds the final settlement adjustment amount set forth therein. Any disputed items in the Final Settlement Statement that cannot be resolved by the mutual agreement of the Parties by the Final Settlement Statement Cut-Off Date (each a “Disputed Accounting Matter”), shall be removed from the Final Settlement Statement and resolved as if such disputed item was a Disputed Matter in accordance with the procedures set forth in Article XII.

(b)        Subject to the provisions hereof, Seller shall remain entitled to all of the rights of ownership (including the right to all production, proceeds of production and other proceeds but excluding any matters that are part of the Effective Time Net Working Capital which shall be for the account of Buyer (through its ownership of Oakfield)) and shall remain responsible (by payment, through the adjustments to the Purchase Price hereunder or otherwise) for all Property Costs, in each case, attributable to the Conveyed Properties for the period of time prior to the Effective Time. Subject to the provisions hereof, and subject to the occurrence of Closing, Buyer shall be entitled to all of the rights of ownership (including the right to all production, proceeds of production and other proceeds), and shall be responsible (by payment, through the adjustments to the Purchase Price hereunder or otherwise) for all Property Costs, in each case, attributable to the Conveyed Properties for the period of time from and after the Effective Time. After Closing, each Party shall be entitled to participate in all joint interest audits and other audits of Property Costs for which such Party is entirely or in part responsible under the terms of this Section 10.2(b).

(c)        After the agreement of Buyer and Seller upon the Final Settlement Statement (or the final determination thereof pursuant to Article XII) and subject to Section 10.2(d), (i) if any Party or any of its affiliates receives monies belonging to the other Party pursuant to Section 10.2(b), including proceeds of production, then such amount shall, within thirty (30) days after the end of the calendar month in which such amounts were received, be paid by such receiving Party to the proper Party, (ii) if any Party or any of its affiliates pays monies for Property Costs which are the obligation of the other Party pursuant to Section 10.2(b), then such other Party shall, within thirty (30) days after the end of the calendar month in which the applicable invoice and proof of payment of such invoice were received by such other Party, reimburse the Party which paid such Property Costs, (iii) if a Party or any of its affiliates receives an invoice of a Property Cost which is owed by the other Party pursuant to Section 10.2(b), such Party receiving the invoice shall promptly forward such invoice to the Party obligated to pay the same, and (iv) if an invoice for Property Costs is received by a Party or any of its affiliates, which is partially an obligation of both Parties pursuant to Section 10.2(b), then the Parties shall consult with each other, and each shall promptly pay its portion of such Property Costs to the obligee thereof.

(d)        Notwithstanding anything to the contrary set forth herein, subject to matters for which a Party has an indemnity obligation pursuant to Article XI, there shall be no further Purchase Price adjustments or other obligation pursuant to Section 3.2, 10.2(b) or 10.2(c) between the Parties following the date that is two (2) years after the Closing Date.

Section 10.3      Further Assurances. From and after the Closing, at the request of Seller but without further consideration, Buyer will execute and deliver or use commercially reasonable efforts to cause to be executed and delivered such other instruments of conveyance and take such other actions as Seller reasonably may request to more effectively put Seller in possession of any property or assets which was not intended by the Parties to be conveyed to Buyer, including the Excluded Assets. From and after the Closing, at the request of Buyer but without further consideration, Seller shall execute and deliver or use commercially reasonable efforts to cause to be executed and delivered such other instruments of conveyance and take such other actions as Buyer reasonably may request to more effectively put Buyer in possession of the Conveyed Properties. If any of the Conveyed Properties are incorrectly described in any Assignment, the description shall be corrected upon proof of the proper description.

Section 10.4      Removal of Signs. Notwithstanding anything to the contrary set forth herein, Buyer shall obtain no right, title, interest, license or other right whatsoever to use the word “WildHorse” or any trademarks containing or comprising the foregoing, or any trademark confusingly similar thereto or dilutive thereof (collectively, the “Seller Marks”). Buyer agrees that, as soon as practicable after the Closing, and in any event on or before the thirtieth (30th) day after the Closing, it will cease using the Seller Marks in any manner, directly or indirectly, and remove, strike over or otherwise obliterate all Seller Marks from the Conveyed Properties. The Parties acknowledge and agree (a) because damages would be an inadequate remedy, that Seller shall be entitled to seek specific performance and injunctive relief as remedies for any breach of this Section 10.4, in addition to other remedies available to it at law or in equity, and (b) that the covenant of Buyer set forth in this Section 10.4 shall survive the Closing indefinitely, including following any subsequent transfer of the Conveyed Properties by Buyer, without limitation as to time.

Section 10.5      Recording Documents; Obtaining Customary Post-Closing Consents. Buyer shall be responsible for recording and filing documents associated with the transfer of the Conveyed Properties to it and for all costs and fees associated therewith, including filing the Assignments with appropriate federal, state and local governmental authorities as required by applicable Law. As soon as practicable after recording or filing, Buyer shall furnish Seller with all recording data and evidence of all required filings including filings with the appropriate state counties. Buyer shall also be responsible for obtaining Customary Post-Closing Consents applicable to the transaction contemplated hereunder and all costs and fees associated therewith.

Section 10.6      Use of Oakfield Name. On and after the Closing Date, Buyer will discontinue all use of “Oakfield”, “Oakfield Energy” or “Oakfield Gathering System” alone or in any combination of any words or marks confusingly similar thereto, and will as promptly as possible, but in no event later than ninety (90) days after the Closing Date, eliminate such names from all signs, purchase orders, invoices, sales orders, packaging stock, labels, letterheads, business cards, displays, signs, promotional materials, manuals, shipping documents and other materials for use by Buyer. In addition, Buyer shall, within ninety (90) days of the Closing Date, amend Oakfield’s certificate of formation in proper form for filing with the Secretary of State of the State of Delaware, changing Oakfield’s name to a name not similar to “Oakfield Energy

LLC,” together with all other documentation required to be filed in other jurisdictions where Oakfield is qualified or licensed to do business to reflect such name change.

ARTICLE XI

INDEMNIFICATION

Section 11.1      Buyer’s Indemnity Obligations. If the Closing shall occur, then effective from and after the Closing, subject to the limitations set forth in Section 4.3, this Article XI and otherwise herein, Buyer and its successors and assigns shall be responsible for, shall pay, and will DEFEND, INDEMNIFY and HOLD HARMLESS Seller and its affiliates, and all of its and their respective equity holders, partners, members (excluding, in each case, such equity holders, partners or members that are equity holders, partners or members of Seller or any of its affiliates solely by virtue of their holding publicly traded shares, units or partnership interests), directors, officers, managers, employees, agents and representatives (collectively, the “Seller Indemnified Parties”) from and against any and all obligations, claims, causes of actions, payments, charges, interest assessments, judgments, assessments, liabilities, losses, damages, supplemental environmental projects, penalties, fines, costs and expenses (including any fees of attorneys, experts, consultants, accountants and other professional representatives, and legal or other expenses incurred in connection therewith) and including liabilities, costs, losses and damages for personal injury, illness or death, property damage, contracts claims, torts, investigations, remediation, cleanup, monitoring, reporting or other response to or correction of environmental conditions, or noncompliance with or liability under Laws or otherwise (collectively, “Liabilities”), arising out of, resulting from, based on, associated with, or relating to:

(a)        any breach by Buyer of Buyer’s representations and warranties set forth in this Agreement or in the certificate delivered at Closing pursuant to Section 9.2(a)(iv);

(b)        any breach by Buyer of Buyer’s covenants set forth in this Agreement or in the certificate delivered at Closing pursuant to Section 9.2(a)(iv); and

(c)        the Assumed Liabilities.

Section 11.2      Seller’s Indemnity Obligation. If the Closing shall occur, then effective from and after the Closing, subject to the limitations set forth in Section 4.3, this Article XI and otherwise herein, Seller and its successors and assigns shall be responsible for, shall pay, and will DEFEND, INDEMNIFY and HOLD HARMLESS Buyer and its affiliates, and all of its and their respective equity holders, partners, members (excluding, in each case, such equity holders, partners or members that are equity holders, partners or members of Buyer or any of its affiliates solely by virtue of their holding publicly traded shares, units or partnership interests), directors, officers, managers, employees, agents and representatives (collectively, the “Buyer Indemnified Parties”) from and against any and all Liabilities arising out of, resulting from, based on, associated with, or relating to:

(a)        any breach by Seller of Seller’s representations and warranties set forth in this Agreement or in the certificate delivered at Closing pursuant to Section 9.2(b)(iii);

(b)        any breach by Seller of Seller’s covenants set forth in this Agreement or in the certificate delivered at Closing pursuant to Section 9.2(b)(iii);

(c)        any and all Seller Taxes;

(d)        the Excluded Assets; and

(e)        the Retained Liabilities, provided that Seller shall have no obligation to provide indemnification for Liabilities arising from any Retained Liability for which Buyer has not provided written notice to Seller prior to the expiration of the applicable survival period as set forth in Section 4.3(e), after which time such Retained Liability shall become an Assumed Liability for all purposes hereunder.

Section 11.3    Deductible, Threshold and Cap.

(a)        Notwithstanding anything to the contrary set forth herein, Seller shall not have any obligation or liability for indemnification under Section 11.2(a) (except for breaches of the representations and warranties set forth in Sections 4.1(a), 4.1(b), 4.1(c)(i), 4.1(d), 4.1(f), 4.1(h), 4.1(u)(i), 4.1(u)(ii), and 4.1(u)(vi)) for:

(i)        any individual indemnity claim against Seller under this Article XI, the amount of which does not exceed fifty thousand dollars ($50,000) (the “Indemnity Threshold”);

(ii)        any individual indemnity claim against Seller that exceeds the Indemnity Threshold, unless and until the aggregate of all such individual indemnity claims against Seller that exceed the Indemnity Threshold, exceeds an amount equal to (A) in the case of obligations or liabilities relating to or affecting Properties (other than the Oakfield Interests and the Oakfield Assets), two percent (2%) of the aggregate of the Allocated Values of all Listed Interests and (B) in the case of obligations or liabilities relating to or affecting the Oakfield Interests or the Oakfield Assets, two percent (2%) of the aggregate of the Allocated Values of the Oakfield Assets (provided that if any such obligations or liabilities affect or relate to Seller generally or both (x) Properties (other than the Oakfield Interests or Oakfield Assets), on the one hand, and (y) the Oakfield Interests or Oakfield Assets, on the other hand, the amount of any such obligation or liability shall be allocated between the two deductibles described in the foregoing clauses (A) and (B) pro rata (e.g., based on the proportion that the Purchase Price allocated to the Listed Interests for purposes of clause (A) and the proportion that the Purchase Price allocated to the Oakfield Assets for purposes of clause (B) in each case bears to the total Purchas Price)) (each deductible described in the foregoing clause (A) and clause (B), an “Indemnity Deductible”), and then only with respect to the amount of the indemnity claims against Seller subject to such Indemnity Deductible that exceed such Indemnity Deductible; or

(iii)        aggregate indemnity claims (to the extent recoverable under the foregoing clauses (i) and (ii)) in excess of (A) in the case of obligations or liabilities relating to or affecting (or allocated to, in accordance with clause (ii)) Properties (other than the Oakfield Interests and the Oakfield Assets), fifteen percent (15%) percent of the aggregate of the Allocated Values of all Listed Interests and (B) in the case of obligations or liabilities relating to or affecting (or allocated to, in accordance with clause (ii)) the Oakfield Interests or the Oakfield Assets, fifteen percent (15%) of the aggregate of the Allocated Values of the Oakfield Assets.

Notwithstanding anything to the contrary set forth herein, Seller shall not have any obligation or liability for indemnification under Section 11.2(e) (to the extent relating to clause (a) or clause (g) of the Retained Liabilities definition) or Section 11.2(b) (to the extent relating to Section 10.2(b) or (c)) for any individual indemnity claim asserted against Seller after the date that is six (6) months after the Closing Date pursuant to this Article XI, the amount of which does not exceed ten thousand dollars ($10,000).

(b)        Notwithstanding anything to the contrary set forth herein, for purposes of determining the amount of Liability for which any Party is obligated to indemnify or entitled to indemnity under Section 11.1(a) or Section 11.2(a) (but not for the purpose of determining whether or not a representation or warranty has been breached), qualifiers as to materiality or material adverse effect set forth in any such representation or warranty herein shall be disregarded.

(c)        Notwithstanding anything to the contrary set forth herein, Seller shall not be required to indemnify Buyer under Section 11.2(a) for any Production Tax (or portion thereof) allocable to Buyer under Section 7.1 as a result of a breach by Seller of any representation or warranty set forth in Sections 4.1(f) or 4.1(u)(vi), except to the extent the amount of such Production Tax (or portion thereof) (i) exceeds the amount that would have been due absent such breach or (ii) was taken into account as an increase to the Purchase Price under Section 3.2, 9.1(a) or 10.2, as applicable.

Section 11.4      Notice of Claim for Indemnification.  Each indemnified party hereunder agrees that upon its discovery of facts giving rise to a claim for indemnity under the provisions of this Agreement, including receipt by it of notice of any demand, assertion, action or proceeding, judicial or otherwise by any third party with respect to any matter to which it believes itself to be entitled to indemnity under the provisions of this Agreement, it shall give prompt notice thereof in writing to the indemnifying party, together with a statement of such information regarding any of the foregoing as it shall then have; provided that the failure of any indemnified party to give notice of a claim shall not relieve the indemnifying party of its obligations under this Article XI except to the extent such failure materially prejudices the indemnifying party’s ability to defend against the claim. Such notice shall include a formal demand for indemnification under this Agreement. To the extent a Survival Period is applicable to such claim for indemnity, Buyer must provide any such notice within the Survival Period, otherwise all indemnifications granted by Seller hereunder shall terminate and expire. In the event that the indemnifying party admits its obligation to defend the indemnified party against such claim at the sole cost and expense of the indemnifying party, the indemnified party shall afford the indemnifying party a reasonable opportunity to pay, settle or contest the claim at the indemnifying party’s expense; provided, however, that the indemnifying party shall not, without the written consent of the indemnified party, (a) settle any third party claim or consent to the entry of any judgment with respect thereto which does not include an unconditional written release of the indemnified party from all liability in respect of such third party claim or (b) settle any third party claim or consent to the entry of any judgment with respect thereto in any manner that may materially and adversely affect the indemnified party (other than as a result of money damages covered by the indemnity). With respect to any claim subject to indemnification pursuant to this Article XI or otherwise pursuant to this Agreement, the indemnified party shall use commercially reasonable efforts to cooperate (at the indemnifying party’s sole cost and expense) with the indemnifying party in asserting any defense that may be available to the indemnified party with respect to any such claim.

Section 11.5      Exclusive Remedy.  If the Closing occurs, the indemnity obligations set forth in this Agreement shall be the exclusive remedies for the Parties for the breach of any representation, warranty or covenant set forth in this Agreement or any claim arising out of, resulting from or related to the transactions contemplated hereby, and each Party hereby releases, waives and discharges, and covenants not to sue (and shall cause its affiliates to waive, discharge and covenant not to sue) with respect to, any cause of action not expressly provided for in this Agreement, including claims under state or federal securities Laws and claims available at common law, in equity or by statute, including rescission.

Section 11.6      Extent of Indemnification.  THE INDEMNIFICATION AND ASSUMPTION PROVISIONS PROVIDED FOR IN THIS AGREEMENT SHALL BE APPLICABLE WHETHER OR NOT THE LIABILITIES IN QUESTION AROSE OUT OF OR RESULTED FROM, SOLELY OR IN PART, THE SOLE, ACTIVE, PASSIVE, CONCURRENT OR COMPARATIVE NEGLIGENCE, GROSS NEGLIGENCE, STRICT LIABILITY OR OTHER FAULT OR VIOLATION OF LAW OF OR BY ANY SELLER INDEMNIFIED PARTY OR BUYER INDEMNIFIED PARTY, EXCEPTING ONLY LIABILITIES TO THE EXTENT RESULTING FROM THE WILLFUL MISCONDUCT OF ANY SELLER INDEMNIFIED PARTY OR BUYER INDEMNIFIED PARTY.

Section 11.7      Losses.  In the event a Party is obligated to make payments to the Buyer Indemnified Parties or Seller Indemnified Parties, as the case may be, any such amounts shall be net of any (a) insurance proceeds realized by and paid to any Person in respect of or related to the event, cause or condition giving rise thereto, and (b) amounts actually recovered from third parties with respect to such event, cause or condition giving rise thereto, in any case, after giving effect to any expenditures to obtain such payments and any applicable deductible or retention and resulting retrospective premium adjustment.

Section 11.8      Claimants.  Any claim for indemnity under this Article XI by any current or former affiliate, assignee, stockholder, member, officer, director, employee, agent, lender, advisor, representative, accountant, attorney, or consultant of any Party must be brought and administered by the applicable Party to this Agreement. No indemnified party other than Seller and Buyer shall have any rights against either Seller or Buyer under the terms of this Article XI except as may be exercised on its behalf by Buyer or Seller, as applicable, pursuant to this Article XI. Seller and Buyer may elect to exercise or not exercise indemnification rights under this Article XI on behalf of the other Seller Indemnified Parties and Buyer Indemnified Parties, respectively, affiliated with it in its sole discretion and shall have no liability to any such other indemnified party for any action or inaction under this Section 11.8.

ARTICLE XII

ARBITRATION OF DISPUTED MATTERS

Section 12.1      Arbitration.

(a)        All Disputed Matters shall be determined by arbitration and governed by this Article XII.

(b)        With respect to any Disputed Title Matter, the Parties shall select a mutually agreeable single arbitrator, who shall be a title attorney with at least ten (10) years’ experience in oil and gas titles involving properties in the regional area in which the Conveyed Properties are located, within fifteen (15) days after the Defect Response Date or, if Seller has elected to cure in accordance with this Agreement (including the making of such election following the delivery of a Title Dispute Election), the expiration of the Cure Period, as applicable. With respect to any Disputed Environmental Matter, the Parties shall select a mutually agreeable single arbitrator, who shall be an environmental consultant with at least ten (10) years’ experience, within fifteen (15) days of the Defect Response Date or, if Seller has elected to cure in accordance with this Agreement, the expiration of the Cure Period, as applicable. With respect any Disputed Accounting Matter, the Parties shall select a mutually agreeable single arbitrator, who shall be an accountant at a regionally recognized independent national accounting firm with at least ten (10) years of relevant experience, within fifteen (15) days of the Final Settlement Statement Cut-Off Date. If the Parties have not selected a mutually agreeable arbitrator in accordance with the provisions and deadlines set forth in this Section 12.1(b), then such arbitrator shall be chosen in accordance with the Commercial Arbitration Rules (“Rules”) of the American Arbitration Association (“AAA”) (the arbitrator selected in accordance with this Section 12.1(b), the “Arbitrator”).

(c)        The Arbitrator’s determination shall be made within twenty (20) days after submission of the Disputed Matters to the Arbitrator and shall be binding on and non-appealable by the Parties.

(d)        In making his determination with respect to any Disputed Matter, the Arbitrator shall be bound by the rules set forth in Article III or VI, as applicable, and the other terms hereof and, subject to the foregoing, may consider such other matters as in the opinion of the Arbitrator are necessary to make a proper determination; provided, however, that with respect to any Disputed Matter related to any Title Defect Amount, Title Benefit Amount or Environmental Defect Amount, the Arbitrator shall not award Buyer (or Seller, if applicable) a greater amount than the amount claimed by Buyer (or Seller, if applicable) in its Title Notice or Environmental Notice, as applicable.

(e)        With respect to any Disputed Matter, the Arbitrator shall act as an expert for the limited purpose of determining such specific Disputed Matter, and may not award damages, interest or penalties to either Party with respect to any Disputed Matter. Notwithstanding the immediately preceding sentence, the Arbitrator may, however, award reasonable costs, including attorney fees and fees and expenses associated with the Arbitrator, to the Party determined by the Arbitrator to be the prevailing Party in the arbitration of any Disputed Matter. Within ten (10) days after the Arbitrator delivers written notice to Buyer and

Seller of such award, (A) Buyer shall pay (without duplication) to Seller the amount, if any, so awarded by the Arbitrator to Seller and (B) Seller shall pay (without duplication) to Buyer the amount, if any, so awarded by the Arbitrator to Buyer.

Section 12.2      Location. Any arbitration hearing, legal proceeding or action to enforce arbitration or otherwise shall be held in Houston, Texas, unless another place is determined to be mutually acceptable to the Arbitrator and the Parties.

Section 12.3      Rules. The Arbitrator shall settle all Disputed Matters in accordance with the Rules to the extent such Rules do not conflict with the terms of this Agreement.

Section 12.4      Jurisdiction of Provisions. The Arbitrator shall not have jurisdiction or authority to add to, detract from or alter in any way the provisions of this Agreement. Pending the final decision of the Arbitrator of any Disputed Matter, both Parties will proceed diligently with performance of all contractual obligations, including the payment of all sums not in dispute, required by this Agreement. Notwithstanding the foregoing, the Parties reserve the right to apply to any court of competent jurisdiction for the purpose of obtaining security or other provisional relief to satisfy or effectuate an eventual arbitration award, including attachment and injunctive relief. The commencement of any action for such relief in aid of arbitration shall not constitute a waiver of the right to arbitration nor shall it prejudice in any way the right to proceed to arbitration.

Section 12.5      Written Decision or Award. The written decision or award of the Arbitrator shall be final and binding upon the Parties and the Parties shall abide by and comply with such decision and a judgment may be rendered upon such decision or award in a court of competent jurisdiction. Unless apportioned otherwise by the Arbitrator under Section 12.1 or 12.6, Buyer and Seller shall equally bear the cost of the services and expenses of the Arbitrator and all other costs of the arbitration proceedings.

Section 12.6      Authority of Arbitrator. The Arbitrator shall be authorized to consider only issues that this Agreement expressly requires to be submitted to arbitration. The Arbitrator shall have the authority to determine whether the Arbitrator is authorized by this Agreement to consider a matter submitted for arbitration. If the Arbitrator concludes that he has no such authority, he shall cease consideration of that matter and so notify both Parties. The Arbitrator shall have the authority to equitably apportion the costs and expenses of any arbitration between Buyer and Seller. The Arbitrator shall have no authority to award incidental, indirect, special, consequential (including lost profits or other consequential or business interruption damages or any other damages not measured by actual damages), multiple, statutory, punitive or exemplary damages with respect to any dispute arising under, related to, or in connection with this Agreement, the breach hereof or the transactions contemplated hereby. This limitation of losses and damages shall apply to any arbitration no matter when the proceeding is initiated and shall survive the termination of this Agreement without limit.

ARTICLE XIII

TERMINATION

Section 13.1      Termination. This Agreement and the transactions contemplated hereby may only be terminated on or before the Closing and only:

(a)        by Seller, if the conditions set forth in Section 8.1 are not satisfied (or waived in writing by Seller) as of April 30, 2018 (the “Closing Deadline”); provided, however, Seller shall not be permitted to terminate this Agreement pursuant to this Section 13.1(a) if Seller has breached this Agreement and such breach is the cause of or has resulted in the failure of any condition in Section 8.1 to be satisfied;

(b)        by Buyer, if the conditions set forth in Section 8.2 are not satisfied (or waived in writing by Buyer) as of the Closing Deadline; provided, however, Buyer shall not be permitted to terminate this Agreement pursuant to this Section 13.1(b) if Buyer has breached this Agreement and such breach is the cause of or has resulted in the failure of any condition in Section 8.2 to be satisfied;

(c)        by either Party, in its sole and absolute discretion, upon written notice to the other Party, if, as of the scheduled date of Closing, the sum of (A) the amount determined by reducing (i) the sum of all Title Defect Amounts properly asserted by Buyer in good faith with respect to any Title Defects (excluding any Title Defect Amounts attributable to Title Defects that Seller has cured prior to Closing), by (ii) the amount of all Title Benefit Amounts properly asserted by Seller in good faith with respect to any Title Benefits (to the extent offsetting Title Defects), (B) the amount of all Environmental Defect Amounts properly asserted by Buyer in good faith (excluding any Environmental Defect Amounts attributable to Environmental Defects that Seller has cured prior to Closing), (C) the aggregate Allocated Values of Retained Properties that are retained by Seller at Closing as provided in Section 6.2(a), Section 6.9 or Section 6.10, and (D) the value of Casualty Losses (determined in accordance with Section 6.8) occurring during the Interim Period, equals or exceeds twenty percent (20%) of the Purchase Price; or

(d)        by the mutual written agreement of Buyer and Seller.

Section 13.2      Effect of Termination. Without limiting Seller’s and Buyer’s respective remedies and rights in regard to the Performance Deposit under Section 13.3, in the event of termination of this Agreement by Seller, on the one hand, or Buyer, on the other hand, pursuant to Section 13.1, written notice thereof shall forthwith be given by the terminating Party to the other Party, and this Agreement shall thereupon terminate; provided, however, that (i) Section 3.1, Section 4.2(e), Section 4.4, Section 5.10(b), Section 5.10(f), Section 6.2(b), Section 11.6, this Article XIII and Article XIV will survive the termination of this Agreement and will remain in full force and effect and (ii) subject to Section 13.3, the termination of this Agreement will not relieve any Party from any liability for any breach of this Agreement occurring prior to termination. If this Agreement is terminated as provided herein, all filings, applications and other submissions made to any governmental authority shall, to the extent practicable, be withdrawn from the governmental authority to which they were made.

Section 13.3      Remedies.

(a)        Seller’s Remedies. Notwithstanding anything to the contrary set forth herein, if Seller is entitled to terminate this Agreement pursuant to Section 13.1(a) because of the failure of Buyer to close the transactions contemplated by this Agreement in the instance where, as of the Closing Deadline, (i) all of the conditions precedent to the obligations of Buyer set forth in Section 8.2 (other than those actions or deliveries to occur at Closing or contingent upon the satisfaction of other conditions precedent set forth in Article VIII at Closing) have been met, or waived in writing by Buyer, and (ii) Seller is ready, willing and able to perform its obligations under Section 9.2(b) (a “Buyer Closing Breach”), Seller, as its sole and exclusive remedy, may terminate the Agreement and retain the Performance Deposit, free of any claims by Buyer with respect thereto, as liquidated damages. All other remedies are hereby expressly waived by Seller. IT IS EXPRESSLY STIPULATED BY THE PARTIES THAT THE ACTUAL AMOUNT OF DAMAGES RESULTING FROM SUCH TERMINATION WOULD BE DIFFICULT IF NOT IMPOSSIBLE TO DETERMINE ACCURATELY BECAUSE OF THE UNIQUE NATURE OF THIS AGREEMENT, THE UNIQUE NATURE OF THE OIL AND GAS INTERESTS, THE UNCERTAINTIES OF APPLICABLE COMMODITY MARKETS AND DIFFERENCES OF OPINION WITH RESPECT TO SUCH MATTERS, AND THAT THE LIQUIDATED DAMAGES PROVIDED FOR HEREIN ARE A REASONABLE ESTIMATE BY THE PARTIES OF SUCH DAMAGES UNDER THE CIRCUMSTANCES AND DO NOT CONSTITUTE A PENALTY.

(b)        Buyer’s Remedies. Notwithstanding anything to the contrary set forth herein, if Buyer is entitled to terminate this Agreement pursuant to Section 13.1(b) because of the failure of Seller to close the transactions contemplated by this Agreement in the instance where, as of the Closing Deadline, (i) all of the conditions precedent to the obligations of Seller set forth in Section 8.1 (other than those actions or deliveries to occur at Closing or contingent upon the satisfaction of other conditions precedent set forth in Article VIII at Closing) have been met, or waived in writing by Seller, and (ii) Buyer is ready, willing and able to perform its obligations under Section 9.2(a), Buyer, as its sole and exclusive remedy, may either (A) enforce specific performance of this Agreement or (B) terminate this Agreement and receive back the entirety of the Performance Deposit, free of any claims by Seller with respect thereto (in which case Seller shall promptly return the Performance Deposit to Buyer). All other remedies are hereby expressly waived by Buyer.

(c)        Termination Without Breach. In the event that this Agreement is terminated under Section 13.1 under circumstances other than those described in Section 13.3(a) or (b), Buyer shall be entitled to receive back the entirety of the Performance Deposit, free of any claims by Seller with respect thereto.

Section 13.4      Confidentiality Agreement. The Parties acknowledge and agree that that certain Confidentiality Agreement, dated as of November 21, 2017, by and between WildHorse Resource Development Corporation (an affiliate of Seller) and QEMVII, LLC (the “Confidentiality Agreement”) shall remain in effect following the Execution Date and any termination of this Agreement in accordance with this Article XIII; provided that, if the Closing shall occur, then, except with respect to any portion of the Conveyed Properties not conveyed to Buyer pursuant to the provisions of this Agreement and the Excluded Assets, the Confidentiality

Agreement shall terminate (or the Parties shall cause it to be terminated) as of the Closing and be of no further force and effect thereafter.

ARTICLE XIV

MISCELLANEOUS

Section 14.1      Notices. All notices and communications required or permitted under this Agreement shall be in writing and shall be sufficiently given, effective upon receipt, if (a) personally delivered in writing, (b) mailed by registered or certified mail, postage prepaid, or bonded overnight carrier, (c) sent by electronic mail with a PDF of the notice or other communication attached (with confirmation by the recipient Party) or (d) communicated by facsimile, to the following address for each Party:

Buyer:	Tanos Energy Holdings III, LLC
821 E Southeast Loop 323, Suite 400
Tyler, Texas 75701
Email: Paul.Teske@TanosExp.com
Attention: Paul Teske

and

Tanos Energy Holdings III, LLC
821 E Southeast Loop 323, Suite 400
Tyler, Texas 75701
Email: Mark.Brandon@TanosExp.com
Attention: Mark Brandon

Seller:	WildHorse Resources II, LLC
9805 Katy Freeway, Suite 400
Houston, Texas
Email: Brad.Coffey@wildhorseresources.com
Attention: Brad Coffey

with a copy (which shall not constitute notice) to:

Locke Lord LLP 600 Travis Street, Suite 2800
Houston, Texas 77002
Email: tradney@lockelord.com; hsummerford@lockelord.com
Fax: (713) 223-3717
Attention: Terry L. Radney; Hunter Summerford

Any notice given in accordance herewith shall be deemed to have been given only when delivered to the addressee in person or transmitted by email or facsimile transmission during normal business hours on a Business Day (or if delivered or transmitted after normal business hours on a Business Day or on a day other than a Business Day, then on the next Business Day), or upon actual receipt by the addressee during normal business hours on a Business Day after such notice has either been delivered to an overnight carrier or deposited in the U.S. Mail, as the case may be (or if delivered after normal business hours on a Business Day or on a day other than a Business Day, then on the next Business Day). Any Party may, by written notice so delivered to the other Party in accordance with this Section 14.1, change the address or individual to which delivery of any communication or notice under this Agreement shall be made to such Party.

Section 14.2      Amendments and Severability. No provision of this Agreement may be amended, modified or waived, except by an instrument in writing executed, by Buyer and Seller in the case of amendment or modification, or, in the case of a waiver, by the Party to whom the obligation waived was owed. The invalidity of any one or more provisions of this Agreement shall not affect the validity of this Agreement as a whole, and in case of any such invalidity, this Agreement shall be construed as if the invalid provision had not been included herein.

Section 14.3      Assignment. Except in connection with a 1031 Exchange or in accordance with the last sentence of this Section 14.3, this Agreement may not be assigned by either Party without the prior written consent of the other Party. Notwithstanding any permitted assignment by a Party hereunder, such Party shall not be released from its obligations hereunder without the written consent of the other Party. Notwithstanding the foregoing, (a) Buyer shall have the right to assign this Agreement in whole or in part to an affiliate; provided that (i) such assignee shall expressly assume all of Buyer’s obligations hereunder to the extent of the interest assigned and (ii) such assignment shall not relieve Buyer of any obligations hereunder in the event of the failure of performance by such assignee, and (b) Buyer shall be permitted to assign the right to receive assignment of the Oakfield Interests at Closing to another portfolio company of Quantum Energy Partners, LLC, QEM V, LLC, QEM VI, LLC or QEM VII, LLC (or any fund formed or managed by such Person or any of their respective affiliates) without the consent of Seller.

Section 14.4      Interpretation.

(a)        Headings. The headings of the Articles and Sections of this Agreement are for guidance and convenience of reference only and shall not limit or otherwise affect the interpretation of any of the terms or provisions of this Agreement.

(b)        Construction. Unless the context requires otherwise: (i) the gender (or lack of gender) of all words used in this Agreement includes the masculine, feminine and neuter; (ii) references to Articles, Sections, Annexes, Exhibits and Schedules refer to Articles, Sections, Annexes, Exhibits and Schedules of this Agreement; (iii) references to Laws refer to such Laws as they may be amended from time to time, and references to particular provisions of a Law include any corresponding provisions of any succeeding Law; (iv) references to money refer to legal currency of the United States of America; (v) the word “including” shall mean “including, without limitation”; (vi) all capitalized terms defined herein are equally applicable to both the singular and plural forms of such terms; and (vii) the word “affiliate”, with respect to Buyer, shall only include subsidiaries of Tanos Energy III, LLC and additionally, from and after Closing, Oakfield.

(c)        Exhibits and Schedules. All Annexes, Exhibits and Schedules attached to or referred to in this Agreement are incorporated into and made a part of this Agreement. Any matter which is disclosed on any Schedule in such a way as to make its relevance or applicability to information called for by another Schedule or other Schedules reasonably apparent on the face of such disclosure shall be deemed to be disclosed on such other Schedule or Schedules, as the case may be, notwithstanding the omission of a reference or cross-reference thereto.

(d)        Not to be Construed Against Drafter. The Parties acknowledge that they have had an adequate opportunity to review each and every provision contained in this Agreement and to submit the same to legal counsel for review and comment, including the waivers and indemnities contained herein. Based on said review and consultation, the Parties agree with each and every term contained in this Agreement. Based on the foregoing, the Parties agree that the rule of construction that a contract be construed against the drafter, if any, shall not be applied in the interpretation and construction of this Agreement.

(e)        Time for Performance. This Agreement contains a number of dates and times by which performance or the exercise of rights is due, and the Parties intend that each and every such date and time be the firm and final date and time, as agreed. For this reason, each Party hereby waives and relinquishes any right it might otherwise have to challenge its failure to meet any performance or rights election date applicable to it on the basis that its late action constitutes substantial performance, to require the other Party to show prejudice, or on any equitable grounds. Without limiting the foregoing, time is of the essence in this Agreement. If any time period hereunder expires on, or the date for or deadline for performance of any obligations or delivery of any notice hereunder falls on, a day which is not a Business Day, unless otherwise provided for herein, then the date of expiration of any such time period, or the date for or deadline for performance of any such obligation or delivery of any such notice hereunder, shall be extended to the next Business Day.

Section 14.5      Governing Law. This Agreement and the legal relations between the Parties shall be governed by and construed under the Laws of the State of Texas, excluding any choice of law rules which may direct the application of the Laws of another jurisdiction.

Section 14.6      Announcements. Notwithstanding anything to the contrary in the Confidentiality Agreement, upon the execution and delivery of this Agreement, Buyer may not issue any press releases announcing the transactions contemplated hereby without the prior consent of Seller (provided, however, Buyer may make such disclosures of this Agreement as may be required by applicable Laws or the applicable rules or regulations of any governmental agency or stock exchange, provided, in each case, before making any such disclosure, Buyer shall reasonably consult with Seller).

Section 14.7      Entire Agreement. This Agreement, the Annexes, Exhibits and Schedules hereto, the Transaction Documents and the Confidentiality Agreement shall collectively constitute the entire understanding among the Parties with respect to the subject matter hereof, superseding all negotiations, prior discussions and prior agreements and understandings relating to such subject matter, whether oral or written.

Section 14.8      Waiver of Certain Damages. NOTWITHSTANDING ANYTHING TO THE CONTRARY SET FORTH HEREIN, EXCEPT FOR ANY THIRD PARTY CLAIMS FOR WHICH A PARTY IS ENTITLED TO BE INDEMNIFIED PURSUANT TO SECTION 6.2(b), SECTION 6.10(c), OR ARTICLE XI, EACH OF THE PARTIES EXPRESSLY WAIVES AND RELEASES, ON ITS OWN BEHALF AND ON BEHALF OF ITS AFFILIATES, INDIRECT, SPECIAL, CONSEQUENTIAL, PUNITIVE AND EXEMPLARY DAMAGES AND DAMAGES FOR LOST PROFITS OF ANY KIND OR LOSS OF BUSINESS OPPORTUNITY WITH RESPECT TO ANY DISPUTE ARISING OUT OF, RESULTING FROM, BASED ON, ASSOCIATED WITH, OR RELATING TO, THIS AGREEMENT, THE BREACH HEREOF OR THE TRANSACTIONS CONTEMPLATED HEREBY.

Section 14.9      Parties in Interest. This Agreement shall be binding upon, and shall inure to the benefit of, the Parties and their respective successors and permitted assigns. Except with respect to Sections 6.2(b) and 6.10(c) and Article XI, nothing contained in this Agreement, express or implied, is intended to confer upon any other Person (other than the Parties, and their respective successors and permitted assigns) any benefits, rights or remedies.

Section 14.10      Waiver. Except as set forth in Section 14.2, the failure of a Party to insist on the strict performance of any provision of this Agreement or to exercise any right, power or remedy upon a breach thereof shall not constitute a waiver of any provisions of this Agreement or limit such Party’s right thereafter to enforce any provision or exercise any right.

Section 14.11      Conspicuousness of Provisions. The Parties acknowledge and agree that the provisions contained in this Agreement that are set out in “bold” and/or all capital letters satisfy the requirement of the “express negligence rule” and any other requirement at law or in equity that provisions contained in a contract be conspicuously marked or highlighted.

Section 14.12      Counterparts. This Agreement may be executed by Seller and Buyer in any number of counterparts, each of which shall be deemed an original instrument, but all of which together shall constitute one and the same instrument. Facsimile and electronic (i.e., pdf transmission) signature pages shall constitute original signature pages hereunder.

Section 14.13      Waiver of Jury Trial; Submission to Jurisdiction.

(a)        SUBJECT TO THE PROVISIONS OF ARTICLE XII, THE PARTIES IRREVOCABLY WAIVE, TO THE FULLEST EXTENT PERMITTED BY LAW, ANY AND ALL RIGHT TO A TRIAL BY JURY WITH RESPECT TO ANY ACTION, SUIT OR OTHER LEGAL PROCEEDING BASED ON, RELATED TO, OR ARISING OUT OF (IN WHOLE OR IN ANY PART IN ANY WAY) THIS AGREEMENT (AN “ACTION”).

(b)        SUBJECT TO THE PROVISIONS OF ARTICLE XII, WITH RESPECT TO ANY ACTION, EACH PARTY IRREVOCABLY SUBMITS TO THE JURISDICTION OF THE STATE DISTRICT COURT FOR HARRIS COUNTY, TEXAS OR THE UNITED STATES DISTRICT COURT FOR THE SOUTHERN DISTRICT OF TEXAS, HOUSTON DIVISION, AND HEREBY IRREVOCABLY AGREES THAT ALL CLAIMS IN RESPECT OF SUCH ACTION SHALL BE HEARD AND DETERMINED IN SUCH TEXAS STATE OR

FEDERAL COURT. EACH PARTY HEREBY IRREVOCABLY WAIVES, TO THE FULLEST EXTENT IT MAY EFFECTIVELY DO SO, THE DEFENSES OF LACK OF JURISDICTION, IMPROPER VENUE OR AN INCONVENIENT FORUM TO THE MAINTENANCE OF SUCH ACTION. THE PARTIES FURTHER AGREE, TO THE EXTENT PERMITTED BY LAW, THAT A FINAL AND UNAPPEALABLE JUDGMENT AGAINST ANY OF THEM IN ANY ACTION CONTEMPLATED ABOVE SHALL BE CONCLUSIVE AND MAY BE ENFORCED IN ANY OTHER JURISDICTION BY SUIT ON THE JUDGMENT, A CERTIFIED COPY OF WHICH SHALL BE CONCLUSIVE EVIDENCE OF THE FACT AND AMOUNT OF SUCH JUDGMENT.

Section 14.14  Specific Performance. Each Party hereby acknowledges and agrees that the rights of each Party to consummate the transactions contemplated hereby are special, unique and of extraordinary character and that, if any Party violates or fails or refuses to perform any covenant or agreement made by it herein, the non-breaching Party may be without an adequate remedy at law. If any Party violates or fails or refuses to perform any covenant or agreement made by such Party herein, the non-breaching Party, subject to the terms hereof and in addition to any remedy provided for in this Agreement, may (at any time prior to the valid termination of this Agreement pursuant to Article XIII) institute and prosecute an action in any court of competent jurisdiction to enforce specific performance of such covenant or agreement; provided, however, that this provision shall not be construed to permit Seller to seek or obtain specific performance of Buyer in the context of the failure of Closing to occur.

Section 14.15  No Recourse to Quantum Parties. Notwithstanding anything that may be expressed or implied in this Agreement or any Transaction Document, Seller agrees and acknowledges, for itself and each of the Seller Indemnified Parties, that the Quantum Parties shall not have any obligation or Liability hereunder or thereunder to any Person, and that neither Seller nor any Seller Indemnified Party has any rights of recovery against, or any recourse against, any Quantum Party, in connection with any Liability, claim or cause of action arising out of, or in relation to, this Agreement or the transactions contemplated hereby or any instruments, documents or discussions in connection herewith, whether pursuant to any attempt to pierce the corporate veil, any claims for fraud, negligence or misconduct or any other claims otherwise available or asserted at law or in equity.

Signature Page Follows

IN WITNESS WHEREOF, the Parties have executed this Agreement as of the Execution Date.

SELLER:

WildHorse Resources II, LLC

By: WildHorse Resource Development Corporation, its sole member

By:	/s/ Jay C. Graham
Name: Jay C. Graham
Title: Chief Executive Officer

BUYER:

Tanos Energy Holdings III, LLC

By:	/s/ Mark A. Brandon
Name: Mark A. Brandon
Title: President & CEO

Signature Page to Purchase and Sale Agreement